UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Denbury Resources Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
__________________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
__________________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
__________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
__________________________________________________________________________________________________

(5)	Total fee paid:
__________________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
__________________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
__________________________________________________________________________________________________

(3)	Filing Party:
__________________________________________________________________________________________________

(4)	Date Filed:
__________________________________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, MAY 22, 2013

To our Stockholders:

You are hereby notified that the 2013 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at The Westin Stonebriar Hotel located at 1549 Legacy Drive, Frisco, Texas 75034, at 3:00 P.M. Central Daylight Time (CDT) on Wednesday, May 22, 2013, for the following purposes:

(1)	to elect nine directors, each to serve until their successor is elected and qualified;

(2)	to hold an advisory vote to approve named executive officer compensation;

(3)	to vote on the amendment and restatement of our Employee Stock Purchase Plan to (i) increase the number of reserved shares and (ii) extend the term of the plan;

(4)
to vote on the amendment and restatement of our 2004 Omnibus Stock and Incentive Plan to (i) increase the number of reserved shares, (ii) extend the term of the plan, (iii) amend the performance measures relevant to Internal Revenue Code Section 162(m) qualification, and (iv) make other administrative changes;

(5)	to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2013; and

(6)	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 28, 2013 are entitled to notice of, and to vote at, the annual meeting.

Stockholders of record are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the Internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person.  If your shares are held in street name by a broker, bank or other nominee, please refer to the voting instructions included with these proxy materials for information on the voting methods available to you. If your shares are held in street name by a broker, bank or other nominee, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

By order of the Board of Directors,

Mark C. Allen Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

April 17, 2013

It is important that proxies be returned promptly.  Therefore, stockholders are urged to vote and return their proxy whether or not they expect to attend the annual meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2013:

This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012, are available free of charge at www.proxyvote.com.  Please contact Jack Collins, Executive Director, Investor Relations at (972) 673-2028 for directions to our annual meeting.

DENBURY RESOURCES INC.

Page
Record Date and Common Stock Outstanding	1
Voting of Common Stock	1
Persons Making the Solicitation	2
Business to be Conducted at the Meeting	3
Proposal One: Election of Directors	3
Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation	7
Proposal Three: Approval of the Amendment and Restatement of our Employee Stock Purchase Plan to Increase the Number of Reserved Shares and Extend the Term of the Plan	8
Proposal Four: Approval of the Amendment and Restatement of our 2004 Omnibus Stock and Incentive Plan to Increase the Number of Reserved Shares, Extend the Term of the Plan, Amend the Performance Measures Relevant to Internal Revenue Code Section 162(m) Qualification, and Make Other Administrative Changes	10
Proposal Five: Ratify the Audit Committee's Selection of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2013	16
Governance of the Company	17
Board Meetings, Attendance and Committees	20
Security Ownership of Certain Beneficial Owners and Management	23
Management	26
Executive Compensation	28
Compensation of Directors	52
Equity Compensation Plan Information	54
Stockholder Proposals for our 2014 Annual Meeting of Stockholders	55
Relationship with Independent Accountants	56
Section 16(a) Beneficial Ownership Reporting Compliance	56
Other Matters	56
Appendix A – Amended and Restated Employee Stock Purchase Plan
Appendix B – Amended and Restated 2004 Omnibus Stock and Incentive Plan

i

DENBURY RESOURCES INC.
5320 Legacy Drive
Plano, Texas  75024

Proxy Statement

Annual Meeting of Stockholders
to be held on Wednesday, May 22, 2013

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF DENBURY for use at its annual meeting of stockholders to be held on the 22nd day of May, 2013 at The Westin Stonebriar Hotel located at 1549 Legacy Drive, Frisco, Texas 75034, at 3:00 P.M. Central Daylight Time (CDT), or at any adjournment or postponement thereof.

This proxy statement, proxy card and our 2012 Annual Report to Stockholders are first being mailed on or about April 17, 2013.

RECORD DATE AND COMMON STOCK OUTSTANDING

Our Board of Directors (sometime referred to herein as "our Board" or "the Board") has fixed the record date for the annual meeting as of the close of business on March 28, 2013.  Only Denbury stockholders of record on the record date are entitled to receive notice of and to vote at the meeting.  If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock you held on the record date.  On the record date, there were approximately 373,300,000 shares of Denbury common stock issued and outstanding and entitled to vote at the meeting.

VOTING OF COMMON STOCK

Voting by Stockholders of Record

You are a stockholder of record if your shares are directly held by you and registered in your name with our transfer agent. If you are a stockholder of record, you may vote your shares by marking, signing and dating the proxy card included with this proxy statement and returning the proxy card (a) to us in the enclosed postage-paid envelope, or (b) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order to be valid and acted upon at the annual meeting, your proxy card must be received before 11:59 P.M. Eastern Daylight Time (EDT) on May 21, 2013. You may also vote by touch-tone telephone from the United States by calling 1-800-690-6903, or via the Internet at www.proxyvote.com. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely delivering a valid, later-dated executed proxy card; (ii) timely submitting a proxy with new voting instructions using the telephone or Internet voting system; (iii) delivering a written notice of revocation that is received by our Secretary at 5320 Legacy Drive, Plano, Texas 75024, by 5:00 P.M. Central Daylight Time (CDT) on May 21, 2013; or (iv) voting in person at the meeting by completing a ballot (however, attending the meeting without completing a ballot will not revoke any previously submitted proxy). If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of our Board as discussed below.

Voting by Beneficial Owners

You are considered a beneficial owner of shares held in "street name" if your shares are held by a broker, bank or other nominee (collectively referred to as a "broker") on your behalf. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker who is considered the stockholder of record of those shares. As a beneficial owner of your shares, you are entitled to direct your broker how to vote your shares. You may instruct your broker how to vote by completing the voting instruction form provided to you by your broker with these proxy materials. You may also vote by telephone or through the Internet if your broker makes such methods available, in which case applicable instructions have been provided to you with these proxy materials. You may change your vote by submitting new voting instructions to your broker in accordance with such broker's procedures. Brokers are permitted to vote on discretionary items if they have received instruction from the beneficial owner, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instruction from the beneficial owner. Brokers do not have discretionary voting authority with respect to the following proposals in this proxy statement: Proposal One (the election of directors), Proposal Two (named executive officer compensation), Proposal Three (amending and restating our Employee Stock Purchase Plan), or Proposal Four (amending and restating our 2004 Omnibus Stock and Incentive Plan). Brokers will have discretionary authority in the absence of timely instructions from the beneficial owners for Proposal Five (the ratification of the selection of our independent auditors). As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a written proxy from your broker, bank or other nominee.

Quorum; Required Vote; Treatment of Abstentions and Broker Non-Votes

We must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the annual meeting in order to have a quorum.  Abstentions and broker non-votes are counted as present at the annual meeting for purposes of determining whether a quorum is present. With respect to Proposal One (the election of directors), you will not be allowed to cumulate your votes.  If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card or voting instruction form. In order for a nominee to be elected as director, such nominee must receive the vote of the majority of the votes cast with respect to such nominee. A majority of votes cast means that the number of shares voted “for” a nominee's election must exceed the number of shares voted as “withhold” for such nominee's election. Abstentions and broker non-votes will not be counted as votes cast for purposes of the election of directors. With respect to Proposals Two, Three, Four and Five, a majority of the shares having voting power present in person or represented by proxy at the meeting is required for approval. Abstentions will be included in the vote total on Proposals Two, Three, Four and Five, such abstentions having the same effect on each such proposal as a negative vote; however, broker non-votes, if any, will not be included in the vote total and will not have any effect.

We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy.  You should be aware that if no vote direction is indicated, the shares will be voted FOR Proposal One (election of all of the director nominees); FOR Proposal Two (the advisory, nonbinding approval of named executive officer compensation); FOR Proposal Three (the amendment and restatement of our Employee Stock Purchase Plan); FOR Proposal Four (the amendment and restatement of our 2004 Omnibus Stock and Incentive Plan); and FOR Proposal Five (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm).  Our Board has designated Wieland F. Wettstein and/or Phil Rykhoek to serve as proxies.  We do not know of any matters, other than those matters listed in the Notice of Annual Meeting of Stockholders that will be brought before the meeting.  However, if any other matters are properly presented for action at the meeting, we intend for Wieland F. Wettstein and Phil Rykhoek, and each of them acting singly, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.

PERSONS MAKING THE SOLICITATION

We are soliciting this proxy and will bear all costs incurred in connection with such solicitation for the annual meeting, including those incurred for the preparation, printing and mailing of the proxy materials.  In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication.  If they do so, these individuals will not receive any special compensation for these services.  We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the annual meeting at our expense.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal One:

Election of Directors

General

Our Amended and Restated Bylaws provide that our Board shall consist of a minimum of three and a maximum of fifteen directors.  Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he or she resigns from that position or ceases to be a director by operation of law.  We presently have nine directors (reduced from ten as of January 15, 2013 due to the resignation of Gareth Roberts), all of whom are serving terms that expire at the meeting.  Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the nine nominees listed below as directors.  All nine of these individuals are current members of the Board.  We do not foresee any reason why any of these nominees would become unavailable, but if any of them should, your proxy may be voted for a substitute that is nominated by the Board, or we may reduce the size of our Board accordingly.

Wieland F. Wettstein

Michael L. Beatty

Michael B. Decker

Ronald G. Greene

Gregory L. McMichael

Kevin O. Meyers

Phil Rykhoek

Randy Stein

Laura A. Sugg

The names, ages, Board committee membership(s), period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

Name	Age	Board Committee	Director Since	Principal Occupation
Wieland F. Wettstein, Chairman	63	Audit Committee	1990	President of Finex Financial Corporation Ltd.
Michael L. Beatty	65	Nominating/Corporate Governance Committee	2007	Chairman and Chief Executive Officer of Beatty & Wozniak, P.C.
Michael B. Decker	63	Compensation Committee Reserves and HSE Committee	2007	Principal with Wingate Partners
Ronald G. Greene	64	Reserves and HSE Committee	1995	Principal Stockholder, Officer and Director of Tortuga Investment Corp.
Gregory L. McMichael	64	Audit Committee Compensation Committee Reserves and HSE Committee	2004	Independent Consultant
Kevin O. Meyers	59	Compensation Committee Reserves and HSE Committee	2011	Independent Consultant
Phil Rykhoek	56		2010	President and Chief Executive Officer of Denbury Resources Inc.
Randy Stein	59	Audit Committee Nominating/Corporate Governance Committee	2005	Independent Consultant
Laura A. Sugg	52	Compensation Committee Nominating/Corporate Governance Committee	2012	Independent Consultant

Directors

Our directors bring various skills, experience and insight to our Board.  Our Board of Directors consists of our current CEO (Mr. Rykhoek), a former CEO of a large public oil and gas company (Mr. Greene), a lawyer (Mr. Beatty), two qualified financial experts (Messrs. Wettstein and Stein), a private equity investor and former COO (Mr. Decker), two engineers with executive industry experience (Mr. Meyers and Ms. Sugg), and a former oil and gas analyst (Mr. McMichael).  These Board members were selected in order to give the Board insight from various points of view, all of which relate to various aspects of our business.  The narrative below gives more specific biographical information for each of the Board candidates.

Wieland F. Wettstein has been a director of Denbury since 1990 and Chairman of the Board since May 2008, including between June 2009 and October 2010 when he acted as Co-Chairman of the Board.  Mr. Wettstein was a founding stockholder and director of Denbury, and held the position of Chairman of the Board from its inception to 1995.  Mr. Wettstein is the President of Finex Financial Corporation Ltd., an investment company in Calgary, Alberta which he also controls, a position he has held since November 2003. Prior to that, Mr. Wettstein was Executive Vice President of Finex since its founding in 1987.  Under his leadership, Finex developed into a diversified merchant banking operation with actively managed interests in real estate development, emerging energy companies, participation lending, infrastructure leasing, and venture capital.  Mr. Wettstein has been a director of numerous Canadian public and private companies during the past 25 years and has been a founding shareholder, director, and chairman of several oil and gas companies.  Mr. Wettstein is a Chartered Accountant. Mr. Wettstein's long association with the Company and extensive industry knowledge allow him to provide valuable insights to the Board.  In addition, his financial background, leadership experience and service on the boards of several other oil and gas companies over his career provide him invaluable perspectives in the Board's oversight of the Company's execution of its long-term business strategy.

Michael L. Beatty has been a director of Denbury since December 2007.  Mr. Beatty has been Chairman and Chief Executive Officer of the law firm of Beatty & Wozniak, P.C. located in Denver, Colorado since 1998.  Mr. Beatty began his career at Vinson

& Elkins LLP and later became a professor of law at the University of Idaho before joining the legal department of the Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation.  Mr. Beatty served in a variety of positions with Coastal, ultimately becoming Executive Vice President, General Counsel. Mr. Beatty also served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995.  Mr. Beatty serves on the Board of Directors of MarkWest Energy GP, L.L.C.  Mr. Beatty is a graduate of Harvard Law School.  Mr. Beatty is a National Association of Corporate Directors Board Leadership Fellow. Mr. Beatty's extensive legal background, focused primarily in the oil and gas industry, provides him a wealth of knowledge that he brings to the Board.  Mr. Beatty's experience and background includes significant involvement in political and legislative activities in the oil and gas industry and have provided him an expansive understanding of corporate governance matters.

Michael B. Decker has been a director of Denbury since December 2007.  Mr. Decker has been a principal and partner of Wingate Partners, a Dallas-based private equity investment company, since 1996.  Prior to joining Wingate Partners, Mr. Decker held the position of Chief Operating Officer of the Trammell Crow Company.  He previously was President of Huffco Group, Inc., an energy exploration company.  Mr. Decker currently serves as a board member for Sunrise Oilfield Supply and USA Environment LP.  Mr. Decker has served as a consultant for the Boston Consulting Group and has worked as an investment officer for the World Bank.  Mr. Decker holds an MBA from the Harvard Business School, a Master of Arts from Oxford University, and an Artium Baccalaureatus from Princeton University.  Mr. Decker's educational background and current and past roles provide him with significant financial, managerial and leadership experience.  Mr. Decker has significant experience in the oil and gas industry as well as several other industries, which broadens the perspectives he brings to the Board.

Ronald G. Greene has been a director of Denbury since 1995 and was the Chairman of the Board until 2008.  Mr. Greene was the founder and served as Chairman of the Board and Chief Executive Officer of Renaissance Energy Ltd. from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in August 2000.  Mr. Greene served as a director of Husky Energy, Inc. from August 2000 until April 2003.  He is the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company.  Mr. Greene also served as lead director of WestJet Airlines Ltd. from June 1995 until April 2008, and he has previously served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations.  Mr. Greene has vast experience in the oil and gas industry, including past oversight of, and experience in building and running, a large public oil and gas company.  He has extensive knowledge of Denbury based on his long tenure on the Board, having served 13 years as Denbury's previous Chairman.  This, combined with his leadership experience, has been instrumental in the Board's oversight of the Company's long-term business strategy.

Gregory L. McMichael has been a director of Denbury since December 2004.  Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader — Energy Research of A.G. Edwards, where he was responsible for all of the firm's equity research in the energy sector.  Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, Imhoff, Inc., a regional investment banking firm based in Denver, Colorado, for eight years.  Prior to his employment by Hanifen, he worked directly in the oil and gas industry for 15 years, most recently as Chief Executive Officer of Point Resources Inc, a privately held oil and natural gas exploration and production company.  Mr. McMichael has previously served as a director of Matador Resources Company, Quest Resource Corporation and Admiral Bay Resources Inc.  Mr. McMichael is a National Association of Corporate Directors Board Leadership Fellow. Mr. McMichael's experience in the oil and gas industry, coupled with his service on other boards and experience as an analyst covering the energy sector, provides the Board with broad and extensive analytical perspectives.  Mr. McMichael monitors the oil and gas industry and provides the Board with various analyses of relative industry performance.

Kevin O. Meyers joined Denbury as a director of the Board in July 2011.  Dr. Meyers has 32 years of experience in the oil and gas industry, having retired from ConocoPhillips at the end of 2010.  For the ten years prior to retirement, Dr. Meyers was a senior executive with ConocoPhillips, most recently as Senior Vice President Exploration and Production, Americas.  Prior to that, he was President of ConocoPhillips Canada, President of ConocoPhillips Russia and Caspian Region, and President of ConocoPhillips Alaska.  For the twenty years prior to that, he served in engineering, technical and executive positions with ARCO, last serving as President of ARCO Alaska.  Dr. Meyers holds a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology and bachelor’s degrees in Chemistry and Mathematics from Capital University in Ohio.  Dr. Meyers currently serves on the Board of Directors of Hornbeck Offshore Services, Inc., Precision Drilling Corporation, Bill Barrett Corporation, the World Energy Council and the United States Energy Association.  Dr. Meyers previously served on the Board of Directors of LUKOIL, the Board of Regents of the University of Alaska and the Nature Conservancy of Alaska.  Dr. Meyers’ educational background and extensive industry and technical experience provide the Board with significant insight into the Company’s operations and technical matters.  His leadership experience with large oil and gas companies further broadens the perspectives he brings to the Board.

Phil Rykhoek has been a director since December 2010 and has been the President and Chief Executive Officer of Denbury since June 2009.  Since joining the Company in June 1995 and until June 2009, Mr. Rykhoek served as Chief Financial Officer, last serving as Senior Vice President, Chief Financial Officer, Secretary and Treasurer.  Mr. Rykhoek led the effort to take Denbury public in the United States in 1995 and has been an integral part of senior management for the last 18 years, as the Company has grown from an initial market capitalization of approximately $40 million in 1995 to its current market capitalization of approximately $7 billion. Before joining Denbury in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. (“PFI”), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities.  While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, last as Vice President and Chief Accounting Officer.  Mr. Rykhoek also served as a director of Encore Energy Partners GP LLC between August 2010 and December 2010, and Genesis Energy, L.P. between May 2002 and February 2010.  As Chief Executive Officer of the Company, Mr. Rykhoek is intimately knowledgeable of the day-to-day and strategic operations of the Company, providing the Board with a management perspective.

Randy Stein has been a director of Denbury since January 2005.  Mr. Stein is currently a self-employed business consultant, having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000.  Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver, Colorado tax practice. Mr. Stein served as Audit Committee Chairman, Co-Chairman of the Nominating/Corporate Governance Committee, and a member of the Compensation Committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until it was acquired in 2004.  Mr. Stein is currently a board member and Audit Committee Chairman of Bill Barrett Corporation, a Denver-based public oil and gas company, and also served on the board and audit committee of Koala Corporation, a Denver-based company engaged in the design, production and marketing of family convenience products, from 2001 through 2005.  Mr. Stein's experience in public accounting with a major accounting firm provides our Board with insights into many aspects of the financial reporting and tax issues facing oil and gas companies.  Mr. Stein's background also brings additional financial, accounting and tax expertise to the Board through prior experience as a vice president of taxation for a publicly traded oil and gas company, and an expansive understanding of corporate governance and audit committee matters through his service on other boards.

Laura A. Sugg became a Denbury director in January 2012.  Ms. Sugg currently serves on the Board of Directors of the Williams Companies, Inc. and previously served on the Board of Directors of Mariner Energy Inc., Huber Energy, and Williams Partners L.P.  Ms. Sugg is a retired senior executive of ConocoPhillips, serving over 20 years in diverse roles of increasing responsibility, last serving as President of the Australasia Division.  In this role, Ms. Sugg was in charge of profit and loss and growth for ConocoPhillips’ operations in Australia and East Timor.  Prior to her role as President of the Australasia Division, Ms. Sugg served as ConocoPhillips’ General Manager E&P Human Resources, ConocoPhillips’ midstream executive responsible for the profit and loss, health, safety and environment, and operations for its gas gathering, processing, and fractionation business in the U.S., Canada and Trinidad, and Vice President Worldwide Gas.  Ms. Sugg has a bachelor’s degree in chemical engineering from Oklahoma State University and is a member of the National Association of Corporate Directors.  Ms. Sugg’s background brings extensive industry, operational and technical experience to the Board.  Her experience also extends to human resources, compensation and financial matters, which combined with her leadership experience in a large oil and gas company, exemplifies the diverse perspectives she brings to the Board.

Vote Required

As described above, in order for a nominee to be elected as a director, such nominee must receive the affirmative vote of a majority of the votes cast with respect to such nominee. A majority of votes cast means that the number of shares voted “for” a nominee's election must exceed the number of shares voted as “withhold” for such nominee's election.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors' Recommendation

     Our Board of Directors recommends that stockholders vote FOR election of each of the foregoing director nominees.

Proposal Two:

Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Act requires all public companies to solicit from stockholders a nonbinding vote to approve the compensation of their named executive officers.  At the 2012 Annual Meeting of Stockholders, over 91% of those shares present in person or represented by proxy and entitled to vote were voted in favor of the compensation of the Company’s named executive officers.  In 2011, based on stockholder approval, the Board determined to hold its advisory vote to approve executive compensation annually until the Board determines, or the next frequency vote provides, otherwise.

This proposal, commonly known as a “say-on-pay” proposal, grants stockholders the opportunity to express their views on the compensation of our “named executive officers,” collectively the group of officers consisting of our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers whose compensation is reflected in our Summary Compensation Table contained herein.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this proxy statement.

The Board is asking stockholders to approve, on an advisory basis, the 2012 compensation of our named executive officers, as described in the Compensation Discussion and Analysis of this proxy statement and the compensation tables and narrative which follow, which we urge you to review in voting on this resolution.  Although this vote is nonbinding, the Compensation Committee of our Board values your opinion and will consider the voting results when making future decisions and recommendations about executive compensation.  We always welcome feedback from our stockholders, and to ensure we can receive the benefits of meaningful stockholder input, if you abstain or vote against this proposal, we urge you to write us a letter or send us an email and tell us more specifically about the aspects of our compensation practices to which you object.  Stockholders can communicate directly with members of the Compensation Committee of our Board on these matters by either writing them in care of Denbury Resources Inc., Attention: Compensation Committee, at 5320 Legacy Drive, Plano, Texas 75024, or emailing them at: compensationcommittee@denbury.com.  Your correspondence will be received by the Chairman of the Compensation Committee of the Board with a copy to our Chief Executive Officer and Chief Financial Officer.

As described in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top-level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance.

Vote Required

As described above, the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting will constitute a nonbinding advisory approval of this Proposal Two.

Brokers do not have discretion to vote on this proposal without your instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors’ Recommendation

Our Board of Directors recommends a vote FOR approval of the following advisory, nonbinding resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related disclosures contained in the Company’s 2013 proxy statement, is hereby approved.”

Proposal Three:

Approval of the Amendment and Restatement of our Employee Stock Purchase Plan
to Increase the Number of Reserved Shares and Extend the Term of the Plan

General

In March 2013, our Board adopted, subject to stockholder approval, an amendment and restatement to the Denbury Resources Inc. Employee Stock Purchase Plan (the “ESPP”). The amended and restated ESPP is being submitted to our stockholders to increase the number of shares reserved for use under the ESPP by 2,000,000 shares; extend the term of the ESPP by ten years to August 2025; and upon a Participant's death, eliminate the one-year holding period for shares acquired under the ESPP. Capitalized terms used in this Proposal Three and not otherwise defined have the meanings set forth in the ESPP.

Our Board believes that the ESPP is an integral part of our overall compensation plan and further believes the ESPP helps to (i) align the interests of our employees and our stockholders and (ii) recruit and retain employees. See also Executive Compensation – Compensation Discussion and Analysis – Perquisites and Other Benefits.

Our Board recommends that stockholders approve the amended and restated ESPP.

Summary of Material Terms

The following summary of the material terms of the ESPP is qualified in its entirety by reference to the complete text of the amended and restated ESPP, which is set forth in Appendix A to this proxy statement.

The ESPP is a broad-based plan that allows most of our employees to purchase shares of our common stock and provides for a matching contribution by the Company on a portion of those purchases. All of our full-time employees and the full-time employees of our subsidiaries, at the beginning of an offering period, are eligible to participate. Employees must also be actively employed on the last day of the offering period to purchase shares under the ESPP. Participation in the ESPP is voluntary. As of March 31, 2013, approximately 1,401 employees were eligible to participate, including all of our named executive officers, and 1,107 employees were actually participating in the ESPP, including all of our named executive officers.

The ESPP, as currently administered, provides four separate three-month offering periods per year, beginning on January 1, April 1, July 1 and October 1. Eligible employees are not required to participate in any offering period but may participate in any or all offering periods. Eligible employees fund their purchases through voluntary payroll deductions or cash payments that accumulate, without interest, over each offering period. An employee may elect to make payroll deductions up to 10% of his or her base salary. At the end of each offering period, the Company will contribute an amount equal to 75% of the employee's contributions and convert the combined funds into shares of our common stock for the account of the employee. We also pay the income tax on the matching contribution for employees that are in a certain salary grade or “tier,” which usually consists of first-line personnel and entry-level positions (the “tax bonus”). The purchase price of our common stock is equal to the average of the fair market value of the shares on each of the ten trading dates immediately preceding the last day of the offering period. The fair market value of the shares on a given date is the closing price of such shares as reported by the New York Stock Exchange, or reported on such other exchange, as it may from time to time be reported, on such date. Shares purchased under the ESPP have the same voting, dividend and other rights as all other shares of our common stock.

Either authorized and unissued shares or treasury shares may be made subject to purchase under the ESPP, at the sole and absolute discretion of our Board. Once purchased, the shares are subject to transfer restrictions and cannot be transferred for one year, during which time the shares are held by the transfer agent on behalf of the employee and after which time the employee may sell the shares at his or her discretion. If an employee is terminated for any reason prior to the end of the offering period or makes an election to withdraw during the offering period, any contributions made by such employee during the quarter are refunded, without interest, and such employee does not receive a matching contribution.

The ESPP is administered by the Compensation Committee of the Board (the “Compensation Committee”), which is currently comprised of Messrs. McMichael, Decker and Meyers and Ms. Sugg. In the event of any stock dividend, stock split, recapitalization, or other change in the capital structure of the Company, the Compensation Committee will make appropriate adjustments in the number and kind of shares subject to the ESPP, the maximum number of shares that may be delivered under the ESPP, the selling price of our common stock under the ESPP and any other relevant provision of the ESPP. The Board may, at any time, amend the ESPP in any respect.

Proposed Amendments

Proposal Three requests stockholder approval of the amended and restated ESPP previously approved by our Board. The amended and restated ESPP increases the number of shares reserved for use under the ESPP by 2,000,000; extends the term of the ESPP from August 2015 to August 2025; and upon a Participant's death, eliminates the one-year holding period for shares acquired by that Participant under the ESPP. Without stockholder approval of the ESPP, there are 261,220 shares remaining for future purchases by employees under the ESPP as of March 31, 2013. Once those remaining available shares are issued, we would effectively be required to terminate the ESPP and any employee contributions that remain would be refunded to employees. If stockholders approve this Proposal Three, the total number of shares reserved under the ESPP will increase from 9,900,000 to 11,900,000, leaving 2,261,220 shares available for future issuance (based on shares issued under the plan as of March 31, 2013). We anticipate that these additional shares will provide our ESPP with adequate shares through at least the first quarter of 2015.

In addition, the amended and restated ESPP eliminates the one-year holding period for shares in the event of a participant's death. Elimination of the one-year holding period for deceased participants will allow their stock accounts to be distributed immediately following their death in accordance with their beneficiary designations.

Federal Income Tax Consequences

The following is a general summary of the U.S. federal income tax consequences to us and participants in the ESPP. This discussion is intended solely for general information for stockholders considering how to vote with respect to Proposal Three and not as tax guidance to participants in the ESPP. This discussion does not address state, local or foreign income tax rules or other U.S. tax provisions such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the ESPP. In addition, federal income tax laws and regulations may be changed from time to time.

Participant contributions are made with “after-tax” dollars, such that all amounts elected to be transferred to the ESPP for any offering period will continue to be reflected as ordinary taxable wage income to the participant as and when such amounts would otherwise have been paid to the participant but for the election to contribute such amounts to the ESPP. In addition, all matching contributions (and tax bonus, if any) credited to a participant's payroll deduction account will be fully taxable to the participant as supplemental wages on the exercise date. We will withhold from the participant's wages on each pay day during the offering period, the pro-rata portion of the estimated employment taxes and withholdings applicable with respect to the projected matching contributions (less a corresponding pro-rata portion of the projected tax bonus, if any) for such offering period. We are entitled to a deduction for matching contributions and tax bonus (if any) credited to each participant's payroll deduction account and not forfeited or returned to us but used to purchase shares of our common stock for the participant.

Upon a participant's sale or exchange of the shares in a taxable transaction, since that sale will take place at least 12 months after the participant's purchase of the shares, the transaction will be taxed as long-term capital gain (or loss) in an amount by which the amount realized in the sale or exchange exceeds (or is less than) the fair market value of the shares on the date of exercise.

We intend that no option, grant, matching contribution, tax bonus or issuance of shares will be “deferred compensation” subject to Section 409A of the Internal Revenue Code (the "Code"). To the extent that any award under the Purchase Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Code Section 409A, we intend that the terms and administration of such award will comply with the provisions of such section, applicable Internal Revenue Service guidance and good faith reasonable interpretations thereof.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the annual meeting of shareholders (assuming a quorum is present) is required for approval of the amended and restated ESPP. In addition, under the New York Stock Exchange (“NYSE”) rules, the total number of votes cast must represent a majority of the outstanding shares entitled to vote on the proposal. For purposes of the NYSE rules, abstentions are treated as votes cast and, therefore, will have the same effect as an “against” vote. Broker non-votes are also considered entitled to vote, having the practical effect of increasing the number of affirmative votes required to achieve a majority of the shares entitled to vote.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” this Proposal Three.

Board of Directors' Recommendation

Our Board of Directors believes that the ESPP is an integral part of our overall compensation plan and recommends that you vote FOR Proposal Three.

Proposal Four:

Approval of the Amendment and Restatement of our 2004 Omnibus Stock and Incentive Plan
to Increase the Number of Reserved Shares, Extend the Term of the Plan, Amend the Performance Measures Relevant to Internal Revenue Code Section 162(m) Qualification, and Make Other Administrative Changes

General

In March 2013, our Board approved, subject to stockholder approval, an amended and restated Denbury Resources Inc. 2004 Omnibus Stock and Incentive Plan (the “2004 Incentive Plan”). The Board is proposing this amended and restated 2004 Incentive Plan to our stockholders for their approval, which includes the following changes: (1) an increase in the number of shares that may be issued under the 2004 Incentive Plan by 5,000,000 shares; (2) an extension of the term of the 2004 Incentive Plan by ten years until May 2024; (3) changes to the performance measures for grants and awards made to certain participants under the 2004 Incentive Plan in order to accommodate a wider range of performance-based compensation measures usable by the Compensation Committee in setting performance targets that are also eligible for deductibility under Code Section 162(m) of compensation paid to covered employees; and (4) other administrative changes to the 2004 Incentive Plan. Capitalized terms used in this Proposal Four and not otherwise defined herein have the meanings set forth in the 2004 Incentive Plan.

We desire to maintain our ability to deduct for federal income tax purposes the value of awards granted pursuant to the 2004 Incentive Plan pursuant to Code Section 162(m). The 2004 Incentive Plan is intended to qualify for exemption from the deduction limitations of Code Section 162(m) by providing “performance-based compensation” to “covered employees” within the meaning of Code Section 162(m). Under Code Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and our three other most highly compensated officers (other than our principal financial officer) (“Covered Employees”) as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Code Section 162(m). In addition to certain other requirements, in order for awards under the 2004 Incentive Plan to constitute “performance-based compensation,” the material terms of the 2004 Incentive Plan must be disclosed to and approved by our stockholders.

The Board considers the 2004 Incentive Plan an integral part of our overall compensation plan and necessary for us to retain and attract personnel in our highly competitive industry. The Board believes the 2004 Incentive Plan (1) allows us to utilize different forms of compensation awards to attract, retain and reward eligible employees and (2) strengthens the mutuality of interests between employees and stockholders.

The Board recommends that stockholders approve the amended and restated 2004 Incentive Plan.

Summary of Material Terms

The following summary of the material terms of the 2004 Incentive Plan is qualified in its entirety by reference to the complete text of the 2004 Incentive Plan, which is set forth in Appendix B to this Proxy Statement.

The 2004 Incentive Plan is administered by the independent directors of the Compensation Committee of the Board (the “Compensation Committee”), which include Messrs. McMichael, Decker and Meyers and Ms. Sugg. The 2004 Incentive Plan permits grants of non-qualified or incentive stock options (collectively, “stock options”), stock appreciation rights (“SARs”), restricted stock awards (which may include deferred stock units and restricted stock units) and performance awards to our officers, directors and full-time employees and the officers, directors and full-time employees of our Subsidiaries. As of March 31, 2013, approximately 1,475 employees, including our named executive officers, and eight non-employee directors were eligible to participate in the 2004 Incentive Plan. As of March 31, 2013, 1,408 employees, including all of our named executive officers, and eight non-employee directors were actually participating in the 2004 Incentive Plan. We may grant restricted stock awards (which may include deferred stock units and restricted stock units) and performance awards covering 22,200,000 shares pursuant to the 2004 Incentive Plan, or 27,200,000 shares if this Proposal Four is approved.

Stock Options and Stock Appreciation Rights

The term, vesting and exercisability of stock options and SARs granted under the 2004 Incentive Plan are determined by the Compensation Committee. SARs give a participant the right to receive the appreciation in the fair market value of the award between the grant date and the exercise date payable in shares of common stock (having a fair market value equal to the appreciation in value) less the minimum obligation for federal and state withholding taxes with respect to such exercise. All options and SARs vest immediately upon a holder's death or Disability or upon a Change in Control. All options and SARs also fully vest upon a participant's Retirement Vesting Date provided that such date is at least one year following the date of grant. Unless otherwise provided in the award agreement, stock options and SARs terminate at the earliest of the following events:

•	the 90th day following the holder's separation from the Company except for death, Disability or for Cause;

•	immediately upon Separation as a result of a discharge for Cause;

•	on the one-year anniversary of a Separation by reason of death or Disability;

•	in the case of a 10% Person, on the five-year anniversary of the date of grant; or

•	on the ten-year anniversary of the date of grant, except that awards granted after 2009 were issued with a seven-year term.

The option price is determined by the Compensation Committee but must not be less than 100% of the fair market value per share on the date of grant; provided that in the case of an incentive stock option granted to a 10% Person, the option price may not be less than 110% of the fair market value per share on the date of grant. Fair market value is based on the closing price per share on the applicable date or the most recent closing price, as applicable.

Options under the 2004 Incentive Plan are not transferable except by will or descent; however, the holder may file a beneficiary designation with the administrator of the 2004 Incentive Plan. Unless otherwise stated in the option agreement, the Compensation Committee may also, in its sole discretion, cancel any unexercised vested options to the extent a Transaction occurs. Beginning January 1, 2006, we decided to issue stock-settled SARs instead of stock options because SARs are less dilutive to our stockholders while providing employees essentially the same economic benefits as stock options.

Restricted Stock Awards

The 2004 Incentive Plan also permits the grant of restricted stock awards (which may include deferred stock units and restricted stock units). Grants of shares of restricted stock are subject to such terms, conditions, restrictions or limitations as the Compensation Committee deems appropriate, including the determination of the person entitled to vote the restricted shares and the right to receive restricted share distributions. Generally, restrictions on restricted shares lapse over the period selected by the Compensation Committee, provided that the length of the period over which the restrictions lapse on restricted shares awarded to our corporate officers is not less than three years for restricted share awards that are not performance based and one year for restricted share awards that are performance based. Restricted stock awards (other than those granted as performance awards) fully vest upon a participant's Retirement Vesting Date provided that such date is at least one year following the date of grant.

The 2004 Incentive Plan gives the Compensation Committee the discretion to accelerate the date on which restrictions lapse with regard to restricted shares that comprise five percent or less of reserved shares under the 2004 Incentive Plan. During the restricted period, the certificates issued in the name of the holder representing the stock award will bear a restrictive legend and will be held by the transfer agent, together with any dividends or distributions thereon if applicable, and will remain a general asset of the Company until the conclusion of the restricted period.

The terms and conditions of deferred stock units and restricted stock units are included in the award agreement. An eligible person will have no voting rights with respect to such awards. Such awards will be subject to forfeiture until fully vested and any performance measures have been satisfied. The Compensation Committee has discretion to accelerate vesting of such awards if it determines that such action is appropriate and consistent with the requirements of the Code Section 409A. Deferred stock units will have dividend rights as provided under the Denbury Resources, Inc. Director Deferred Compensation Plan.

Performance Awards

The 2004 Incentive Plan allows for the grant of performance awards. A performance award will be granted based on Performance Measures selected by the Compensation Committee, and such Performance Measures (further described below) and the duration of any performance period (which must not be less than one year) may differ with respect each individual or with respect to separate awards to one individual.

A performance award may be payable in cash, stock or a combination of cash and stock, but the cash portion paid to any person may not exceed $2,000,000 during any plan year. A performance award will not be paid prior to satisfaction of the Performance Measures, but may be accelerated upon the death or Disability of the employee or as a result of a Change in Control. If an award is accelerated for the above events, payment will be made no later than March 15 of the calendar year following the end of the taxable year during which the event occurred. If acceleration occurs prior to the satisfaction of the Performance Measures, the award will not be exempt from Code Section 162(m). Performance awards will vest upon a participant's Retirement Vesting Date as provided in the award agreement.

Change in Control

Unless expressly provided to the contrary in an award, such award will fully vest upon a Change in Control, and the Compensation Committee, in its sole discretion, may cash out any such award for the Change in Control Price. Notwithstanding the foregoing provisions, if a holder's Separation is for a reason other than for Cause, and occurs not more than 90 days prior to the date on which a Change in Control occurs, for purposes of awards, such termination will be deemed to have occurred immediately following a Change in Control.

Under no circumstances does a change in the constitution of the board of directors or managers of any Subsidiary, a change in the beneficial ownership of any Subsidiary, the merger or consolidation of a Subsidiary with any other entity, the sale of all or substantially all of the assets of any Subsidiary or the liquidation or dissolution of any Subsidiary constitute a Change in Control under the 2004 Incentive Plan.

Federal Income Tax Consequences

The following is a general summary of the U.S. federal income tax consequences to the Company and participants in the 2004 Incentive Plan. This discussion is intended solely for general information of stockholders considering how to vote with respect to Proposal Four and not as tax guidance to participants in the 2004 Incentive Plan. This discussion does not address state, local or foreign income tax rules or other U.S. tax provisions such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the 2004 Incentive Plan. In addition, federal income tax laws and regulations may be changed from time to time.

The grant of an option or SAR will result in no tax consequences for the participant or the Company. The participant will experience no tax consequences upon the exercise of an incentive stock option except that alternative minimum tax may apply. Upon the exercise of an option other than an incentive stock option, a participant must generally recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding period, the participant must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in only capital gain or loss. Other awards under the 2004 Incentive Plan generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or at the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, we will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, SAR, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Code Section 162(m) generally allows us to obtain tax deductions without limit for performance-based compensation. We intend that performance awards granted under the 2004 Incentive Plan continue to qualify as performance-based compensation not subject to the cap under Code Section 162(m). A number of requirements must be met for such compensation to qualify, and there cannot be full assurance that such compensation under the 2004 Incentive Plan will be fully deductible under all circumstances. Further, not all awards under the 2004 Incentive Plan will constitute performance awards under Code Section 162(m). As such, not all compensation paid to executive officers in conjunction with such awards may be deductible.

Reasons for Proposed Amendments

This Proposal Four requests stockholder approval of the amended and restated 2004 Incentive Plan previously approved by our Board, which (1) increases the number of shares available under the 2004 Incentive Plan by 5,000,000 shares, (2) extends the term of the 2004 Incentive Plan by ten years from May 2014 to May 2024, (3) changes the performance measures for grants and awards made to certain participants under the 2004 Incentive Plan in order to accommodate a wider range of performance-based compensation measures usable by the Compensation Committee in setting performance targets that are also eligible for deductibility under Code Section 162(m) of compensation paid to covered employees; and (4) includes other administrative changes to the 2004 Incentive Plan.

Share Increase

When the Incentive Plan was adopted in May 2004, a total of 10,000,000 shares of common stock were reserved for issuance under the Incentive Plan, of which 5,500,000 aggregate shares could be issued in the form of restricted stock awards or performance awards. In May 2007, stockholders approved an increase to the number of shares under the Incentive Plan, from 10,000,000 to 14,000,000 shares, of which 6,700,000 shares could be issued in the form of restricted stock awards or performance awards. In May 2009, stockholders approved an increase to the number of shares under the Incentive Plan, from 14,000,000 to 21,500,000 shares, and the aggregate shares that could be issued as restricted stock or performance awards increased to 14,200,000 shares. In May 2010, stockholders approved a further increase to the number of shares under the Incentive Plan, from 21,500,000 to 29,500,000 shares, and the aggregate shares that could be issued as restricted stock or performance awards increased to 22,200,000 shares. If the stockholders approve this Proposal Four, the maximum shares available for issuance under the Incentive Plan will increase to 34,500,000 shares, and the aggregate shares that could be issued as restricted stock awards or performance awards will increase to 27,200,000 shares. We are not allocating the additional requested shares between SARs, restricted stock awards or performance awards to provide more flexibility to the Compensation Committee to set overall compensation packages.
Since May 12, 2004, the effective date of the 2004 Incentive Plan, the following activity has taken place, assuming this proposal to increase the total number of shares available under the 2004 Incentive Plan is approved:

Shares Available For Future Grants
Shares available and reserved at inception – May 12, 2004	10,000,000
Increase available reserved shares – May 2007	4,000,000
Increase available reserved shares – May 2009	7,500,000
Increase available reserved shares – May 2010	8,000,000
Stock options and SARs granted, net of cancellations	(10,687,366)
Restricted stock granted, net of cancellations	(11,218,322)
Deferred stock units	(8,040)
Performance shares issued	(1,149,332)
Performance share awards outstanding (at maximum level)	(1,011,730)
Shares available – March 31, 2013	5,425,210
Requested shares under Proposal Four	5,000,000
Shares available after authorized increase	10,425,210

Term Extension

Without stockholder approval of the proposed term extension, the 2004 Incentive Plan will expire on May 12, 2014, except with respect to awards then outstanding.

Performance Criteria and Performance Awards

The Compensation Committee may use any measures of performance described below it deems appropriate in establishing performance conditions and may exercise its discretion, to the extent such discretion does not violate applicable law, to decrease the amounts payable under any award based on such conditions. If an eligible person is a Covered Employee, and the Compensation Committee determines that the contemplated award should qualify as “performance-based compensation” under Code Section 162(m), then the grant and/or settlement of such award will be contingent upon achievement of one or more pre-established performance measures based on business criteria set forth below (a “performance award”).

The performance measures that the Compensation Committee may use to set performance goals include any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to one or more of its subsidiaries or business segments, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or adjusted basis relative to a pre-established target, to results over a previous period or to a designated comparison group, in each case as specified by the Compensation Committee in an award: (i) finding costs of oil and gas reserves; (ii) volumes of oil and gas reserves or adjusted reserves or changes therein; (iii) percentage of production or reserves replaced; (iv) production volumes, production per share, debt adjusted reserve or production growth per share or other production measures (including, but not limited to, adjusted production or production exit rate); (v) lease operating cost ("LOE") measures, or adjusted LOE measures; (vi) general and administrative ("G&A") expense or adjusted G&A measures or changes therein; (vii) net asset value ("NAV"), NAV per share, PV10 value or changes therein; (viii) return on assets, return on net assets, return on investments or capital efficiency; (ix) revenues or oil and gas sales or changes therein; (x) operating cost measures or reductions; (xi) cash flow measures (including, but not limited to, operating cash flow, adjusted cash flow, cash flow before working capital changes, net cash flow or an increase in free cash flow); (xii) earnings (including net income, adjusted net income, income before interest and taxes, income before taxes, EBITDA or EBITDAX); (xiii) basic or diluted earnings or cash flow per share, or growth in earnings or earnings per share; (xiv) stock price or change in stock price; (xv) return on equity or average shareholders' equity; (xvi) total shareholder return or shareholder value and changes therein or changes relative to the average or ranking of a peer group or equity market index; (xvii) return on capital or change in working capital or return on capital employed; (xviii) operating income or net operating income; (xix) health, safety and environmental performance; or (xx) the implementation or completion of critical projects, but shall not include remaining in the employ of the Company for a specified period of time.  With respect to any award that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m), the performance criteria must be performance measures, and the Compensation Committee will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the Compensation Committee to exercise discretion to reduce payment amounts following the conclusion of the performance period).

Maximum Amounts of Compensation

Consistent with certain provisions of the Code, there are restrictions providing for a maximum number of shares of common stock that may be granted in any one year to a Covered Employee and a maximum amount of compensation payable as an award under the 2004 Incentive Plan to a Covered Employee. No Covered Employee shall be eligible for a grant during a single plan year of an award under the 2004 Incentive Plan with respect to, or measured by, more than 500,000 shares. The Compensation Committee's grant of “performance awards” under the 2004 Incentive Plan may, in its sole discretion, be made in common shares or in cash, or in a combination of common shares and cash, but the cash portion of such award granted during any one plan year to any person may not exceed $2,000,000.

Eligibility

Our employees who customarily work a minimum of thirty (30) hours per week and our non-employee directors are eligible to receive awards under the 2004 Incentive Plan. Although Code Section 162(m) only limits the deductibility for compensation paid to a Covered Employee who is employed as of the end of the year, we may apply the performance goals described below to other senior officers in the event that any of them could be deemed to be a Covered Employee under Code Section 162(m) during the time that they hold the performance award.

Reasons for the Requested Approval

With the ongoing volatility in the markets and our continued growth, it is difficult to forecast how many shares we will need each year. We anticipate that the 5,000,000 additional shares provide the 2004 Incentive Plan with adequate shares through at least the first quarter of 2015. In determining the amount of additional shares to be added to the 2004 Incentive Plan, the Compensation Committee and the Board considered the historical amounts of equity awards that we have granted in the past three years. In fiscal years 2010, 2011 and 2012, we granted the following equity awards under the 2004 Incentive Plan:

Grant Year	Restricted Stock	SARs	Performance Stock (1)	Total Shareholder Return Award (TSR) (2)	Total
2010	1,382,467	3,444,494	331,331	—	5,158,292	(3)
2011	1,134,627	1,507,992	120,191	—	2,762,810
2012	1,909,739	1,066,294	136,262	86,917	3,199,212

(1) Represents the number of shares of Denbury common stock issued on the vesting date.
(2) Represents the target number of shares granted. These awards have not vested.

(3) This amount was larger in 2010 compared to other years mainly due to the acquisition of Encore Acquisition Company in 2010.

In determining the amount of additional shares to be added to the 2004 Incentive Plan, the Compensation Committee and the Board also considered the total amount of awards outstanding under existing grants. As of March 31, 2013, there were 8,915,942 stock options and SARs outstanding under the 2004 Incentive Plan with exercise prices ranging from $6.49 to $38.58 per option or SAR, a weighted average exercise price of $16.68 per share and a weighted average remaining term of 4.1 years, and 8,040 deferred stock units outstanding. Also, as of March 31, 2013, there were a total of 3,995,728 unvested restricted shares outstanding and 1,011,730 unvested performance stock awards (which include Performance-Based Operational Awards and Performance-Based TSR Awards) at the maximum level. At the same date, the closing price of our common stock on the NYSE was $18.65 per share.

In addition to share awards outstanding under the 2004 Incentive Plan, there are share awards that remain outstanding under our previous Employee Stock Option Plan and the 2008 Encore Incentive Plan. As of March 31, 2013, in the aggregate for all plans (including the 2004 Incentive Plan) there were a total of 10,343,728 stock options and SARs outstanding, with exercise prices ranging from $3.4125 to $38.58 per option or SAR, a weighted average exercise price of $15.17 per share and a weighted average remaining term of 3.8 years, and 8,040 deferred stock units outstanding. Also, as of March 31, 2013, there were a total of 4,022,232 unvested restricted shares outstanding, including those issued under the 2004 Incentive Plan, and 1,011,730 unvested performance stock awards (which include Performance-Based Operational Awards and Performance-Based TSR Awards) at the maximum level. Accordingly, our 15,385,730 outstanding awards (commonly referred to as the “overhang”) represent approximately 4.1% of our outstanding shares.

We believe that our success could not have been achieved without the efforts of our employees and management. The demand and competition for qualified personnel in the oil and natural gas industry remains high, and without a strong retention program, it would be extremely difficult to retain qualified personnel. We believe that the retention incentives created by awards under our 2004 Incentive Plan, including our practice of granting such awards that vest over four years to new employees, together with additional grants every year, such that each employee will have three-to-four years of potential awards vesting at all times, have been significant factors in our success to date and our low turnover rate. We grant equity awards to all of our employees, officers and directors and these long-term incentive awards are a vital element of their compensation. We believe these awards are necessary to recruit and retain our employees, our most valuable asset, and to remain competitive in our industry (see Executive Compensation – Compensation Discussion and Analysis for a more detailed discussion of our compensation practices).

In addition to the retention benefits of the equity awards, we use these awards to attract new employees. We believe that these equity awards are necessary in order to attract qualified personnel for our growth plan in this competitive marketplace. We have increased our employee count by 72.5% between December 31, 2009 and December 31, 2012, largely due to the acquisition of Encore Acquisition Company in 2010, and our turnover rate averaged only 4.5% per year, excluding involuntary terminations, during that same period. Without stockholder approval of the 2004 Incentive Plan, the plan will expire on May 12, 2014, except with respect to awards then outstanding, and we will be forced to either eliminate long-term employee awards or replace them with cash compensation. If we eliminate long-term awards, it will likely significantly increase employee turnover and diminish our ability to attract new employees. If we instead pay compensation in cash, the amount of capital that we have available to reinvest in our growth will be reduced. We believe that both of these alternatives may reduce stockholder value.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the annual meeting of shareholders (assuming a quorum is present) is required for approval of the amended and restated ESPP. In addition, under the NYSE rules, the total number of votes cast must represent a majority of the outstanding shares entitled to vote on the proposal. For purposes of the NYSE rules, abstentions are treated as votes cast and, therefore, will have the same effect as an “against” vote. Broker non-votes are also considered entitled to vote, having the practical effect of increasing the number of affirmative votes required to achieve a majority of the shares entitled to vote.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” this Proposal Four.

Board Recommendation

Our Board believes that the 2004 Incentive Plan is an integral part of our overall compensation plan and necessary for us to retain and attract personnel in our highly competitive industry and as such approved the amended and restated 2004 Incentive Plan. The Board recommends that you vote FOR Proposal Four.

Proposal Five:

Ratify the Audit Committee's Selection of PricewaterhouseCoopers LLP as the Company's
Independent Registered Public Accounting Firm for 2013

PricewaterhouseCoopers LLP has been our independent registered public accounting firm for each of the last nine years.  It is the recommendation of our Audit Committee to appoint them to serve as the independent registered public accounting firm of the Company until the next annual meeting of the stockholders and to authorize the Audit Committee to approve their remuneration as such.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company's independent registered public accounting firm.  The stockholders' ratification of the Audit Committee's selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change independent registered public accounting firms at any time. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, available to answer questions, and afforded an opportunity to make a statement, if desired.

Board of Directors' Recommendation

Our Board of Directors recommends that stockholders vote FOR the ratification of the Audit Committee's selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

GOVERNANCE OF THE COMPANY

The business, properties and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board.  The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company. Other than involvement by the Company's Chief Executive Officer, the Board is not involved in day-to-day operations of the Company.  Board members keep informed of the Company's business by participating in Board meetings, attending committee meetings for committees on which they serve, reviewing regularly provided analyses and reports, and engaging in thorough discussions with the Chief Executive Officer and other officers of the Company.

Board Leadership Structure

Currently, Wieland F. Wettstein serves as Chairman of our Board and Phil Rykhoek serves as our Chief Executive Officer. The separation of the positions of Chief Executive Officer and Chairman of the Board allows for our Chief Executive Officer to focus on the day-to-day leadership and performance of the Company and our Chairman of the Board to lead the Board in its fundamental role of providing advice and oversight to management. The Board recognizes that no single leadership structure is right for all companies, and depending on the circumstances, other leadership structures might be appropriate.  The Board believes the current leadership structure is effective and appropriate, creates a separation of executive powers by providing an experienced chairman with whom the Chief Executive Officer can discuss issues facing the Company, and provides a significant voice to non-management directors.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities.  Among the areas addressed by the guidelines are director qualifications, their responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management, succession planning and management development, the number of Board meetings, and Board and committee performance evaluations.  The Board's Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines.  The guidelines are available on the Company's website at www.denbury.com under the "Investor Relations – Corporate Governance" link.

Risk Oversight

The Board takes an active role in overseeing management of the Company's risks through its review of risks associated with our operations and strategic initiatives, both as a Board and through Board committees.  For example, the Audit Committee reviews and discusses with management our major financial risks, including any risk assessment or risk management policies.  The Audit Committee receives regular reports regarding enterprise risk from our Internal Audit Department and management and informs the Board through regular committee reports.  In addition to receiving regular reports from the Audit Committee and other Board committees concerning our enterprise risk, the Board as a whole also routinely reviews and discusses enterprise risk management and receives updates throughout the year from the Director of Internal Audit.  The Board also reviews information concerning other risks through regular reports of its committees.

Director Independence

The Company guidelines provide that at least two-thirds of the members of the Board will be independent under the rules of the NYSE and its corporate governance listing standards.  The Board has affirmatively determined that all nominees for director, with the exception of Mr. Rykhoek, the Company’s Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.

Code of Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to its officers, employees and directors.  This code assists employees in resolving ethical issues that may arise in complying with Denbury's policies.  The President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Vice President and Chief Accounting Officer are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer.  The purpose of these codes is to promote, among other things:

•	ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate and timely disclosure in filings with the United States Securities and Exchange Commission ("SEC") and in other public disclosures;

•	compliance with the law and other regulations;

•	protection of the Company's assets;

•	compliance with insider trading policies; and

•	prompt internal reporting of violations of the codes.

Both of these codes are available on the Company's website at www.denbury.com, under the "Investor Relations – Corporate Governance" link.  Any waiver of these codes with respect to executive officers and directors of the Company may be made only by the Board and will be disclosed to stockholders on the Company's website, along with any amendments to these codes.

Related Party Transactions
Related Party Transaction Policy and Process
Under the Company's Related Party Transaction Policy, which was adopted in February 2007 and amended in 2011, the Nominating/Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions, other than those non-material transactions specifically excluded in the policy, between the Company and a "Related Party." Under the Company's Related Party Transactions Policy, "Related Parties" are the Company's directors and executive officers, as well as their immediate family members, and beneficial owners that hold more than 5% of the Company's common stock, as well as their immediate family members. The Company's Related Party Transactions Policy is available on the Company's website at www.denbury.com, under the “Investor Relations – Corporate Governance” link.
Certain Related Party Transactions
Asset Sale and Sublease to Petro Harvester
In January 2012, after approval of the transaction by the independent directors of the Board, the Company entered into a definitive agreement with Petro Harvester Gulf Coast Holdings, LLC, a subsidiary of Petro Harvester Operating Company, LLC, of which Gareth Roberts (a former director of the Board as of January 15, 2013) is non-executive Chairman of the Board, to sell certain non-core oil and gas assets primarily located in Mississippi and Louisiana to that entity for approximately $155 million.  The Company received a competing bid from another third party for a larger group of properties, including the properties ultimately agreed to be sold.  Mr. Roberts, who was a director at the time, did not participate in the negotiation of the transaction for either party, nor did he participate in any of the Company's or the Board's deliberations regarding this property sale.  Additionally, in February 2012, the Company entered into a sublease with Petro Harvester Operating Company, LLC to sublet to them vacant office space in the Company's former headquarters which it vacated in December 2010.  The sublease covers 33,200 rentable square feet for a primary term ending on July 31, 2016, and contains an option to extend the sublease for three years at the end of the primary term.  In 2012, the Company received approximately $167,000 in rental payments from Petro Harvester.
Subordinated Notes
Pursuant to the Company's tender offer and consent solicitation with respect to its 9¾% Senior Subordinated Notes due 2016 (the “9¾% Notes”) on February 5, 2013, the Company purchased $191,678,000 principal amount of 9¾% Notes, including $6,350,000 principal amount of 9¾% Notes tendered by Mr. Roberts (a former director of the Board). Mr. Roberts was issued his 9¾% Notes in June 2009 as part of a Founder's Retirement Agreement. Mr. Roberts received interest payments in the year ended December 31, 2012 totaling $619,125 and received $6,959,335 (which amount included principal, tender premium and accrual interest) on February 5, 2013 for tendering his 9¾% Notes on the same terms as all other holders of the 9¾% Notes.
Additionally, Tortuga Investment Corp. (“Tortuga”), a corporation solely owned by Mr. Greene (a director of the Board), purchased $1 million principal amount of 9¾% Notes on February 13, 2009, $2 million principal amount of 8¼% Senior Subordinated Notes Due 2020 (the “8¼% Notes”) on February 10, 2010, and $5 million principal amount of 6 3/8% Senior Subordinated Notes Due 2021 (the “6 3/8% Notes”) on February 17, 2011. In the year ended December 31, 2012, Tortuga received interest payments on the 9¾% Notes, 8¼% Notes and 6 3/8% Notes of $97,500, $165,000 and $318,750, respectively. Tortuga received interest payments on the same terms as all other holders of these notes. On March 7, 2013, Tortuga received $1,050,375, (which amount included principal, redemption premium and accrual interest) upon the redemption of all 9¾% Notes that remained outstanding.

Communication with the Board

The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board.  All parties wishing to communicate with the Board should address letters to:

Denbury Resources Inc.
Attn: Corporate Secretary
5320 Legacy Drive
Plano, Texas 75024

In addition, interested parties may e-mail the Corporate Secretary and Board members at: secretary@denbury.com.  All such communications will be forwarded by the Corporate Secretary directly to the Board.

Wieland F. Wettstein, our Chairman of the Board, is the presiding director at the meetings of non-management directors.  To contact him, please address your letters to:

Denbury Resources Inc.
Attn: Chairman of the Board of Directors
5320 Legacy Drive
Plano, Texas 75024

Identification of Director Candidates

Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify, and should be considered, for membership on the Board.  The Nominating/Corporate Governance Committee has not established a specific minimum or maximum age, level of education, years of experience or specified types of skills for potential director candidates, but in general, consideration is given to the candidates’ business and professional backgrounds, and the committee seeks candidates with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board's ability to serve the long-term interests of stockholders.  The Board and the Nominating/Corporate Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion, such as gender or minority status, is determinative in obtaining diversity on the Board.  The Board defines diversity as differences of viewpoint, professional experience, education and skills, such as serving on other public company boards, the balance of business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees.  Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position.  The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential director candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.

The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders in accordance with the Company’s Amended and Restated Bylaws.  For the 2014 annual meeting of stockholders, any such recommendation must be submitted in writing on or before December 18, 2013, to permit adequate time for review by the committee.  The recommendation must also provide the reasons supporting a candidate's recommendation, the candidate's qualifications, the candidate's consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary.  In addition, the stockholder must submit information demonstrating the number of shares he or she owns.  Stockholders must send recommendations for director candidates to the address listed above under Communication with the Board.  Stockholders who wish to nominate an individual to the Board must also follow the requirements of the Company's Amended and Restated Bylaws and applicable SEC and NYSE rules and regulations.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES

The Board met 14 times during the year ended December 31, 2012, including telephonic meetings. All directors attended at least 75% of the meetings held, except for Mr. Roberts who resigned from the Board as of January 15, 2013.  Mr. Wettstein, Chairman of the Board, acted as chairman of each Board meeting. The Board took all other actions by unanimous written consent during 2012.  In addition, all directors attended at least 75% of all meetings of each of the committees on which they served.

At each in-person meeting, the Board holds an executive session with only the non-management Board members.  Mr. Wettstein, Chairman of the Board, was chosen by the independent Board members to chair these executive sessions.

The Company encourages the directors to attend the annual meeting of stockholders, but does not have a policy that all of the directors must be present.  All of the directors attended last year's annual meeting of stockholders.  The Board has an Audit Committee, Compensation Committee, Reserves and HSE Committee and a Nominating/Corporate Governance Committee.

Audit Committee

The Audit Committee is comprised of three independent directors: Messrs. McMichael, Stein and Wettstein, with Mr. Stein acting as chairman.  The primary purposes of the Audit Committee, which are discussed in detail in its charter, are to (a) appoint, oversee, compensate and evaluate the Company's independent registered public accounting firm, (b) oversee and evaluate the Company's internal audit function, and (c) provide assistance to the Board in fulfilling its oversight responsibility, including with respect to:

•	the integrity and quality of the Company's financial statements;

•	compliance by the Company with legal and regulatory requirements;

•	the independent registered public accounting firm's qualifications and independence;

•	the performance of the Company's internal audit function and its independent registered public accounting firm;

•	the preparation of required disclosures for the Company's filings with the SEC; and

•	evaluating whether the Company has effective processes for risk assessment and risk management.

The Audit Committee meets regularly with financial management, the Company's Director of Internal Audit and the independent registered public accounting firm to review financial reporting and accounting and financial controls of the Company.  The Audit Committee reviews and gives prior approval for audit and permitted non-audit services and related fees of the independent registered public accounting firm.  The Director of Internal Audit and the independent registered public accounting firm have unrestricted access to the Audit Committee and periodically meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions.  The Audit Committee has the power to conduct internal audits and investigations, reviews recommendations or suggestions for changes in accounting procedures, and has the power to initiate or supervise any special investigations it may choose to undertake.  Each year, the Audit Committee recommends to the Board (for ratification by the stockholders) an independent registered public accounting firm.

The NYSE and the SEC have adopted standards with respect to independence and financial experience of the members of audit committees of public companies (including our Audit Committee).  The standards require that all of the members of such audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements.  Additionally, at least one member of the committee must qualify and be designated as an "audit committee financial expert."  The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions.  Such knowledge is to have been obtained through past education and experience in positions of financial oversight.  Both Mr. Stein and Mr. Wettstein have such experience and have been designated as "audit committee financial experts."  All members of the Audit Committee satisfy the criteria for both independence and experience.

The Audit Committee met eight times during 2012, including telephonic meetings. The Audit Committee reports to the Board on its activities and findings.  The Audit Committee charter is available on our website at www.denbury.com under the "Investor Relations – Corporate Governance" link.

Audit Committee Report

The Audit Committee reports as follows with respect to the Company's 2012 audited financial statements:

•	The Committee has reviewed and discussed the Company's 2012 audited financial statements with management;

•
The Committee has discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm the firm's independence; and

•
Based on the review and discussions referred to above, the Committee recommended to the Board that the Company's 2012 audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

The Audit Committee
Randy Stein, Chairman
Gregory L. McMichael
Wieland F. Wettstein

Compensation Committee

The Compensation Committee is comprised of four independent directors: Ms. Sugg and Messrs. Decker, Meyers, and McMichael, with Mr. McMichael acting as chairman.  The primary purposes of the Compensation Committee are to provide assistance to the Board in discharging its oversight responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer the Company's equity and other compensation and benefit plans. The Compensation Committee's duties and responsibilities, which are discussed in detail in its charter, include:

•
recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•
reviewing and approving on an annual basis corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluating the Chief Executive Officer's performance in light of these goals, and together with the other independent, non-employee, outside directors, determining and approving his compensation based on this evaluation, as well as evaluating the performance of, and review and recommend for adoption by the Board the compensation of, all other senior executives with the assistance of the Chief Executive Officer on an annual basis;

•	recommending to the Board the adoption or amendment of the Company's equity-based and other incentive compensation plans, approving awards, and administering these plans; and

•
reviewing and discussing with management the compensation discussion and analysis and preparing and publishing the compensation report on executive compensation, both of which are included in this proxy statement.

The Compensation Committee met six times during 2012, including telephonic meetings.  The Compensation Committee reports to the Board on its activities and findings. The Compensation Committee charter is available on the Company's website at www.denbury.com under the "Investor Relations – Corporate Governance" link.

Reserves and Health, Safety and Environment (“HSE”) Committee

The Reserves and HSE Committee is comprised of four independent directors: Messrs. Decker, Greene, McMichael and Meyers, with Mr. Meyers acting as chairman. The primary purposes of the Reserves and HSE Committee are to provide assistance to the Board in discharging its oversight responsibilities relating to the Company's independent reserves engineers, information regarding the Company's reserves and the Company’s health, safety and environmental policies, practices and procedures.  The Reserves and HSE Committee's duties and responsibilities, which are discussed in detail in its charter, include:

•	evaluating and recommending for selection by the Board, the Company's independent reserves engineer;

•	reviewing and monitoring the Company's independent reserves engineer's independence;

•	reviewing with management and the independent reserves engineer the calculation and reporting of the Company's oil and natural gas reserves, and CO2 and helium reserves;

•	reviewing with management the Company’s health, safety and environmental policies, practices and procedures and assessments of high risk areas of such;

•	reviewing the Company's strategy and initiatives regarding corporate social responsibility activities; and

•	reviewing the Company's corporate responsibility report prior to publication.

The Reserves and HSE Committee met five times during 2012, including telephonic meetings.  The Reserves and HSE Committee reports to the Board on its activities and findings. The Reserves and HSE Committee charter is available on the Company's website at www.denbury.com under the "Investor Relations – Corporate Governance" link.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is comprised of three independent directors: Ms. Sugg and Messrs.  Beatty and Stein, with Mr. Beatty acting as chairman.  The primary purpose of the Committee is to provide assistance to the Board in discharging its oversight responsibilities relating to effective corporate governance. The Nominating/Corporate Governance Committee's duties and responsibilities, which are discussed in detail in its charter, include:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•	seeking to maintain the independence and quality of the Board through an annual self evaluation and compliance with applicable laws and regulations for each director and committee member;

•	monitoring and developing the necessary training for new and existing Board members;

•	developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

•	recommending to the Compensation Committee director compensation and benefits for directors on an annual basis; and

•	reviewing and approving related party transactions.

The Nominating/Corporate Governance Committee met five times during 2012.  The Nominating/Corporate Governance Committee reports to the Board on its activities and findings. The Nominating/Corporate Governance Committee charter is available on the Company's website at www.denbury.com under the "Investor Relations – Corporate Governance" link.  Also, see Governance of the Company — Identification of Director Candidates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of Denbury common stock beneficially owned as of February 28, 2013 by (i) each stockholder known by the Company to beneficially own more than 5% of our issued and outstanding common stock, (ii) each executive officer of the Company named in the Summary Compensation Table (our named executive officers), (iii) each director of the Board and (iv) all directors and executive officers as a group. Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held.  The table includes shares (associated with stock options or stock appreciation rights (“SARs”)) that were acquirable within 60 days following February 28, 2013 under our 1995 Stock Option Plan and 2004 Incentive Plan. The percent of outstanding shares is calculated on the basis of 373,526,444 shares of Denbury common stock outstanding (which excludes treasury shares) as of February 28, 2013.

	Beneficial Ownership of Common Stock as of February 28, 2013
Name of Beneficial Owner	Shares		Percent of Shares Outstanding
Directors and Executive Officers:
Wieland F. Wettstein	228,565	(1)(2)	*
Michael L. Beatty	71,369	(3)	*
Michael B. Decker	69,195	(4)	*
Ronald G. Greene	4,045,218	(1)(5)	1.1%
Gregory L. McMichael	46,395	(6)	*
Kevin O. Meyers	20,210	(7)	*
Randy Stein	92,477	(1)	*
Laura A. Sugg	11,606	(7)	*
Phil Rykhoek	869,112	(8)(9)	*
Mark C. Allen	670,534	(8)	*
K. Craig McPherson	154,488	(8)	*
Robert L. Cornelius	344,044	(8)	*
James S. Matthews	60,289	(8)	*
All of the executive officers and directors as a group (15 persons)	7,020,573	(10)	1.9%
5% or more Stockholders
Capital World Investors	41,788,300	(11)	11.2%
The Vanguard Group, Inc.	22,994,504	(12)	6.2%
Blackrock, Inc.	22,000,374	(13)	5.9%
RS Investment Management Co. LLC	19,729,567	(14)	5.3%

(1)
Includes (a) 4,020 shares of unvested restricted common stock which will vest on May 31, 2013, (b) 12,000 stock options that are currently exercisable and (c) 17,004 SARs that are currently exercisable.  In addition to the foregoing vesting provisions, unvested awards will vest upon the holder’s death or disability or a change in control of the Company. The 17,004 SARs include (i) 6,489 SARs at a strike price of $12.97, (ii) 6,000 SARs at a strike price of $13.52 and (iii) 4,515 SARs at a strike price of $16.15. For purposes of calculating beneficial ownership with respect to the SARs, the number of shares of common stock included in the table was calculated by assuming exercise and settlement of the SARs in common stock at a stock price of $18.12, the closing price of Denbury common stock on February 28, 2013, which resulted in a total of 3,860 shares of common stock.

(2)	Includes 90,072 shares of common stock held by Mr. Wettstein’s spouse.

(3)
Includes 11,004 SARs that are currently exercisable.  In addition to the foregoing vesting provisions, unvested awards will vest upon the holder’s death or disability or a change in control of the Company. The 11,004 SARs include (i) 6,489 SARs at a strike price of $12.97 and (ii) 4,515 SARs at a strike price of $16.15. For purposes of calculating beneficial ownership with respect to the SARs, the number of shares of common stock included in the table was calculated by assuming exercise and settlement of the SARs in common stock at a stock price of $18.12, the closing price of Denbury common stock on February 28, 2013, which resulted in a total of 2,335 shares of common stock.

(4)
Includes (a) 4,020 shares of unvested restricted common stock which vest on May 31, 2013 and (b) 11,004 SARs that are currently exercisable.  In addition to the foregoing vesting provisions, unvested awards will vest upon the holder’s death or disability or a change in control of the Company. The 11,004 SARs include (i) 6,489 SARs at a strike price of $12.97 and (ii) 4,515 SARs at a strike price of $16.15. For purposes of calculating beneficial ownership with respect to the SARs, the number of shares of common stock included in the table was calculated by assuming exercise and settlement of the SARs in common stock at a stock price of $18.12, the closing price of Denbury common stock on February 28, 2013, which resulted in a total of 2,335 shares of common stock.

(5)	Includes 80,600 shares of common stock held by Mr. Greene’s spouse in her retirement plan and 2,736,012 shares held by Tortuga, which is solely owned by Mr. Greene.

(6)
Includes (a) 12,000 stock options that are currently exercisable and (b) 17,004 SARs that are currently exercisable.  In addition to the foregoing vesting provisions, unvested awards will vest upon the holder’s death or disability or a change in control of the Company. The 17,004 SARs include (i) 6,489 SARs at a strike price of $12.97, (ii) 6,000 SARs at a strike price of $13.52 and (iii) 4,515 SARs at a strike price of $16.15. For purposes of calculating beneficial ownership with respect to the SARs, the number of shares of common stock included in the table was calculated by assuming exercise and settlement of the SARs in common stock at a stock price of $18.12, the closing price of Denbury common stock on February 28, 2013, which resulted in a total of 3,860 shares of common stock.

(7)
Includes 4,020 shares of unvested restricted common stock which will vest on May 31, 2013. In addition to the foregoing vesting provisions, these awards will vest upon the holder's death or disability or a change in control of the Company.

(8)
Includes the following shares of common stock (as shown in the table below) for each respective individual which they respectively have the right to acquire pursuant to (a) stock options that are currently exercisable or that become exercisable within 60 days from February 28, 2013, (b) shares of performance-based stock for which the performance criteria have been met and which vested on March 31, 2013, (c) shares of unvested restricted common stock which vest on the dates listed or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant, (d) shares of unvested restricted common stock that vest ratably between January 30, 2014 and the date the officer becomes retirement eligible, which is upon the officer reaching a retirement age between the ages of 60 and 65, depending on length of service and (e) common stock issuable upon the exercise of SARs which are currently exercisable or which become exercisable within 60 days from February 28, 2013.  In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change in control of the Company.  These amounts only include shares related to performance-based awards if the performance period is complete.

		Phil Rykhoek	Mark C. Allen	K. Craig McPherson	Robert L. Cornelius	James S. Matthews
Stock Options	(a)	46,916	69,444	—	—	—
Performance-based Awards - Vested on March 31, 2013	(b)	29,859	17,715	11,890	17,715	—
Unvested Restricted Stock - Vested on March 31, 2013	(c)	38,387	26,658	—	26,658	—
Unvested Restricted Stock - Vesting on May 1, 2013	(c)	—	—	16,667	—	—
Unvested Restricted Stock - Vesting on July 1, 2013	(c)	—	—	11,030	—	—
Unvested Restricted Stock - Vesting on January 30, 2014	(c)	—	—	—	—	16,000
Unvested Restricted Stock - Vesting on March 31, 2014	(c)	40,530	24,048	—	24,048	—
Unvested Restricted Stock - Vesting on May 1, 2014	(c)	—	—	16,667	—	—
Unvested Restricted Stock - Vesting on July 1, 2014	(c)	—	—	11,030	—	—
Unvested Restricted Stock - Vesting on January 30, 2015	(c)	—	—	—	—	16,000
Unvested Restricted Stock - Vesting on March 31, 2015	(c)	43,910	26,053	17,487	26,053	—
Unvested Restricted Stock - Vesting on July 1, 2015	(c)	—	—	11,030	—	—
Unvested Restricted Stock - Vesting on March 31, 2016	(c)	79,308	34,436	39,130	28,175	16,665
Unvested Restricted Stock - Retirement Vesting	(d)	108,890	90,665	—	—	—
Stock Appreciation Rights	(e)	40,461	30,398	—	29,813
Total		428,261	319,417	134,931	152,462	48,665

For purposes of calculating beneficial ownership with respect to the SARs, the number of shares of common stock included in the table above was calculated by assuming exercise and settlement of the SARs in common stock at a stock price of $18.12, the closing price of Denbury common stock on February 28, 2013. The following table details the number and strike prices of the SARs held by Messrs. Rykhoek, Allen and Cornelius on February 28, 2013.

	Phil Rykhoek	Mark C. Allen	Robert L. Cornelius
Stock Appreciation Rights at a $12.19 strike price	12,100	8,544	—
Stock Appreciation Rights at a $12.97 strike price	80,385	67,931	80,385
Stock Appreciation Rights at a $14.73 strike price	19,370	7,102	—
Stock Appreciation Rights at a $15.63 strike price	72,992	50,689	50,689

(9)	Mr. Rykhoek has 265,767 shares pledged as security for a personal credit line under which no amount was drawn as of February 28, 2013.

(10)
Our executive officers are those officers who, as of February 28, 2013, fall within the definition of Rule 16a-1(f) of the Exchange Act and include our named executive officers, our Chief Accounting Officer and our Senior Vice President – Planning, Technology and CO2 Supply.  Shares beneficially owned by these executive officers and directors as a group include (a) 196,176 shares of common stock which the executive officers and directors as a group have the right to acquire pursuant to stock options which are currently exercisable or which become exercisable within 60 days from February 28, 2013, (b) 925,117 shares of restricted stock which vest over time, (c) 91,944 shares to be issued pursuant to performance-based awards (i) for which the performance period has lapsed and (ii) that will vest within 60 days of February 28, 2013, and (d) 147,834 shares of common stock issuable upon the exercise and settlement of SARs which are currently exercisable or which become exercisable within 60 days from February 28, 2013. For purposes of calculating beneficial ownership with respect to the SARs, the number of shares of common stock included in the table was calculated by assuming exercise and settlement of the SARs in common stock at a stock price of $18.12, the closing price of Denbury common stock on February 28, 2013.

(11)
Information based on Schedule 13G/A filed with the SEC on February 13, 2013.  Capital World Investors claims sole power to vote or to direct the vote of 41,788,300 shares and sole power to dispose or to direct the disposition of 41,788,300 shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(12)
Information based on Schedule 13G/A filed with the SEC on February 11, 2013.  The Vanguard Group, Inc. claims sole voting power to vote or direct the vote of 669,201 shares, sole power to dispose or to direct the disposition of 22,351,150 shares and shared dispositive power of 643,354 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(13)
Information based on Schedule 13G/A filed with the SEC on February 8, 2013.  BlackRock, Inc. claims sole power to vote or to direct the vote of 22,000,374 shares and sole power to dispose or to direct the disposition of 22,000,374 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(14)
Information based on Schedule 13G/A filed with the SEC on February 15, 2013.  RS Investment Management Co. LLC claims shared voting power of 19,137,773 shares and shared dispositive power of 19,729,567 shares. The address of RS Investment Management Co. LLC is 388 Market Street, Suite 1700, San Francisco, California 94111.

MANAGEMENT

The names, ages and positions held by our officers are set forth below.  Each officer holds office until his successor is duly elected and qualified in accordance with our Amended and Restated Bylaws. Set forth below the table is a description of the business experience of each of our current officers.

Name	Age	Position
Phil Rykhoek	56	Director, President and Chief Executive Officer
Mark C. Allen	45	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
K. Craig McPherson	54	Senior Vice President and Chief Operating Officer
Robert L. Cornelius	58	Senior Vice President – Commercial Development, Government Affairs and Project Management
Charlie Gibson	54	Senior Vice President – Planning, Technology and CO2 Supply
Dan E. Cole	60	Vice President – Marketing and Business Development
Matt Elmer	53	Vice President – West Region
John Filiatrault	47	Vice President – CO2 Supply and Pipelines
Jeff Marcel	51	Vice President – Drilling and EOR Facilities Engineering/Construction
James S. Matthews	51	Vice President, General Counsel and Secretary
Steve McLaurin	46	Vice President and Chief Information Officer
Alan Rhoades	48	Vice President and Chief Accounting Officer
Barry Schneider	50	Vice President – North Region
Whitney Shelley	45	Vice President and Chief Human Resources Officer
Phil Webb	54	Vice President – East Region

Phil Rykhoek is a director and President and Chief Executive Officer of Denbury.  Biographical information for Mr. Rykhoek is included under Proposal One – Election of Directors.

Mark C. Allen, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary.  Mr. Allen served as Vice President and Chief Accounting Officer until June 30, 2009.  Before joining Denbury in April 1999, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999.  Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.  Mr. Allen also served as a director of Genesis Energy, L.P. between June 2006 and February 2010 and Encore Energy Partners GP LLC between August 2010 and December 2010.

K. Craig McPherson, Senior Vice President and Chief Operating Officer, joined Denbury in May 2011.  Mr. McPherson served as Senior Vice President – Production Operations until June 2012. Prior to joining Denbury, he was employed for 30 years with ConocoPhillips in a variety of managerial and technical roles.  His role immediately prior to joining Denbury was as General Manager – Gulf Coast Business Unit, where he directed ConocoPhillips’ technical, operational and business activities in the Gulf Coast region of the U.S.  He had previous managerial roles in the U.S., Canada, the Middle East and Russia.  A native of Louisiana and Oklahoma, Mr. McPherson earned his Bachelor of Science degree in Mechanical Engineering from Oklahoma State University in 1981.

Robert L. Cornelius, Senior Vice President – Commercial Development, Government Affairs and Project Management, is an engineer and has over thirty years of relevant industry experience.  Before joining us in September 2006, Mr. Cornelius was Vice President of Operations with J.M. Huber Corporation, a large privately-owned company, beginning his employment there in 1982.  Mr. Cornelius graduated from The University of Texas with a Bachelor of Science degree in Petroleum Engineering in 1977.  Mr. Cornelius served as a director of Encore Energy Partners GP LLC between August 2010 and December 2010.

Charlie Gibson, Senior Vice President – Planning, Technology and CO2 Supply, is a registered Professional Engineer, who joined us in September 2002.  Mr. Gibson served as Vice President – West Region until June 2012. Prior to joining Denbury, Mr. Gibson was employed as a manager with Coho Resources for six years and employed by Sun/Oryx for 14 years in various reservoir and production engineering positions.  Mr. Gibson received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1981.

Dan E. Cole, Vice President – Marketing and Business Development, joined us in October 2006.  Prior to joining Denbury, Mr. Cole was Director of the Mississippi/Alabama Business Unit for Plains Marketing, LP since April 2004, and Manager, Gulf Coast Region for EOTT Operating for the prior eight years before it was acquired by Plains Marketing.  Mr. Cole has more than 30 years of marketing, transportation and supply experience in the natural gas and crude oil industry.  Mr. Cole received his Bachelor of Business Administration degree from Texas A&M University in 1974.

Matt Elmer, Vice President – West Region, joined Denbury in July 2012 and has more than 30 years of experience in the oil and natural gas industry.  Mr. Elmer was previously employed at ConocoPhillips where he held a variety of leadership roles, most recently as the Operations Manager for the San Juan Business Unit.  Mr. Elmer previously held managerial roles in Alaska, South Texas, the Permian Basin and global Research & Development.  Mr. Elmer earned his Bachelor of Science in Petroleum Engineering from Marietta College and is a Professional Engineer in the State of Louisiana.

John Filiatrault, Vice President – CO2 Supply & Pipelines, joined Denbury in June 2010. Prior to joining the Company, his career spanned 23 years in the energy industry with Natural Gas Pipeline Company of America, El Paso Corporation and Kinder Morgan in a variety of assignments relating to engineering and operations. His most recent assignments were Director, Risk Engineering and Director of Gas Pipeline Operations with Kinder Morgan.  Mr. Filiatrault received his Bachelor of Science degree in Civil Engineering from Valparaiso University in 1988, and his MBA from Samford University in 2001.

Jeff Marcel, Vice President – Drilling and EOR Facilities Engineering/Construction, joined Denbury in 1996 and served in a variety of operational roles prior to his promotion to Vice President in March 2010.  Prior to joining Denbury, Mr. Marcel worked for Hunt Petroleum Corporation, Rosewood Resources Inc. and Placid Oil Company in various onshore and offshore engineering and management positions.  Mr. Marcel received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1983.

James S. Matthews, Vice President, General Counsel and Secretary, joined Denbury in January 2012.  Mr. Matthews was a partner with the law firm of Vinson & Elkins LLP from 2001 until joining Denbury in 2012, with a primary focus on representing companies in oil and gas finance transactions. Mr. Matthews served as Managing and Administrative Partner of Vinson & Elkins’ Tokyo office during his last three years with the firm.  Mr. Matthews holds a Bachelor of Arts degree from Vanderbilt University, a Master’s Degree from Ohio University and a Juris Doctor degree from Emory University School of Law.

Steve McLaurin, Vice President and Chief Information Officer, joined Denbury in January 2011.  Prior to joining Denbury, Mr. McLaurin was a partner with PricewaterhouseCoopers LLP, IBM and SolomonEdwardsGroup.  Mr. McLaurin has more than 20 years of experience working with leading organizations and helping them manage their information technology solutions.  He started his career as a systems analyst at General Dynamics.  Mr. McLaurin holds a Bachelor of Science degree in Computer Science from Evangel University and is a Certified Information Systems Auditor (CISA).

Alan Rhoades, Vice President and Chief Accounting Officer, is a Certified Public Accountant.  Mr. Rhoades has served as the Company's Chief Accounting Officer since July 2009. Before joining Denbury in July 2003, Mr. Rhoades was Assistant Controller for Amerada Hess Corporation from 2001 to 2003, and held that same position for Triton Energy Limited from 1996 until it was acquired by Amerada Hess Corporation in 2001.  Prior to joining Triton Energy Limited, Mr. Rhoades was a manager in the accounting firm of KPMG LLP.

Barry Schneider, Vice President – North Region, joined Denbury in September 1999.  Prior to joining Denbury, Mr. Schneider was employed as a production engineer for Wiser Oil for six years and by Conoco for nine years in various production, engineering and operation positions.  Mr. Schneider received his Bachelor of Science degree in Natural Gas Engineering from Texas A&M Kingsville in 1985.

Whitney Shelley, Vice President and Chief Human Resources Officer, joined Denbury in November 2009.  Prior to joining Denbury, Ms. Shelley was Executive Vice President of Human Resources for Bank of America from 2004 until 2008, and prior to that was Senior Director Human Capital Business Solutions at Blockbuster.  Ms. Shelley received her Microsoft Certified Systems Engineer (MCSE) certification in 1994 and graduated with a Bachelor of Science degree from the University of North Texas in 1990.

Phil Webb, Vice President – East Region, joined Denbury in January 2012.  Mr. Webb has more than 30 years of upstream experience with ConocoPhillips in the United States, North Sea, Middle East, and Asia Pacific.  Most recently, Mr. Webb served ConocoPhillips as Vice President overseeing its operations in Indonesia.  In the United States, Mr. Webb’s roles included Manager – Field Development, Asset Manager – Gulf Coast business unit, and Exploration Manager – Gulf Region Shelf & Onshore.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (this “CD&A”) provides you with a detailed description of our executive compensation objectives, philosophy and programs, the compensation decisions we have made under those programs, and the details supporting specific compensation decisions. While this CD&A focuses on the compensation of our President and Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers for 2012 (our "named executive officers"), it also provides a description of our overall executive compensation program. Our named executive officers for 2012 were as follows:

Name	Title
Phil Rykhoek	President and Chief Executive Officer
Mark C. Allen	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
K. Craig McPherson	Senior Vice President and Chief Operating Officer
Robert L. Cornelius	Senior Vice President – Commercial Development, Government Affairs and Project Management
James S. Matthews	Vice President, General Counsel and Secretary

Consistent with the Company's overall emphasis on teamwork, our top executives often function together as a committee, which we refer to as our "senior management team" or "senior management," which includes our named executive officers. In making compensation decisions, the Compensation Committee of the Board (the "Compensation Committee") often evaluates our senior management as a group and makes compensation decisions that affect everyone in the group.

Executive Summary

The Company had a very positive and transformational year during 2012.  We executed significant strategic asset transactions that enhanced the quality and quantity of our asset inventory and met or exceeded most of our operational performance goals.  The Compensation Committee believes that the leadership, strategic direction and hard work of senior management were driving forces behind our results. Positive highlights during 2012 include:

•	achieving a tertiary production level of over 35,000 barrels of oil per day, in the upper half of our production target range (of which the mid-point was 34,500 barrels of oil per day);

•
achieving total production of approximately 71,700 barrels of oil equivalent per day, which equates to 73,200 barrels of oil equivalent per day after adjusting to exclude the impact of acquisitions and dispositions not factored into our original production target level, and putting us in the upper half of our original 2012 production target range (of which the mid-point was 72,750 barrels of oil equivalent per day);

•	booking initial proved tertiary reserves at Oyster Bayou and Hastings fields, which added nearly 60 million barrels of proved reserves with a PV-10 value of almost $1.5 billion;

•
completing or entering into several strategic and tax efficient oil and natural gas property transactions that now make us a nearly pure CO2 enhanced oil recovery company, which transactions aggregated over $4 billion in value, the most significant of which was the Bakken exchange transaction with Exxon which gave us two top tier future tertiary floods, additional CO2 for our Rocky Mountain region development, and cash to acquire additional interests in the Cedar Creek Anticline (which additional interests were acquired in March 2013), and/or repay debt; and

•
completing the first segment of the Greencore Pipeline, our first CO2 pipeline in the Rocky Mountain region, from Lost Cabin to Bell Creek, on time and on budget, which allows us to initiate the CO2 flood of our Bell Creek Field in 2013 and ultimately our Cedar Creek Anticline Field.

A significant amount of our senior management's compensation is based on achieving operational goals related to production, production costs and reserve additions, as well as performance objectives that are not directly impacted by oil and natural gas commodity prices. Overall, the Company had a very profitable year, completed several significant transactions and projects, and met or exceeded virtually all of our operational goals and performance objectives, with the only significant exception relating to our safety targets. As such, the Compensation Committee recommended (and the Board approved) an annual discretionary bonus at 105% of targeted payout, which bonus was paid at the same percentage of target for all employees, including our senior management. This discretionary bonus payout for 2012 was a significant increase over the 67% bonus payout in 2011 when the

Company missed several of its operational targets, including expected production levels, but such 2012 payout was below the maximum potential payout of 120% of target.

We believe the year-to-year changes in compensation as detailed in the Summary Compensation Table (see below following this CD&A) are an indication that our compensation strategy aligns with Company performance and demonstrates how our senior management's compensation is impacted by performance objectives. The results related to our operational goals not only have an impact on discretionary bonuses awarded to all employees as outlined above, but also are specifically reflected in the cash and equity performance awards for our named executive officers. In 2012, virtually all of our performance objectives were met or exceeded, and consequently, the overall compensation of our named executive officers increased. In 2011, when certain of our performance objectives were not achieved, the overall compensation of our named executive officers decreased.  The amounts disclosed in the Summary Compensation Table include the grant-date fair value of performance-based stock using the 100% target level on the date of grant.  As reflected in the table below, if you adjust the total compensation as presented in the Summary Compensation Table in 2010, 2011 and 2012, for the three named executive officers that have been with the Company since 2010 (Phil Rykhoek, Mark C. Allen and Robert L. Cornelius) to reflect the number of performance-based shares that were actually earned by each officer in each of 2010, 2011 and 2012, there is a direct correlation between our executive compensation and operational performance. The total adjusted compensation for the following three named executive officers decreased by an average of 26% from 2010 to 2011 and increased by an average of 41% from 2011 to 2012.

Name and Principal Position	Year	Total Adjusted Compensation ($) (1)	Percent Increase (Decrease) from Previous Year
Phil Rykhoek President and Chief Executive Officer	2012	4,754,525	42%
	2011	3,357,488	(20)%
	2010	4,221,968
Mark C. Allen Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2012	2,927,117	39%
	2011	2,112,666	(29)%
	2010	2,995,983
Robert L. Cornelius Senior Vice President – Commercial Development, Government Affairs and Project Management	2012	2,911,544	38%
	2011	2,112,866	(29)%
	2010	2,961,295

(1)
Amounts in this column reflect the totals presented in the Summary Compensation Table adjusted only to reflect the grant-date fair value of performance-based shares actually earned by each officer versus the grant-date fair value of performance-based shares using the 100% target level on the date of grant.

For 2012, we instituted a new three-year total shareholder return (“TSR”) performance compensation element for our senior management, which we believe further aligns their long-term compensation with the goals of our stockholders. Also in 2012, the Company placed more emphasis on individual performance and the achievement of individual goals, and as such, changed its cash bonus plan, which applies to senior management, to allocate approximately 15% of the discretionary bonus formerly determined solely by corporate performance measures, to individual performance measures. This gradual change in compensation philosophy may, over time, impact additional elements of compensation of our executives (see discussion of how senior management's compensation is determined under Compensation Components below). For 2013, we have further increased this individual performance component from 15% to 25%.

In considering and making compensation decisions relative to senior management, the Compensation Committee noted that more than 91% of the stockholders who voted on the say-on-pay proposal at our 2012 annual meeting of stockholders voted in favor of the compensation of our named executive officers. Because of the support of this proposal, the Compensation Committee determined that no significant changes to our executive compensation policies and decisions were necessary at this time. The Compensation Committee will continue to monitor and consider the outcomes of future advisory votes on the Company's executive compensation program when making compensation decisions for the Company's senior management.

Objectives and Philosophy

Our compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual's level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance.

Our overall compensation philosophy is that we:

•	pay base salaries at a level to attract and retain outstanding talent, generally targeted at the median level of salaries of comparable companies;

•	place significant emphasis on long-term incentives when determining executive compensation;

•	encourage all employees to be stockholders to better align their interests with those of our stockholders; and

•
reward employees primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance; however, we believe it is important to differentiate compensation for our top and bottom performers, and, for 2012, we began to place more emphasis on individual performance and the achievement of individual goals.

The components of our officer compensation consist of:

•	competitive base salaries;

•	discretionary annual bonuses;

•
stock-based compensation, comprised in equal thirds of (i) restricted stock, (ii) SARs settled in stock, and (iii) performance-based stock (which performance-based stock for 2012 was based one-half on operational performance metrics ("Performance-Based Operational Awards") and one-half on a three-year relative TSR measure ("Performance-Based TSR Awards")); and

•	a performance-based cash award, effectively increasing the proportion of compensation subject to meeting performance criteria.

We believe that our overall compensation program has proven to be an effective retention and motivation tool for our senior management and employees as evidenced by, among other things, our low employee turnover ratio. In spite of the highly competitive environment that currently exists in our industry and the demand for experienced personnel, our unplanned turnover rate has averaged approximately 5% per year during the last two years, excluding involuntary terminations. We also believe that this combination of components of our officer compensation provides a proper balance and mix of compensation, with a significant component of the target compensation related to long-term equity awards. We further believe that our equity awards align our executives' objectives with those of our stockholders, with approximately one-third of those equity awards (i.e., SARs) resulting in value to the executive only if our stock price increases, and another one-third tied to specific performance objectives.

We have a mix of vesting parameters associated with our equity awards for our executive officers. For example, our annual recurring long-term awards of time-based vesting restricted stock and SARs vest approximately three years from the date of grant, our Performance-Based Operational Awards vest approximately one year from the date of grant and our Performance-Based TSR Awards vest approximately three years from the date of grant. Over the last two years, we have increased the overall vesting periods of our total award mix by (1) creating the Performance-Based TSR Award in 2012, which has a three-year vesting period, and (2) lengthening the vesting period of our Performance-Based Operational Awards, beginning with the 2013 grant, from an approximate one-year vesting period to a two-year vesting period.

Setting Executive Officer Compensation

Role of the Compensation Committee

During the fourth quarter of each year, senior management reviews compensation for the entire Company based, in part, on recommendations from department and regional managers, and makes recommendations to the Compensation Committee. Final review of these recommendations is made by the Compensation Committee at our December Compensation Committee meeting, although depending on the magnitude of the anticipated changes, there may be several Compensation Committee meetings and discussions with management in advance of the December meeting. The Compensation Committee determines and approves the Chief Executive Officer's compensation and evaluates the performance of, and reviews and recommends for adoption by the Board all compensation and long-term awards for other senior executives, considering, among other things, the recommendation of our Chief Executive Officer with regard to compensation for the other executives. The Compensation Committee also reviews and recommends for adoption by the Board our overall compensation programs for all employees or any significant changes to these programs. The Compensation Committee is the administrator of all of our compensation plans, including our 2004 Incentive Plan under which all of our long-term equity awards are granted. Following approval of the entire compensation program, salary increases have typically been made effective January 1, bonuses under our cash bonus plan are typically paid in early January, and the annual recurring long-term equity awards are customarily granted in early January.

Role of the Independent Compensation Consultant

In the fourth quarter of each year, the Company and the Compensation Committee review compensation for senior management and all employees, with changes to compensation implemented early the following year. For 2011 and 2012 compensation reviews, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant and to advise the Compensation Committee on compensation-related matters. At the direction of the Compensation Committee, Meridian performed reviews related to the Company's executive compensation in relation to its peer group. Meridian's reports provided the Compensation Committee with comparative data, analyses, conclusions and recommendations that the Compensation Committee used in making its compensation decisions and recommendations in 2011 for compensation paid in 2012 and for compensation decisions and recommendations in 2012 which went into effect in early 2013. The data provided by Meridian was primarily taken from its proprietary data, peer company proxy statements and other SEC filings. The ultimate compensation decisions for our senior management are made by the Compensation Committee through recommendation to, and adoption by, the Board.

Other than Meridian's services mentioned herein, services performed at the request of the Compensation Committee, and an analysis of the compensation paid to the Company's directors prepared at the request of the Nominating/Corporate Governance Committee of the Board, Meridian provided no other material services for the Company during 2012. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that Meridian's work for the Compensation Committee does not raise any conflicts of interest.

Use of Peer Survey Comparisons

In reviewing 2012 executive compensation, the Compensation Committee considered compensation data from a selected group of peer companies. Based on consultation with Meridian, the Compensation Committee decided to use the same industry peer group that was used in the prior year review, as follows:

Compensation Review Peer Group
Cabot Oil and Gas	Plains Exploration & Production
Cimarex Energy	QEP Resources Inc
Concho Resources	Range Resources
Continental Resources	SM Energy
Newfield Exploration	Southwestern Energy
Noble Energy	Ultra Petroleum
Pioneer Natural Resources	Whiting Petroleum Corporation

The peer companies were selected from a group of independent publicly traded oil and gas companies with similar operations using several criteria, such as market capitalization, revenues, assets, enterprise value and production volumes. We believe that the selected companies are currently the most appropriate for executive compensation comparison. The differences and similarities between us and the companies in our industry peer group are taken into consideration when considering peer group data for executive compensation.

The Compensation Committee reviews the peer group compensation annually. Our peer group was last adjusted in 2011 for 2012 compensation decisions, based on the Compensation Committee's review of relevant data and recommendations from Meridian. The changes made at that time were mainly due to the acquisition of Petrohawk Energy by another company in 2011, and adjustments resulting from the use of peer companies that were more comparable in size and business focus to that of Denbury. In the fourth quarter of 2012, the Compensation Committee, in consultation with Meridian, established the same 14 company peer group for evaluating compensation changes for 2013.

Targeted Compensation

Our peer group review for 2012 compensation matters included an analysis of the following major components:

•	base salary;

•	target and actual total cash;

•	long-term incentives; and

•	target and actual total direct compensation.

Based on the Compensation Committee's review, and in consultation with Meridian and in accordance with prior practice, the Compensation Committee determined that the compensation of our named executive officers for 2012 should approximate the 50th percentile of total compensation of the peer group, with the primary focus on long-term incentives. From time to time, the Compensation Committee has altered the target percentile slightly based on the relative size of the Company as compared to its peer group, but the goal has consistently been to target compensation at the 50th percentile of comparable companies.

Since the Company has always emphasized teamwork, compensation of our senior management has historically been more tightly bunched and more consistent among members of our senior management than at most of our peers. While teamwork is, and will remain, a core value for the Company, the Company's compensation is evolving toward more of a balance between individual results and team results. For example, as noted in the Executive Summary discussion above, for 2012, 15% of the discretionary bonus was based upon individual performance and, in 2013, this individual performance component will increase to 25% of the bonus. Applying this same philosophy, during the compensation review in late 2012 for 2013 compensation, we began making a more significant distinction between the various senior management members to more appropriately compensate them for their respective duties and to consider their individual performance and contribution. When evaluating 2012 compensation in late 2011, we acknowledged a desire to move toward this more balanced approach, but, after thorough consideration, no significant changes were made to senior management compensation at that time as the Company's performance relative to several of its operational targets for 2011 had been below expectations. The only senior management compensation change made at that time was a 4% increase to base salary, slightly less than the base salary increase for the rest of the Company's employees and less than the targeted compensation based on the median of our peer group.

When evaluating compensation, we compare the compensation of our senior management to that of our peer group and have always placed a significant emphasis on the aggregate compensation of our senior management as compared to the aggregate compensation of our peers' senior management. We believe this is an important consideration because (i) we want to make sure that our aggregate senior management compensation is reasonable compared to our peers, (ii) due to the unique nature of our business and our focus on enhanced oil recovery, it can be difficult to find an appropriate match for certain of our executives, and (iii) our emphasis on a team approach supports evaluating our compensation in such a manner. Nonetheless, Meridian also provides data on an individual basis, and we use that data to evaluate individual compensation, as well as to allocate aggregate compensation, while still monitoring the aggregate totals compared to those of our peer group.

Generally, we target our base salaries to be less than one-quarter of senior management's total compensation, so that a significant portion of the compensation is paid either through annual bonuses or long-term equity awards. We also monitor industry trends relative to executive compensation as a means to determine whether the mix of cash and equity is appropriate. This means that all compensation components other than executives' base salaries will be based, to a significant degree, on Company performance. Our compensation program also provides a mix of short- and long-term incentives, with a heavier weighting toward long-term incentives.

Compensation Components

The Company's senior management compensation program is comprised of the following four primary components: (1) base salaries, (2) a cash bonus plan, (3) stock-based compensation, and (4) non-equity performance-based cash awards. In addition, senior management may participate in certain other Company plans that are available to all employees, which include a stock purchase plan, a 401(k) plan, and health and insurance plans. The Compensation Committee determined the appropriate level of each compensation component for senior management's 2012 compensation during the 2011 compensation review based on the Company's compensation objectives and philosophy and after evaluating the peer group data and setting target compensation. The following is a discussion of each of the compensation components.

Base Salaries. We strive to provide our senior management with a level of assured cash compensation in the form of base salaries, at appropriate levels given their positions, professional status and accomplishments. We believe that base salaries should generally target the 50th percentile of the salaries of similar management positions at our peer companies. Because of our emphasis on teamwork, as discussed under Targeted Compensation, we have historically reviewed and set base salaries for our senior management largely on a group basis rather than on an individual basis, but more recently we have started to move away from this practice.

To align the base salaries of the members of our senior management with that of our peers, in December 2011, the Compensation Committee granted an average base salary increase for 2012 for these executive officers of approximately 4%. Effective January 1, 2012, the base salaries of our named executive officers in 2012 and the amount of base salary increase from 2011 (except for Mr. Matthews who joined the Company on January 30, 2012) were as follows:

Name	Amount of Base Salary Increase from 2011	2012 Base Salary
Phil Rykhoek	$24,000	$624,000
Mark C. Allen	16,280	423,280
K. Craig McPherson	16,280	423,280
Robert L. Cornelius	16,280	423,280
James S. Matthews	n/a	350,000

The base salary increase for these named executive officers resulted in base salaries that were slightly below the targeted 50th percentile of the relevant base salaries of our peers for similar individuals, as well as in the aggregate as a group. These base salaries represented approximately 15% of the targeted compensation for each of these individuals. Effective July 1, 2012, Mr. McPherson was promoted to his current position of Senior Vice President and Chief Operating Officer, and as of that date his base salary increased to $450,000 from the $423,280 amount noted in the table above, for an aggregate increase during 2012 of $43,000 from his 2011 base salary.

Discretionary Cash Bonuses. Since 1995, we have had a practice of paying cash bonuses to all of our employees each year (except in 1998, the only year in which we had a significant net loss, when no bonuses were paid to employees). There is no formal bonus plan, nor any formal written formulas for determining bonus amounts. The decision to pay bonuses and in what amounts is determined by the Compensation Committee on a Company-wide basis, and executive officers receive bonuses only if all other employees receive bonuses. Additionally, we have historically paid a Christmas bonus to all employees that is equivalent to one week of each employee's base salary.

Our practice for paying cash bonuses to employees is subject to review and change each year by our senior management and the Compensation Committee, and includes various target levels of bonus compensation determined by an employee's job tier. The target bonus level for our named executive officers in 2012 was 100% for our named executive officers other than Mr. Matthews, for whom the target percentage was 85%.

For 2012, cash bonuses for each employee were determined based on two factors: Company performance and individual performance. In prior years, the entire bonus was based on Company performance; however, in order to place more emphasis on individual performance and the achievement of individual goals, the individual component was added in 2012. The Company performance factor, which comprised 85% of each employee's target bonus for 2012, was evaluated by the Compensation Committee and could have ranged from 0% to 120% of target. The individual performance factor, which comprises 15% of each employee's target bonus, is evaluated by the employee's manager and supervisor and could have ranged from 0% to 200% of target. For members of senior management, individual performance was evaluated by the Compensation Committee, considering recommendations by the Chief Executive Officer for senior management other than himself. For 2013, we plan to increase the individual performance component from 15% to 25%.

Bonus determinations for the Company performance component of this cash bonus are made by our Compensation Committee subjectively, based on an overall retrospective evaluation of our corporate results, taking into account a wide range of both non-numeric measures and financial and operational results, which measures and results are determined at year end. Any measure that might be considered to determine whether or not an oil and natural gas company had a good year (or other measures of success or failure) is a possible factor for consideration by the Compensation Committee. Historically, these measures have included an evaluation of production levels, stock performance, safety and environmental performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects, operating and administrative expense levels, capital expenditures relative to budgeted levels, and changes in our proved, probable and possible reserves for the relevant period as compared to costs incurred for the same period. As our Compensation Committee's decisions are subjectively made on an overall basis, it is not possible to determine precisely how these measures are weighted or evaluated by the Compensation Committee.

After evaluating the Company's overall 2012 performance, which is more fully discussed in the Executive Summary above, the Compensation Committee concluded (and recommended to the Board for adoption) that 2012 cash bonuses for Company performance should be awarded at a level of 105% of bonus targets. This decision was based on the Compensation Committee's assessment of the Company's overall performance during 2012, including consideration of various performance factors, including an evaluation of the Company's overall health, safety and environmental performance during the year. After evaluating the various performance factors for the Company in 2012, the Compensation Committee concluded that the Company performed at a level that would warrant a cash bonus of 110% of target, if not for the failure to achieve all of our safety goals. Therefore, because the Company did not meet or achieve all of its safety goals in 2012, the bonus level paid was reduced by 5%.

Bonus determinations for the individual performance component with respect to our senior management team are also made by our Compensation Committee subjectively, based on an overall retrospective evaluation of the individual's personal performance during the year. The Compensation Committee considered, among other things, attainment of personal goals, leadership, teamwork, and the role the individual played in significant projects or transactions. Again, because these decisions are subjectively made on an overall basis, it is not possible to determine precisely how these measures are weighted or evaluated by the Compensation Committee. The individual cash bonuses for senior management for 2012 ranged from a low of 75% of target to a high of 200% of target.

After considering the Company and individual performance components, total discretionary cash bonuses were $744,120 for Mr. Rykhoek, $441,269 for Mr. Allen, $471,571 for Mr. McPherson (which amount was prorated for Mr. McPherson to reflect his promotion in July 2012), $425,396 for Mr. Cornelius and $289,679 for Mr. Matthews (which amount was prorated for Mr. Matthews for the period he was employed by the Company in 2012). If an individual earned more than 100% of the target bonus for the individual performance component, the Compensation Committee believed the individual excelled during the year and exceeded expectations. The cash bonuses for 2012 were paid in early 2013.

Stock-Based Compensation — Overall Program. Equity compensation is a significant focus of our total compensation program for all employees, and is an even higher level of focus for compensation of our senior management. Our overall equity compensation program for 2012 consists of: (i) SARs payable only in stock; (ii) restricted stock; and (iii) for members of our senior management, performance-based stock. For the 2012 awards, the performance-based stock is split equally between Performance-Based Operational Awards (one-year awards), which are earned based on the achievement of specific operational goals, and Performance-Based TSR Awards (three-year awards), which are earned based on the performance of Denbury stock compared to the stock of our peers (each discussed in detail below).

We believe equity awards for senior management align the interests of senior management (and all other employees) with those of our stockholders. All equity-based awards granted under our 2004 Incentive Plan are designed to motivate our employees to increase the value of the Company, and hopefully help achieve a commensurate increase in the market price of our shares, which benefits not only the employees but the Company's stockholders. Because stock price is the primary measure that stockholders use to measure our performance, we believe that it is an important way to measure our executives' performance.

As part of the review to determine 2012 compensation, all aspects of senior management compensation were evaluated and compared to the peer group compensation data, valuing the long-term awards using grant-date fair values as presented in the Summary Compensation Table below. In light of the 2011 results, the total long-term compensation value was left relatively unchanged from 2011 to 2012, although the allocation was adjusted. Based on all of the data, for 2012 it was determined that our long-term award grants to our named executive officers (other than Mr. Matthews, who due to his joining the Company at the end of January 2012 received only a restricted stock award), would be allocated as follows:

Percentage	Award Type	Terms
33%	SARs	Cliff vesting after the end of a three-year service period with a seven-year expiration date
33%	Restricted Stock	Cliff vesting after the end of a three-year service period
17%	Performance-Based TSR Awards	Based on a three-year TSR and cliff vesting at the end of the three-year performance period
17%	Performance-Based Operational Awards	Based on a one-year performance period measured against operational performance metrics and cliff vesting after the one-year performance period

Performance-Based TSR Awards.  As part of the 2011 compensation review, the Compensation Committee re-evaluated the performance-based equity that previously had been awarded and decided to make a change for awards granted in 2012. Historically, the performance awards granted to executives were based entirely on operational performance metrics (see Performance-Based Operational Awards below). The Compensation Committee decided that to further align the long-term compensation of the

Company's executives with its stockholders, it would be appropriate to allocate one-half of the total performance-based equity awards to a new three-year TSR award comparing our TSR to that of our peers for the period 2012 through 2014.

This new TSR award is based on the average performance during each year within the three-year period. The price used to compare TSR performance will be based on the common stock price for the last ten trading days of each year, beginning with 2011. The peer group of eleven companies, as selected by the Compensation Committee, is primarily weighted toward oil production and oil reserves, and includes six of the fourteen companies included in the Company's peer group used for the Compensation Committee's compensation review. For this particular award, it was determined that having a peer group whose members were more aligned with the Company's heavily oil-weighted production and reserve mix, as opposed to natural gas, was more appropriate than a group comprised based on the relative size of each member. The peer group of companies used for this award is as follows:

TSR Award Peer Group
Berry Petroleum Company	Pioneer Natural Resources Company*
Concho Resources*	Plains Exploration & Production Company*
Continental Resources*	Sandridge Energy, Inc.
MEG Energy Corporation	SM Energy Company*
Nexen, Inc.	Whiting Petroleum Corporation*
Oasis Petroleum, Inc.

* Included in the Company's peer group used for the Compensation Committee's compensation review.

The TSR achievement percentage will be based on how the Company ranks relative to the peer group as follows:

TSR Absolute Rank	TSR Percentage Rank	TSR Achievement Percentage
1	100.0%	200%
2	90.9%	182%
3	81.8%	164%
4	72.7%	145%
5	63.6%	127%
6	54.5%	109%
7	45.5%	91%
8	36.4%	73%
9	27.3%	55%
10	18.2%	36%
11	9.1%	18%
12	—%	—%

If a peer company is acquired (including via merger) or ceases to be traded on a major exchange before the end of the three-year period, the percentages in the table above will adjust on a pro rata basis to reflect the exclusion of such company and the adjusted number of companies in the peer group. In the event the TSR Percentage Rank falls between the increments shown in the table above, the TSR Achievement Percentage will be interpolated. For example, if the TSR Percentage Rank is 40%, the TSR Achievement Percentage will be 80%. In the event of a change in control of the Company, the performance period will end on the date of the change in control and the performance for the partial year will be annualized and averaged with any prior full-year periods to determine the ultimate payout.

Performance-Based Operational Awards. In order to create additional performance incentives, the other half of our executives' performance-based equity compensation is based on specific annual operational performance metrics. Our goal is to select performance objectives and measurement criteria that would not be significantly affected by commodity prices, or if so affected or influenced, our peer group would theoretically be similarly subjected to the same market influences on their performance.

The Performance-Based Operational Awards are earned (and eligible to vest) during the performance period depending upon the Company's level of success in achieving four specifically-identified performance targets. Generally, one-half of the shares eligible to be earned under the performance-based awards are eligible to be earned for performance at the designated target levels (100% target vesting levels) and twice that number of shares will be earned if the higher maximum target levels are met. If performance is below designated minimum levels for all performance targets, no performance-based shares will be earned. The Compensation Committee is authorized to change any of the terms or conditions of the award in order to take into account any material unanticipated change in the Company's operations, corporate structure, assets, or similar changes, which it did not do for 2012 awards, but only to the extent such action carries out the original purpose, intent and objectives of the award; however, the Compensation Committee does not have the authority or discretion to increase an individual award.

The performance targets for 2012 consisted of comparisons of actual results to budgeted or targeted amounts covering four areas: (1) tertiary oil production; (2) total corporate production; (3) total operating costs (excluding the cost of CO2); and (4) reserves replacement percentages. Each year the Compensation Committee reviews the various performance percentages and weighting allocations to account for growth in the Company and consistency at the different earned levels. The weighting and targets for 2012 are outlined below.

The performance target calculation is performed by reviewing each measure, determining the appropriate number of points for each measure based on the actual results as indicated in each table below, and calculating the sum, which then must be approved by the Compensation Committee. In the aggregate, the potential points earned range from zero to 200, which corresponds to a vesting percentage from 0% to 200% of the targeted shares. The measurement period was a one-year measurement period for the awards granted in January 2012.

The tertiary oil production performance measure compares our actual tertiary production, as adjusted for acquisitions and dispositions during the year, to the targeted amounts over the one-year measurement period.  The computation is measured as a percentage, computed by dividing the actual tertiary production by the mid-point of the 2012 targeted amount of 34,500 barrels of oil produced per day.  This award is approximately 35% of the total weighting.  Points were earnable as follows for the awards granted in January 2012:

	Tertiary Oil Production – 35% weighting	Performance Percentage Points
A.	107.2% or more	70
B.	104.3% to 107.1%	56
C.	100% to 104.2%	42
D.	95.7% to 99.9%	28
E.	Less than 95.7%	—

The total corporate production measure is very similar to the tertiary production measure in that it compares our actual total corporate production, as adjusted for acquisitions and dispositions during the year, to targeted amounts over the one-year measurement period. Because this measure is based on a larger quantity of production, with a one percent variance representing a larger absolute amount, the range of percentages used in this comparison is tighter. The computation is measured as a percentage, computed by dividing the actual corporate production by the mid-point of the 2012 targeted amount of 72,750 barrels of oil equivalent produced per day. This award is approximately 20% of the total weighting. Points were earnable as follows for the awards granted in January 2012:

	Total Corporate Production – 20% Weighting	Performance Percentage Points
A.	106.2% or more	40
B.	103.4% to 106.1%	32
C.	100% to 103.3%	24
D.	96.6% to 99.9%	16
E.	Less than 96.6%	—

The third measure compares our total operating costs to our budgeted amounts, both of which exclude the cost of CO2. CO2 costs are excluded because (i) they generally track oil prices and, therefore, a portion of that cost would not be controllable, and (ii) we generally want to inject or use more CO2 rather than less. This award is approximately 25% of the total weighting. Points were earnable as follows for the awards granted in January 2012:

	Total Operating Costs – 25% Weighting	Performance Percentage Points
A.	Less than $17.68	50
B.	$17.68 to $18.15	40
C.	$18.16 to $18.78	30
D.	$18.79 to $19.45	20
E.	Greater than $19.45	—

The final measure compares our actual reserves replacement percentages (a measure of current year reserve additions relative to current year production) to targeted amounts. This award is approximately 20% of the total weighting. Points were earnable as follows for the awards granted in January 2012:

	Reserves Replacement Percentages – 20% Weighting	Performance Percentage Points
A.	300% or more	40
B.	200% to 299%	32
C.	150% to 199%	24
D.	100% to 149%	16
E.	Less than 100%	—

We believe that it should be difficult to significantly exceed the targeted amounts of these performance measures, as to do so would require us to perform at or above 100% of our budgets or targets in every area, and our forecasts assume a high level of efficiency. Since the performance measures cover the three primary focal points of our business, those being production, reserves and costs, exceeding our targets in all three of these areas becomes even more difficult. These targets are achievable, but require that work be completed on schedule and within targeted amounts, and significantly exceeding these targets should not be considered likely, particularly in our current industry operating environment where goods, services, and personnel are in limited supply. Even if we are able to exceed our targets, there could be an error in our projections, as certain factors like production are difficult to predict with absolute certainty. However, in this case, we believe that our projections could be inaccurate in either direction with approximately the same probability.

In addition to the specific performance measures described above, the Compensation Committee has the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include its review and assessment of our corporate governance, environmental and safety compliance, debt levels, and other discretionary factors, although no such reduction was made with regard to 2012 awards. The Compensation Committee does not have the authority or discretion to increase the number of performance-based shares.

Each of the target levels was determined and defined by the Compensation Committee upon grant of these performance awards in January 2012, based upon year-end targets or levels (for example, year-end 2011 reserves served as the baseline for the reserves replacement target for the awards granted in January 2012). Achievement of discretionary factors and confirmation of performance levels will be determined by the Compensation Committee. Any portion of the performance shares which are not earned by the end of the measurement period will be forfeited. In certain change in control events, the target level amount of performance-based shares would vest (see Potential Payment Upon Termination of Change in Control below).

Non-Equity Performance-Based Cash Awards – Performance Metrics. In addition to equity compensation, our executives are granted some level of cash awards along with the equity in order to help make their total compensation more consistent with that of our peers and to help the executives cover the income taxes incurred on the vesting date since tax withholding is often not sufficient to cover the total tax obligation. For the members of senior management that were employed at the beginning of the year, this was in the form of a performance-based cash award. The performance measures used for performance-based cash awards are the same as those for the equity performance awards (see Performance-Based Operational Awards above). As with the performance shares, the performance cash awards granted in 2012 vested on March 31, 2013.

Results of Performance-Based Operational Awards and Performance-Based Cash Awards Granted for 2012

In March 2013, the performance-based incentive awards granted in January 2012 vested.  The number of performance-based shares earned during the performance period depended upon the Company's level of success in achieving the four specifically identified performance targets discussed above.  Generally, one-half of the shares earnable under the performance-based awards could be earned for performance at the designated target levels (100% target vesting levels), and all of the shares could be earned if the higher maximum target levels were met. The following is a summary of the performance points earned for each of the awards based on the Company's performance relative to the four performance metrics, with the number of points equal to the percentage of the maximum number of shares eligible to be earned under these awards:

Performance Target Metric	2012 Award Potential Points at Maximum Payout	2012 Award Performance Points Earned
Actual tertiary oil production versus forecasted tertiary oil production	70	42
Actual total corporate production versus forecasted total corporate production	40	24
Total operating costs versus forecasted operating costs	50	30
Reserves replacement percentage	40	40
Total Points Earned	200	136

On March 26, 2013, the Compensation Committee certified the performance results for the periods covered by the awards, which were also reviewed by the Company's Internal Audit Department. These awards vested on March 31, 2013 at 136% of the targeted level. Below is a summary of the performance-based share and cash awards granted in 2012 to our named executive officers (other than Mr. Matthews who joined the Company after the grant date and did not receive any such awards) at the target levels and actual levels earned.

	Performance-Based Shares (#)		Performance-Based Cash ($)
Name	Target	Actual	Target	Actual
Phil Rykhoek	21,955	29,859	550,000	748,000
Mark C. Allen	13,026	17,715	350,000	476,000
K. Craig McPherson (1)	8,743	11,890	234,932	319,508
Robert L. Cornelius	13,026	17,715	350,000	476,000

(1) Mr. McPherson joined the Company in May 2011, therefore his original awards granted in early 2012 were prorated to reflect his partial service year in 2011.

2013 Compensation

Throughout this CD&A, we have described compensation actions taken with respect to 2013 compensation to the extent we believe such discussion enhances the understanding of our executive compensation disclosure. This section continues such description and elaborates on 2013 compensation decisions that have been made at this time.

Our review to determine 2013 compensation was very similar to our review to determine 2012 compensation, although for 2013 the Compensation Committee made certain significant compensation adjustments to better match the 50th percentile of compensation of our peers for certain individuals and for the group as a whole. Further, the Compensation Committee attempted to make more of a distinction between individual members of senior management in order to more appropriately reflect their duties and responsibilities, as well as their individual performance, and to better match their compensation with that of similar management positions at our peer companies (see related discussion at Targeted Compensation above). As such, certain of the adjustments to total compensation were significant when compared to 2012 total compensation, with the most significant change relating to the compensation of Mr. Rykhoek, our Chief Executive Officer, whose compensation was the most below-market relative to his peers.

In order to continue to keep the base salaries of the members of senior management aligned with the relevant salaries of our peers, in December 2012, the Compensation Committee granted an average base salary increase for these officers (excluding Mr. Rykhoek, our Chief Executive Officer) of approximately 3.5%. The Compensation Committee determined that a higher increase was warranted for our Chief Executive Officer due to his pay relative to that of his peers and, accordingly, Mr. Rykhoek was granted a larger increase in his base salary. Effective January 1, 2013, the base salaries for our named executive officers and the amount of base salary increase from 2012 were as follows:

Name	Amount of Base Salary Increase from 2012	2013 Base Salary
Phil Rykhoek	$126,000	$750,000
Mark C. Allen	14,815	438,095
K. Craig McPherson	15,750	465,750
Robert L. Cornelius	14,815	438,095
James S. Matthews	12,250	362,250

With respect to stock-based compensation, we have decided to place a greater emphasis on performance-based awards to further align the interests of our executives with those of our stockholders. To do so, we increased the percentage of performance-based stock awards with a corresponding decrease in the SARs percentage, and also increased the vesting period on our performance stock awards from one year to two years. Additionally, for 2013 both the stock and cash performance-based operational incentive awards will be based upon two of the same performance metrics used to measure 2012 performance (tertiary oil production and reserve replacement percentage), along with a non-tertiary production metric and a metric comparing the Company's capital efficiency to that of its peers, essentially measuring on a per-barrel-of-oil-equivalent basis adjusted pre-tax operating income to adjusted finding and development costs. The non-tertiary production metric replaces the 2012 total corporate production metric, putting more emphasis on production from our non-tertiary oil and natural gas properties, and the capital efficiency metric replaces the 2012 total operating cost metric, putting increased emphasis on value creation. Thus, for 2013, the allocation of long-term equity-based awards granted to our named executive officers will be:

Percentage	Award Type	Terms
15%	SARs	Cliff vesting after the end of a three-year service period with a 7-year expiration date
35%	Restricted Stock	Cliff vesting after the end of a three-year service period
25%	Performance-Based TSR Awards	Based on a three-year TSR and cliff vesting at the end of the three-year performance period
25%	Performance-Based Operational Awards	Based on a one-year performance period measured against operational performance metrics and cliff vesting after two years

During December 2012, the Compensation Committee decided to grant our named executive officers equity awards valued at the dollar amounts reflected in the table below on the date of grant. The grant date was predetermined in December of 2012 to be January 4, 2013. A breakdown of the various awards to our named executive officers is shown in the table below:

Name	Total Dollar Value ($) (1)	SARs	Shares of Time-Vesting Restricted Stock	Shares of Performance- Based Operational Awards (Target Amount)	Shares of Performance-Based TSR Awards (Target Amount)
Phil Rykhoek	3,800,000	65,383	79,308	56,648	56,648
Mark C. Allen	1,650,000	28,390	34,436	24,597	24,597
K. Craig McPherson (2)	1,874,915	32,260	39,130	27,950	27,950
Robert L. Cornelius	1,350,000	23,228	28,175	20,125	20,125
James S. Matthews (3)	798,497	13,739	16,665	11,903	11,903

(1)
The value used to determine the number of shares granted of restricted common stock, performance-based stock and total shareholder return stock was $16.77 per share, the closing price of the Company's common stock on January 4, 2013. The value used to determine the number of SARs granted was calculated at a Black-Scholes value of $8.72 per share on January 4, 2013.

(2)	The awards for Mr. McPherson, who was promoted in July 2012, were prorated for his change in position.

(3)	The awards for Mr. Matthews, who joined the Company in January 2012, were prorated for the period he was employed by the Company during 2012.

The above described SARs, time-vesting restricted common stock, and Performance-Based TSR Awards will cliff vest on March 31, 2016, and the above described Performance-Based Operational Awards will cliff vest on January 4, 2015, with all of the equity awards subject to an earlier vesting as a result of a change in control, a holder's death or disability or, if held for one year from the date of grant, retirement as defined in the 2004 Incentive Plan or specific share award agreements.

In addition, on January 4, 2013, each named executive officer was granted cash performance awards.  The performance measures used for these awards are the same as those used for the equity Performance-Based Operational Awards described above.  These awards will vest on March 31, 2014. The table below summarizes the target and maximum levels of cash awards granted to our named executive officers.

	Performance-Based Cash
Name	Target	Maximum
Phil Rykhoek	$600,000	$1,200,000
K. Craig McPherson	375,000	750,000
Mark C. Allen	350,000	700,000
Robert L. Cornelius	350,000	700,000
James S. Matthews	184,153	368,306

Change in Control and Severance Benefits

Our senior management, together with all of our other employees, have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change-in-control benefits should eliminate, or at least reduce, possible reluctance of senior management to pursue potential change-in-control transactions that may be in the best interests of stockholders.  For more information on these potential benefits, please see the section below titled “Potential Payments Upon Termination or Change in Control.”

Perquisites and Other Benefits

Our senior management participates in our benefit plans on the same terms as our other employees. These plans include medical, dental, vision, disability and life insurance, partial matching contributions to our 401(k) plan, matching contribution of up to $500 under our charitable gift program, and partial matching contributions to our employee stock purchase plan. Denbury historically paid the monthly membership dues at golf and other clubs for certain of our executives, provided that they pay all or a portion of the upfront initiation fees. Beginning in 2011, the Compensation Committee decided to discontinue paying for memberships, whether or not considered perquisites, on an individual basis, and instead added a cash compensation component for each named executive officer. The amount paid to cover such items in 2012 was $25,000 for Messrs. Rykhoek, Allen, Cornelius and McPherson, and $18,333 for Mr. Matthews (which was pro-rated since he joined the Company on January 30, 2012). Our only retirement benefits are our 401(k) plan and a retirement vesting provision included in most of our equity awards. We do not have any pension or post-retirement medical benefits.

Our stock purchase plan allows all employees, including senior management, to contribute up to 10% of their base salary in exchange for Company stock, with the Company matching 75% of such contributions, which is more generous with regard to company matching than the more typical plan that qualifies under Code Section 423. The combined contributed funds are used at the end of each quarter to purchase common stock at the average of the fair market value of the common stock on each of the ten trading days immediately preceding the exercise date. Of the total stock purchase plan matching contributions made by the Company during 2012, the named executive officers received approximately 2.5%. The named executive officers have the same limitations and rights under the plan as do our other employees.

Stock Ownership Guidelines

During 2008, our Board adopted stock ownership guidelines. Under our stock ownership guidelines, all officers are expected to hold stock with a value equal to three times their annual base salary, and directors are expected to hold stock with a value of three times their annual cash compensation. If an officer who is part of senior management or a director has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines provide that no shares of common stock should be sold by that officer or director (except in connection with tax withholding or a hardship exception granted by the Board) until such ownership levels are reached. If an officer who is not part of senior management has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines provide that such officer should retain and hold at least one-third of any restricted shares that vest until such ownership levels are reached, unless a hardship exception is granted by the Board.

Risk Assessment Related to our Compensation Program

We do not believe that our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company's risk profile. Although portions of our compensation program are performance based, we believe that we have allocated our compensation among base salary and short- and long-term compensation opportunities in such a way as to discourage excessive risk taking. Further, one of the main factors we take into consideration in setting compensation is the performance of the Company as a whole, which we believe encourages decision making that is in the best long-term interests of the Company and our stockholders as a whole. Finally, the time-based vesting over a multi-year period for certain of our equity awards, as well as our stock ownership guidelines for our directors and officers, ensures their interests align with those of our stockholders for the long-term performance of our Company.

Policy on Recovery of Compensation and Clawbacks

We do not currently have a policy providing for specific compensation penalties if we are required to restate our financial statements. The only specific impact of this event relative to our compensation program would be a potential downward adjustment to our performance-based awards, not to exceed 25%, based on the subjective review by the Compensation Committee, although such an event would also likely affect the more subjective cash bonuses awarded by the Compensation Committee each year, which considers overall Company performance, and would likely affect the value of the equity awards granted to our employees. Section 954 of the Dodd-Frank Act requires the SEC to implement regulations requiring clawbacks of compensation from designated officers in the event of a financial restatement; however, the Company has deferred taking action on these clawback provisions pending promulgation by the SEC of regulations under these Dodd-Frank Act provisions.

Deductibility of Executive Compensation

We believe it is important to have flexibility in designing our compensation programs in a manner that achieves our objectives. Under U.S. federal income tax law, we cannot take a tax deduction for certain compensation in excess of $1,000,000 per year paid to our named executive officers. However, performance-based compensation, as defined in the Code, is fully deductible as long as the programs are approved by the stockholders and meet certain other requirements. We have designed certain aspects of our compensation programs to meet performance-based compensation criteria and maximize our tax deductible compensation. However, while we consider accounting and tax treatment of certain forms of compensation in the design of our compensation program, we choose to weigh all factors, and therefore we have not adopted a policy that limits our compensation options.

Stockholder Input on Executive Compensation

Our Board and Compensation Committee believe that our executive compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders. They also believe that both the Company and stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Thus, the Board and Compensation Committee would welcome any comments you may have on our executive compensation policies and procedures. Please send any correspondence on our executive compensation policies and procedures to:

Denbury Resources Inc.
Attn: Chairman of the Compensation Committee of the Board of Directors
5320 Legacy Drive
Plano, TX 75024

In addition, you may e-mail your correspondence regarding executive compensation policies and procedures to compensationcommittee@denbury.com. Your correspondence will be received by the Chairman of the Compensation Committee of the Board of Directors with a copy to our Chief Executive Officer and Chief Financial Officer.

The previous CD&A contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of Denbury's compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Denbury specifically cautions investors not to apply these statements to other contexts.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with management.  Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

The Compensation Committee
Gregory L. McMichael, Chairman
Michael B. Decker
Kevin O. Meyers
Laura A. Sugg

Summary Compensation Table

The following table sets out a summary of executive compensation for our named executive officers for the years indicated below.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Phil Rykhoek	2012	$624,000	$756,120	$1,626,639	$758,316	$748,000	$104,952	$4,618,027
President and Chief Executive Officer	2011	600,000	413,538	1,516,633	758,241	308,000	94,736	3,691,148
	2010	495,000	677,396	1,199,978	599,761	810,000	67,840	3,849,975
Mark C. Allen	2012	$423,280	$449,409	$965,126	$449,926	$476,000	$82,391	$2,846,132
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2011	407,000	280,517	899,876	449,893	196,000	77,353	2,310,639
	2010	370,000	504,303	833,329	416,501	567,000	46,518	2,737,651
K. Craig McPherson (6)	2012	$436,640	$480,225	$1,147,778	$302,006	$319,508	$86,424	$2,772,581
Senior Vice President and Chief Operating Officer	2011	271,333	190,865	1,128,500	—	—	63,839	1,654,537
Robert L. Cornelius	2012	$423,280	$433,536	$965,126	$449,926	$476,000	$82,691	$2,830,559
Senior Vice President – Commercial Development, Government Affairs and Project Management	2011	407,000	280,517	899,876	449,893	196,000	77,553	2,310,839
	2010	370,000	469,615	833,329	416,501	567,000	46,518	2,702,963
James S. Matthews (7)	2012	$323,526	$296,410	$900,000	—	—	$40,443	$1,560,379
Vice President, General Counsel and Secretary

(1)
Represents the amounts earned based on our performance for the year indicated, regardless of when paid. Bonuses include a Christmas bonus that is equivalent to one week's salary and which is paid to all employees.  During 2010, bonuses also included cash paid under deferred cash awards granted on January 3, 2006, which vested in 2010 in the following amounts:  $49,127 to Mr. Rykhoek and $34,688 to Mr. Allen.

(2)
Amounts in this column include the grant-date fair value of (a) restricted common stock awards, (b) Performance-Based Operational Awards (at the target level of 100%), and (c) Performance-Based TSR Awards granted during the year indicated as shown in the following table. The grant-date fair value of restricted common stock and Performance-Based Operational Awards is calculated using the closing price of Company common stock on the date of grant. The grant-date fair value of Performance-Based TSR Awards is calculated using a Monte-Carlo simulation model, which required using a value of $24.68 on January 6, 2012.

Name	Year	Restricted Common Stock ($)	Performance-Based Operational Awards ($)	Performance-Based TSR Award ($)	Total ($)
Phil Rykhoek	2012	758,326	379,163	489,150	1,626,639
	2011	758,316	758,317	n/a	1,516,633
	2010	599,989	599,989	n/a	1,199,978
Mark C. Allen	2012	449,935	224,959	290,232	965,126
	2011	449,938	449,938	n/a	899,876
	2010	416,665	416,664	n/a	833,329
K. Craig McPherson	2012	801,990	150,992	194,796	1,147,778
	2011	1,128,500	n/a	n/a	1,128,500
Robert L. Cornelius	2012	449,935	224,959	290,232	965,126
	2011	449,938	449,938	n/a	899,876
	2010	416,665	416,664	n/a	833,329
James S. Matthews	2012	900,000	n/a	n/a	900,000

These awards were made pursuant to our 2004 Incentive Plan.  Performance-Based Operational Awards vested as follows: (i) awards granted during 2012 vested at 136% on March 31, 2013, (ii) awards granted during 2011 vested at 56% on March 31, 2012, and awards granted during 2010 vested at 162% on March 31, 2011.  Each performance-based award had a maximum payout of 200%.  The performance-based TSR awards cliff vest on March 31, 2015 based on a comparison of Company TSR to that of Company peers. Further discussion regarding the underlying awards is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s 2012 Annual Report on Form 10-K filed with the SEC on February 28, 2013.

(3)
Represents the fair value of stock-settled SARs granted during the year indicated using the Black–Scholes option pricing model as of the date of grant.  These awards were made pursuant to our 2004 Incentive Plan.  Further discussion regarding the underlying awards, including assumptions, is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s 2012 Annual Report on Form 10-K filed with the SEC on February 28, 2013.

(4)
Represents the dollar value of performance-based cash awards earned during the year indicated.  Performance-based cash awards vested as follows: (i) awards granted during 2012 vested at 136% on March 31, 2013, (ii) awards granted during 2011 vested at 56% on March 31, 2012, and (iii) awards granted during 2010 vested at 162% on March 31, 2011.  The presentation of performance-based cash awards in the above table differs from the presentation of performance-based stock awards included in footnote 2 above in that performance-based cash awards are presented at the value of awards earned and performance-based stock awards are presented at the grant-date fair value of the awards at the 100% target level.

(5)
Amounts in this column include (a) matching contributions by the Company to the ESPP on each named executive officer’s behalf, (b) matching contributions to the 401(k) Plan on each named executive officer’s behalf, (c) life and disability insurance premiums paid by the Company on each named executive officer’s behalf, (d) allocated discretionary funds for each named executive officer, and (e) other compensation-related items as shown in the following table:

Name	Year	Stock Purchase Plan (a)	401(k) Plan (b)	Insurance Premiums (c)	Cash Perquisites (d)	Other (e)	Total
Phil Rykhoek	2012	$46,800	$15,000	$15,162	$25,000	$2,990	$104,952
Mark C. Allen	2012	31,746	15,000	7,155	25,000	3,490	82,391
Craig McPherson	2012	32,748	15,000	7,831	25,000	5,845	86,424
Robert L. Cornelius	2012	31,746	15,000	7,955	25,000	2,990	82,691
James S. Matthews	2012	—	15,000	4,380	18,333	2,730	40,443

In 2012, all officers had $2,990 (except Mr. Matthews who had $2,730 because he joined on the Company on January 30, 2012) in other compensation related to an on-site cafeteria that is available to all employees.  In addition, Mr. Allen had $500 in other compensation related to our gift-matching program, and Mr. McPherson had $2,855 related to relocation expenses.

(6)
Mr. McPherson joined Denbury as Senior Vice President – Production Operations in May 2011.  He was promoted to Senior Vice President and Chief Operating Officer effective July 1, 2012. Compensation information for Mr. McPherson is not provided for 2010 because he was not an employee or a named executive officer of the Company during 2010.

(7)
Mr. Matthews joined Denbury as Vice President, General Counsel and Secretary in January 2012. Compensation information for Mr. Matthews is not provided for 2011 and 2010 because Mr. Matthews was not an employee or a named executive officer of the Company during 2011 and 2010.

2012 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Phil Rykhoek	1/6/2012	—	—	550,000	(2)	1,100,000
	3/8/2012						—	19,820	(3)	39,640						489,150
	1/6/2012						—	21,955	(4)	43,910						379,163
	1/6/2012										43,910	(5)				758,326
	1/6/2012												82,906	(6)	17.27	758,316
Mark C. Allen	1/6/2012	—	—	350,000	(2)	700,000
	3/8/2012						—	11,760	(3)	23,520						290,232
	1/6/2012						—	13,026	(4)	26,052						224,959
	1/6/2012										26,053	(5)				449,935
	1/6/2012												49,190	(6)	17.27	449,926
K. Craig McPherson	1/6/2012		—	234,932	(2)	469,864
	3/8/2012						—	7,893	(3)	15,786						194,796
	1/6/2012						—	8,743	(4)	17,486						150,992
	1/6/2012										17,487	(5)				302,000
	1/6/2012												33,018	(6)	17.27	302,006
	7/1/2012										33,090	(7)				499,990
Robert L. Cornelius	1/6/2012	—	—	350,000	(2)	700,000
	3/8/2012						—	11,760	(3)	23,520						290,232
	1/6/2012						—	13,026	(4)	26,052						224,959
	1/6/2012										26,053	(5)				449,935
	1/6/2012												49,190	(6)	17.27	449,926
James S. Matthews	1/30/2012	—									48,000	(8)				900,000

(1)
Represents the fair value of restricted stock and stock-settled SARs as of the grant date.  The fair value of the time-based restricted stock awards and Performance-Based Operational Awards is the fair market value of the stock on the date of grant.  The fair value of Performance-Based TSR Awards is based on a Monte Carlo Simulation valuation model on the date of grant, and the fair value of SARs is the fair value using the Black-Scholes option pricing model as of the date of grant.  Further discussion regarding the underlying awards, including assumptions, is included in Note 8 of the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2013.

(2)
These are performance-based cash awards (target amount) that cliff vested on March 31, 2013 upon satisfaction of the performance criteria of the grant.  The actual award earned was 136% of the targeted amount but could have ranged from 0% to 200% of the targeted amount based upon the Company’s level of success in achieving four specifically-identified performance targets (see Compensation Discussion and Analysis – Compensation Components – Non-Equity Performance-Based Cash Awards – Performance Metrics above).

(3)
These shares are Performance-Based TSR Awards (target amount) that cliff vest on March 31, 2015 based on comparison of Company TSR to that of Company peers (see Compensation Discussion and Analysis – Compensation Components – Performance-Based TSR Awards above).

(4)
These shares are Performance-Based Operational Awards (target amount) that cliff vested on March 31, 2013 upon satisfaction of the performance criteria of the grant.  The actual award earned was 136% of the targeted shares but could have ranged from 0% to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets (see Compensation Discussion and Analysis – Compensation Components – Performance-Based Operational Awards above).

(5)
These shares of restricted common stock cliff vest on March 31, 2015.  In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, upon a change in control of the Company, or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(6)
These stock-settled SARs cliff vest on March 31, 2015, more than three years after the date of grant.  In addition to the foregoing vesting provision, all of these SARs vest upon a holder’s death, disability, or upon a change in control of the Company, or at the time the executive (i) becomes retirement eligible and (ii) has held the SARs for one year from the date of grant.

(7)
These shares of restricted common stock vest ratably on July 1, 2013, 2014 and 2015. In addition to the foregoing provision, all of these shares vest upon a holder’s death, disability, or retirement or upon a change in control of the Company.

(8)
These shares of restricted common stock vest ratably on January 30, 2013 and 2014. In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, or upon a change in control of the Company.

2012 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Phil Rykhoek	4,048		3.4125	1/2/2014
	42,868		6.9275	1/3/2015
	12,100		12.1900	1/3/2016
	80,385		12.9700	1/2/2016
	19,370		14.7300	6/30/2016
		72,992 (1)	15.6300	1/4/2017
		76,137 (2)	18.7100	1/7/2018
		82,906 (3)	17.2700	1/6/2019
					136,112 (4)	2,205,014
					38,387 (5)	621,869
					40,530 (6)	656,586
					43,910 (7)	711,342
					29,859 (11)	483,716
					19,820 (12)	321,084
Mark C. Allen	29,304		3.4125	1/2/2014
	25,708		6.9275	1/3/2015
	14,432		6.9275	1/3/2015
	8,544		12.1900	1/3/2016
	67,931		12.9700	1/2/2016
	7,102		14.7300	6/30/2016
		50,689 (1)	15.6300	1/4/2017
		45,175 (2)	18.7100	1/7/2018
		49,190 (3)	17.2700	1/6/2019
					96,332 (4)	1,560,578
					26,658 (5)	431,860
					24,048 (6)	389,578
					26,053 (7)	422,059
					17,715 (11)	286,983
					11,760 (12)	190,512
K. Craig McPherson		33,018 (3)	17.2700	1/6/2019
					17,487 (7)	283,289
					33,334 (8)	540,011
					33,090 (9)	536,058
					11,890 (11)	192,618
					7,893 (12)	127,867
Robert L. Cornelius	80,385		12.9700	1/2/2016
		50,689 (1)	15.6300	1/4/2017
		45,175 (2)	18.7100	1/7/2018
		49,190 (3)	17.2700	1/6/2019
					26,658 (5)	431,860
					24,048 (6)	389,578
					26,053 (7)	422,059
					17,715 (11)	286,983
					11,760 (12)	190,512
James S. Matthews					48,000 (10)	777,600

(1)	These stock-settled SARs cliff vested 100% on March 31, 2013, more than three years after the date of grant.

(2)
These stock-settled SARs cliff vest 100% on March 31, 2014, more than three years after the date of grant.  In addition to the foregoing vesting provision, all of these SARs vest upon a holder’s death, disability, at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant, or upon a change in control of the Company.

(3)
These stock-settled SARs cliff vest 100% on March 31, 2015, more than three years after the date of grant.  In addition to the foregoing vesting provision, all of these SARs vest upon a holder’s death, disability, or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant, or upon a change in control of the Company.

(4)
These shares of restricted common stock vest ratably each January 31st until the final vesting upon reaching a retirement age between 60 and 65, depending on length of service, and the officer’s separation from the Company.  In addition to the foregoing vesting provision, all of these shares will vest upon a holder’s death or disability, or upon a change in control of the Company.

(5)	These shares of restricted common stock cliff vested 100% on March 31, 2013, more than three years after the date of grant.

(6)
These shares of restricted common stock cliff vest 100% on March 31, 2014, more than three years after the date of grant.  In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, upon a change in control of the Company, or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(7)
These shares of restricted common stock cliff vest 100% on March 31, 2015, more than three years after the date of grant.  In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, upon a change in control of the Company, or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(8)
These shares of restricted common stock vest ratably on May 1, 2013 and 2014.  In addition to the foregoing vesting provision, all of these shares vest upon holder’s death, disability, or upon a change in control of the Company.

(9)
These shares of restricted common stock vest ratably on July 1, 2013, 2014 and 2015.  In addition to the foregoing vesting provision, all of these shares vest upon holder’s death, disability, or upon a change in control of the Company.

(10)
These shares of restricted common stock vest ratably on January 30, 2013, 2014 and 2015.  In addition to the foregoing vesting provision, all of these shares vest upon holder’s death, disability, or upon a change in control of the Company.

(11)
These performance-based awards are presented at 136% of the target award, which represents the amount of the performance-based award which vested on March 31, 2013, but could have ranged from 0% to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets.

(12)
These performance-based awards are presented at 100% of the target award. The actual award earned can range from 0% to 200% of the targeted shares based upon the performance of the Company's stock as compared to the stock performance of the Company's peers. In addition to the foregoing vesting provision, all of these shares will vest upon a holder's death or disability, or upon a change in control of the Company.

Option Exercises and Stock Vested During 2012

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Phil Rykhoek	—		—		88,251		1,615,373
Mark C. Allen	10,492 (1)		137,471 (1)		49,903		909,418
K. Craig McPherson	—		—		16,666		324,987
Robert L. Cornelius	—		—		48,404		882,405
James S. Matthews (2)	—	—	—	—	—	—	—

(1)	Shares acquired on exercise were held and not sold.

(2)	Mr. Matthews was hired as Vice President, General Counsel and Secretary in January 2012.

Potential Payments upon Termination or Change in Control
Our senior management, together with all of our other employees, have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change-in-control benefits should eliminate, or at least reduce, possible reluctance of senior management to pursue potential change-in-control transactions that may be in the best interests of stockholders.
We do not have any predefined severance benefits for our executive officers, except in the case of a change in control. In the case of a change-in-control event, we have two benefits for our employees and management, including our named executive officers: (1) payments under our Severance Protection Plan, and (2) immediate vesting of all long-term awards.
The Severance Protection Plan was originally adopted in December 2000 and was last amended in December 2012. Under the terms of our Severance Protection Plan, an employee is entitled to receive a severance payment if a Change in Control (defined below) occurs and the employee incurs an involuntary termination of employment within the six-month period prior to, or within the two-year period following that Change in Control (i.e. a "double trigger" payment). An involuntary termination for purposes of the Severance Protection Plan will mean a termination by us without Cause (defined below) or due to the employee's own decision to terminate employment for Good Reason (defined below). An involuntary termination will not include any termination of employment due to the participant's death or Disability (defined below). If entitled to severance payments under the terms of the Severance Protection Plan, members of our senior management team (including each of our named executive officers) will receive three times the sum of their annual base salary and bonus amounts, which will be calculated by adding fifty percent (50%) of the total amount of all cash bonuses paid to the participant over the two most recent annual periods ending prior to the Change in Control. Our other officers will receive two-and-one-half times their annual salary and bonus amount, certain other members of management will receive two times their annual salary and bonus amount, and all other employees will receive between one-third to one-and-one-half times their annual salary and bonus amount depending on their salary level and length of service with us. All employees that become entitled to a severance benefit under the Severance Protection Plan will also receive medical and dental benefits, with the members of our senior management team receiving such benefits up to an eighteen-month period (such benefits would cease if the employee became covered under a subsequent employer's plans).
The Severance Protection Plan provides that if our officers who were employed prior to January 1, 2011 are subject to the "parachute payment" excise tax, then we will pay such officer under the severance plan an additional amount to "gross up" the severance payment so that the employee will receive the full amount due under the terms of the Severance Protection Plan after payment of the excise tax. For officers hired after January 1, 2011, no gross ups will be provided. In connection with the December 13, 2012 amendment, a "net-best" provision was added to the plan, which we believe is a prevalent alternative to providing a gross up. Pursuant to this "net-best" provision, officers excluded from the severance plan's "gross-up" benefit will receive the greater after-tax benefit of either (i) their full parachute payment, for which the individual officer is responsible for the payment of any applicable excise tax, or (ii) a parachute payment capped at the safe harbor amount (generally $1 less than three times the officer's average compensation over the past five years), for which no excise tax is due. This approach provides the officer with a capped payment only if the officer would receive a greater after-tax benefit than if the officer paid excise tax on the full parachute payment.
For purposes of the Severance Protection Plan, the capitalized terms used above generally have the following definitions:

•
Cause means that the participant (i) willfully and continually fails to substantially perform his or her duties for us (other than a failure resulting from the participant's incapacity due to Disability), or (ii) willfully engages in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.

•
Change in Control means the occurrence of any of the following events: (i) our "continuing directors" no longer constitute a majority of the members of our Board (with "continuing director" generally being an individual who has served for at least one year or an individual that was approved by a majority of the Board); (ii) any person or group becomes the beneficial owners of our common stock that represents thirty percent (30%) or more of the voting power of our outstanding securities and the largest beneficial owner of our outstanding securities; (iii) a merger or consolidation to which we are a party if (a) our stockholders (prior to the transaction) hold beneficial ownership of forty percent (40%) or more of the combined voting power of the securities of the surviving corporation, or (b) fifty percent (50%) or more of the individuals that were members of our senior management team prior to the transaction do not hold an officer's position within a six-month period following the transaction; or (iv) the sale of all or substantially all of our assets, or our liquidation or dissolution.

•
Disability means a participant's inability to engage in any substantial gainful activity by reason or any medically determinable physical or mental impairment which, in the reasonable opinion of the plan's administrator and based on such medical evidence as it deems necessary, can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

•
Good Reason means the occurrence of any of the following events: (i) a material diminution of the participant's authority, duties or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the participant is required to report; (iii) a material diminution in the participant's base compensation; (iv) a material change in the geographic location where the participant is required to provide services to us; or (v) our material breach of the Severance Protection Plan.

In addition to the Severance Protection Plan, our long-term incentives and equity awards have change-in-control protection. Therefore, upon a Change in Control, defined within our 2004 Incentive Plan by the same definition as given above for the Severance Protection Plan, long-term incentives and equity awards granted pursuant to that plan would immediately vest. Long-term cash incentives would be paid out at the target amount. In the case of our recently issued performance awards, they would vest at the target (or the 100% level) in the event of a change in control, and in the case of the TSR awards, they would vest based on the relative return calculated as of the Change in Control date (which, as of December 31, 2012, was 109%).
The long-term cash awards, performance share awards and TSR awards granted under the 2004 Incentive Plan would also receive accelerated vesting upon the individual's death, Disability, or a Post Separation Change in Control, at target (or the 100% level). A Disability is defined within our 2004 Incentive Plan by the same definition as given above for the Severance Protection Plan. A Post Separation Change in Control means a Change in Control that follows the individual's separation from service, but such separation from service of which resulted from the commencement of the Change in Control. Thus the Post Separation Change in Control is also a "double trigger" benefit, although the triggering event will be the Change in Control event.

The following table shows, as of December 31, 2012, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment and/or a change in control in each of the circumstances indicated in the table. The fair market value of accelerated equity awards includes only those awards that were not currently vested as of December 31, 2012, using the closing stock price of $16.20 per share. Actual amounts that may become payable to any named executive officer can only be determined with any certainty at the time of an actual termination of employment or upon a change in control.

Name	Severance Protection Plan Payment ($)	Healthcare and Other Insurance Benefits ($)	Fair Market Value of Accelerated Equity Compensation ($)(1)	Value of Accelerated Performance-Based Cash Awards ($) (1)	Tax Gross Up ($)	Total Value ($)
Phil Rykhoek
Change in Control (no termination of employment)	—	—	4,278,582 (2)	550,000	—	4,828,582
Involuntary Termination in Connection with Change in Control	5,111,712	86,554	4,278,582 (2)	550,000	—	10,026,848
Death or Disability	—	—	4,913,172 (3)	550,000	—	5,463,172

Mark C. Allen
Change in Control (no termination of employment)	—	—	2,790,888 (4)	350,000	—	3,140,888
Involuntary Termination in Connection with Change in Control	3,539,538	81,751	2,790,888 (4)	350,000	—	6,762,177
Death or Disability	—	—	3,234,500 (5)	350,000	—	3,584,500

K. Craig McPherson
Change in Control (no termination of employment)	—	—	1,640,363 (6)	234,932	—	1,875,295
Involuntary Termination in Connection with Change in Control	1,922,595	83,234	1,640,363 (6)	234,932	—	3,881,124
Death or Disability	—	—	1,628,861 (7)	234,932	—	1,863,793

Robert L. Cornelius
Change in Control (no termination of employment)	—	—	1,691,062 (8)	350,000	—	2,041,062
Involuntary Termination in Connection with Change in Control	3,539,538	60,292	1,691,062 (8)	350,000	—	5,640,892
Death or Disability	—	—	1,673,922 (9)	350,000	—	2,023,922

James S. Matthews
Change in Control (no termination of employment)	—	—	777,600 (10)	—	—	777,600
Involuntary Termination in Connection with Change in Control	889,050 (11)	79,714	777,600 (10)	—	—	1,746,364
Death or Disability	—	—	777,600 (10)	—	—	777,600

(1)
These columns only include awards unvested as of December 31, 2012. Equity awards granted in 2008, 2009 and 2010 to Messrs. Rykhoek and Allen do not accelerate upon a change in control and are excluded from these amounts.

(2)	Represents the accelerated vesting of 220,552 shares of time-based restricted stock, 21,955 Performance-Based Operational Awards and 21,603 Performance-Based TSR Awards.

(3)	Represents the accelerated vesting of 72,922 “in-the-money” SARs, 258,939 shares of time-based restricted stock, 21,955 Performance-Based Operational Awards and 19,820 Performance-Based TSR Awards.

(4)	Represents the accelerated vesting of 146,433 shares of time-based restricted stock, 13,026 Performance-Based Operational Awards and 12,818 Performance-Based TSR Awards.

(5)	Represents the accelerated vesting of 50,689 “in-the-money” SARs, 173,091 shares of time-based restricted stock, 13,026 Performance-Based Operational Awards and 11,760 Performance-Based TSR Awards.

(6)	Represents the accelerated vesting of 83,911 shares of time-based restricted stock, 8,743 Performance-Based Operational Awards and 8,603 Performance-Based TSR Awards.

(7)	Represents the accelerated vesting of 83,911 shares of time-based restricted stock, 8,743 Performance-Based Operational Awards and 7,893 Performance-Based TSR Awards.

(8)	Represents the accelerated vesting of 50,689 “in-the-money” SARs, 76,759 shares of time-based restricted stock, 13,026 Performance-Based Operational Awards and 12,818 Performance-Based TSR Awards.

(9)	Represents the accelerated vesting of 50,689 “in-the-money” SARs, 76,759 shares of time-based restricted stock, 13,026 Performance-Based Operational Awards and 11,760 Performance-Based TSR Awards.

(10)	Represents the accelerated vesting of 48,000 shares of time-based restricted stock.

(11)
The severance benefit potentially payable under the Severance Protection Plan is $1,050,000; however, due to the “net-best” amendment made to the Severance Protection Plan in December 2012, Mr. Matthews' severance will be reduced by $160,950 to avoid the imposition on Mr. Matthews of a larger golden parachute excise tax under Code Section 4999.

COMPENSATION OF DIRECTORS

Directors' Fees

We provide both cash and equity compensation to all of our non-employee directors (all of our directors except our President and Chief Executive Officer, Mr. Rykhoek) so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to align the interests of our directors with our stockholders.

In 2012, our directors were paid an annual retainer fee of $60,000 plus (i) $2,000 per Board meeting attended, (ii) $1,000 per telephone conference attended and (iii) $1,000 for non-committee meetings or conferences attended as part of their duties as a Board or committee member.  The Board meeting attendance fees also apply to any committee meeting if they occur on a different date than the Board meetings.  We also reimburse our non-employee directors for out-of-pocket travel expenses in connection with each Board meeting attended.  The Chairman of the Board is paid an additional fee of $100,000 per year, the Chairman of the Compensation Committee is paid an additional fee of $12,000 per year, and the Chairmen of the Nominating/Corporate Governance Committee and the Reserves and HSE Committee are both paid an additional fee of $10,000 per year.  The Chairman of the Audit Committee is paid an additional fee of $30,000 per year and all Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee.  Directors may also receive an additional $5,000 per-year fee for performing special services and directors are eligible to participate in our medical, dental, vision and life insurance programs.  In January 2012, each non-employee director (except Mr. Meyers) received 7,586 shares of restricted common stock (an approximate value of $131,000) that vested in January 2013, one year from the date of grant. Mr. Meyers received 3,713 shares of restricted common stock in January 2012 due to the fact that he received a full year's award when he joined the Board in July 2011 and this reduced award equalized his compensation with that of the other directors for 2012.

Director Compensation Changes Following Fiscal Year End

The Nominating/Corporate Governance Committee hired Meridian to perform a director compensation review of the peer group of companies utilized for the executive compensation review (see further discussion at Executive Compensation – Compensation Discussion and Analysis – Setting Executive Officer Compensation – Role of the Independent Compensation Consultant).  Based on the analysis prepared by Meridian, and recommendations from the Nominating/Corporate Governance Committee and Compensation Committee, the Board approved an increase of approximately 13.7% in total Board compensation (cash and equity) for 2013, with average targeted compensation slightly above the 50th percentile level of the anticipated peer group’s board compensation levels. Total cash compensation paid to our directors remained approximately the same, while the annual equity grant increased approximately 23.5%.

The Board also changed the manner in which directors are compensated in 2013. The annual retainer fee paid to our directors was increased, the fees for the Chairman of the Board, committee chairs and committee members were adjusted, and the fees for attendance at Board and committee meetings were eliminated. In 2013, our directors will be paid an annual retainer fee of $80,000. Additionally, (i) the Chairman of the Board will receive an annual retainer of $107,000 per year, (ii) the chairmen of the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee, and Reserves and HSE Committee will receive an annual retainer of $35,000, $17,000, $15,000, and $10,000, respectively, and (iii) members of those committees will receive an additional retainer of $10,000, $6,000, $5,000, and $5,000, respectively. In 2013, each non-employee director will also be granted restricted common stock valued at $161,800 on the date of grant that fully vests one year from the date of grant.  All restricted shares vest upon death, disability or a change in control of the Company. We will continue to reimburse our non-employee directors for out-of-pocket travel expenses in connection with each Board meeting attended.

We adopted an Amended and Restated Director Deferred Compensation Plan effective December 13, 2012.  The Director Deferred Compensation Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock. Additionally, prior to the start of each fiscal year, each non-employee director may elect to defer such compensation to a later date.  The number of shares issued to a director who elects to receive shares of common stock under the Director Deferred Compensation Plan is calculated by dividing the director fees to be paid to such director by the closing price of the Company's common stock on the date the fees are payable, which is the last day of each quarter.  We have reserved 400,000 shares for issuance under the Director Deferred Compensation Plan to directors who elect to receive their compensation in stock, and as of December 31, 2012, we had 171,037 shares remaining available under the plan.

Director Stock Ownership Guidelines

During 2008, our Board adopted stock ownership guidelines for our directors and officers.  Under our stock ownership guidelines, all directors are expected to hold stock with a value of three times their annual cash compensation.  If a director has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines provide that no shares of common stock should be sold by that director (except in connection with tax withholding or a hardship exception granted by the other Board members) until such ownership levels are reached.

2012 Director Compensation Table

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Wieland F. Wettstein	$196,000	$131,010	$398	$327,408
Michael L. Beatty(4)	97,000	131,010	16,549	244,559
Michael B. Decker(4)	90,000	131,010	398	221,408
Ronald G. Greene(4)	85,000	131,010	398	216,408
David Heather (5)	45,500	131,010	6,223	182,733
Gregory L. McMichael	114,000	131,010	23,733	268,743
Kevin Meyers (4)	98,264	64,124	16,549	178,937
Gareth Roberts (6)	75,000	131,010	23,733	229,743
Phil Rykhoek (7)	—	—	—	—
Randy Stein	129,000	131,010	20,868	280,878
Laura Sugg	90,176	131,010	632	221,818

(1)
Represents fees earned for services as a director during 2012, including the annual base retainer fee and chairmanship or membership fees associated with service on the Board or any committee of the Board.

(2)
Represents the fair value of restricted common stock granted during 2012, which was the fair market value of the stock on the date of grant.  These awards include awards made pursuant to our 2004 Incentive Plan.  Further discussion regarding the underlying awards is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2013.

(3)
Represents insurance premiums paid for medical, dental, vision and/or life insurance coverage.  Medical insurance premiums for Messrs. Beatty, McMichael, Meyers and Stein were $14,930, $21,371, $14,930 and $18,956, respectively.

(4)
Fees earned represent amounts paid in cash or stock pursuant to our Director Deferred Compensation Plan.  Messrs. Beatty, Decker and Greene received 5,930, 5,516 and 5,195 shares of stock, respectively, in lieu of their cash compensation. Mr. Meyers received 3,007 shares of stock in lieu of fifty percent of his cash compensation.

(5)	Mr. Heather resigned as a member of the Board on May 15, 2012 and forfeited 4,759 shares of restricted stock referenced in footnote 2 above.

(6)	Mr. Roberts resigned as a member of the Board on January 15, 2013.

(7)
Mr. Rykhoek, President and Chief Executive Officer of Denbury, is not compensated separately for serving as a director.  All compensation paid to Mr. Rykhoek is reported in the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2012:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1995 Stock Option Plan(1)	1,687,039	$5.51	—
2004 Omnibus Stock and Incentive Plan(1)	8,758,096	16.53	8,010,712
Employee Stock Purchase Plan	—	—	462,131
Equity compensation plans not approved by security holders:
Director Deferred Compensation Plan(2)	—	—	171,037
	10,445,135	14.75	8,643,880

(1)
A description of each of the 1995 Stock Option Plan and the 2004 Incentive Plan is included in Note 8 to the Company's audited financial statements for the year ended December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2013.

(2)	A description of the Director Deferred Compensation Plan is included in this proxy statement under the heading Compensation of Directors.

STOCKHOLDER PROPOSALS FOR OUR 2014 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in our 2014 Proxy Statement

Pursuant to Rule 14a-8 promulgated under the Exchange Act in order for a stockholder proposal to be included in the Company's proxy materials for the 2014 annual meeting of stockholders, the proposal must be received by the Company at the address below no later than December 18, 2013, unless the date of our 2014 annual meeting is more than 30 days before or after May 22, 2014 in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.  Such proposals when submitted must be in full compliance with applicable law, including Rule 14a-8, and our Amended and Restated Bylaws. All such proposals must be submitted in writing to James S. Matthews, Vice President, General Counsel and Secretary, 5320 Legacy Drive, Plano, Texas 75024.

Proposals Not for Inclusion in our 2014 Proxy Statement

Our Amended and Restated Bylaws require advance written notice from any stockholder seeking to present nominations of persons for election to the Board and other proposed business for consideration at our 2014 annual meeting of stockholders. Notice of such proposals must be received by James S. Matthews, Vice President, General Counsel and Secretary, 5320 Legacy Drive, Plano, Texas 75024, no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, before the date of the one-year anniversary of the immediately preceding year's annual meeting. Based upon the anniversary date of our 2013 annual meeting, a stockholder must send advance written notice of any such nomination or other business or proposals such that the notice is received by us no earlier than January 22, 2014 and no later than February 21, 2014. In the event the 2014 annual meeting of stockholders is convened on a date more than 30 days before, or more than 30 days after, such anniversary date, such notice must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of the 2014 annual meeting is first made by the Company. Any such nomination or other business or proposals must be in full compliance with applicable law and our Amended and Restated Bylaws.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP was first appointed by the Audit Committee in May 2004 to audit the Company's books for 2004 and has been re-appointed each year since.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or respond to appropriate questions.  The Audit Committee has recommended that PricewaterhouseCoopers LLP be re-appointed as our independent registered public accounting firm for 2013, subject to ratification by the stockholders.

Independent Auditor Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees(1)	$1,745,800	$1,781,351
Audit-Related Fees	—	—
Tax Fees(2)	27,834	82,761
All Other Fees(3)	5,756	6,028
Total	$1,779,390	$1,870,140

(1)
Audit fees consist of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews and consultations, as well as work only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.

(2)	Tax fees consist of tax-related consultation services.

(3)	Fees associated with a license for accounting research software.

The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent registered public accounting firm prior to the annual audit.  Additionally, all engagements for non-audit services by the independent registered public accounting firm must be approved prior to the commencement of services.  All fees paid to the Company's independent registered public accounting firm were approved by the Audit Committee prior to the commencement of services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the SEC and stock exchanges and to furnish us with copies. Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are not aware of any late filings of their forms during 2012 other than an untimely Form 4 filed on July 5, 2012 for Mr. McPherson, which should have been filed on July 2, 2012. Pursuant to powers of attorney in favor of the Company, Section 16(a) reports for our officers and directors are prepared and filed by the Company. The untimely filing was due to a clerical oversight by the Company.

OTHER MATTERS

The Board is not aware of any matter to be presented for action at the 2013 annual meeting other than the proposals set forth in this proxy statement. The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.  All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC.  The information contained in this proxy statement in the sections entitled Compensation Committee Report and Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

We have provided or otherwise made available to each person whose proxy is solicited hereby a copy of our 2012 Annual Report to Stockholders for the year ended December 31, 2012, which includes the Annual Report on Form 10-K except for certain exhibits.  The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.  A copy of our Annual Report to Stockholders or our Annual Report on Form 10-K filed with the SEC may be obtained without charge by writing to Denbury Resources Inc., ATTN: Jack Collins, Executive Director, Investor Relations, 5320 Legacy Drive, Plano, Texas 75024, or by e-mail to ir@denbury.com.

By order of the Board of Directors,

Mark C. Allen Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 21, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 21, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received at such address by 11:59 P.M. Eastern Time on Tuesday, May 21, 2013.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58005-P37148 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DENBURY RESOURCES INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Wieland F. Wettstein
02) Michael L. Beatty
03) Michael B. Decker
04) Ronald G. Greene
05) Gregory L. McMichael
06) Kevin O. Meyers
07) Phil Rykhoek
08) Randy Stein
09) Laura A. Sugg

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory proposal to approve the Company's 2012 named executive officer compensation.	☐	☐	☐
3. Proposal to amend and restate our Employee Stock Purchase Plan to (i) increase the number of reserved shares and (ii) extend the term of the plan.	☐	☐	☐
4. Proposal to amend and restate our 2004 Omnibus Stock and Incentive Plan to (i) increase the number of reserved shares, (ii) extend the term of the plan (iii) amend the performance measures relevant to IRS Code Section 162(m) qualification, and (iv) make other administrative changes.	☐	☐	☐
5. Proposal to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent auditor for 2013.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date

DENBURY RESOURCES INC.

2013 Annual Meeting Of Stockholders
The Westin Stonebriar Hotel
1549 Legacy Drive, Frisco, Texas 75034
Wednesday, May 22, 2013
3:00 P.M. (CDT)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M58006-P37148

DENBURY RESOURCES INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2013

By signing this proxy, I appoint Wieland F. Wettstein, Chairman of the Board of Denbury Resources Inc. ("Denbury") and Phil Rykhoek, President, Chief Executive Officer and Director of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 22, 2013, and at any adjournments or postponements of the meeting.

This proxy revokes any earlier proxy I have signed with respect to these shares.

If this proxy is properly executed, the shares of Denbury common stock represented by this proxy will be voted in the manner you specify. If no direction is indicated, the shares of Denbury stock will be voted FOR each of the nine nominees for director; FOR the advisory vote on approving executive compensation; FOR the amendment and restatement to our Employee Stock Purchase Plan; FOR the amendment and restatement to our 2004 Omnibus Stock and Incentive Plan; and FOR ratifying the selection of PricewaterhouseCoopers LLP as Denbury's independent auditor for 2013.

The proxies are authorized to vote the shares, in their discretion, on any other matter that is properly brought before the meeting. This proxy statement, along with Denbury's Annual Report to Stockholders, which includes Denbury's Annual Report on Form 10-K for the fiscal year ending December 31, 2012, are available free of charge at www.proxyvote.com.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

Appendix A

DENBURY RESOURCES INC.
EMPLOYEE STOCK PURCHASE PLAN
(As amended and restated effective May 22, 2013)

The following provisions constitute the terms and conditions of the Employee Stock Purchase Plan of Denbury Resources Inc.

1.Purpose. The purpose of the Plan is to provide employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company.

2.Definitions.

(a)“Affiliate” shall mean a person who is directly or indirectly the beneficial owner of more than ten percent (10%) of the Common Stock of the Company, or an officer of the Company.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Bonus” shall mean compensation paid, when and if declared in the sole discretion of the Company, as additional compensation over and above the employee's normal salary or hourly rate, as adjusted from time to time.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)“Common Stock” shall mean the common stock, par value $.001 per share, of the Company.

(f)“Company” shall mean Denbury Resources Inc., a Delaware corporation.

(g)“Compensation” for the Offering Period shall mean the earnings paid to the Employee by the Employer for the then in effect calendar tax year which are includible on the Employee's W-2 as taxable wages earned from employment with the Employer, adjusted to include any deductions for the 401(k) and cafeteria (Section 125) plans, and further adjusted to exclude any Bonus or other type of income not a part of the compensation paid to an employee as their normal salary or hourly rate (such as excess life insurance, the value of an automobile, expense reimbursements, any additional earnings resulting from this Plan, etc.).

(h)“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence that meets the requirements of paragraph 11(b).

(i)“Election Period” shall mean any time through the Enrollment Date.

(j)“Eligible Employee” shall mean a full-time Employee; provided, further, and without limitation, that a person will be deemed to have ceased to be an Employee on the date (if any) on which such person shall cease to be a full time Employee of the Employer; provided, further, that for all purposes hereof, a person shall cease to be a full time Employee of the Employer on the date, as determined by the Board (or its appointee), on which such person commences a customary work schedule of less than thirty (30) hours per week.

(k)“Employee” shall mean any person who is employed by the Employer and whose wages are subject to withholding for purposes of federal income taxes.

(l)“Employer” shall mean the Company and each of its Subsidiaries that has elected to participate in the Plan.

(m)“Enrollment Date” shall mean the first day of each January, April, July and October, except for the first Enrollment Date which shall be February 1, 1996.

(n)“Exercise Date” shall mean each March 31, June 30, September 30 and December 31.

1

(o)“Offering Period” shall mean each calendar quarter beginning on each Enrollment Date and ending on the immediately following Exercise Date, except for the first Offering Period which shall begin on February 1, 1996 and end on March 31, 1996.

(p)“Participant” shall mean an Eligible Employee in Continuous Status as an Employee who has been offered the opportunity to purchase Common Stock hereunder and who has elected to participate herein.

(q)“Payroll Deduction Account” shall mean that separate account maintained hereunder by the Company on behalf of Participants for the purchase of Common Stock under the Plan.

(r)“Plan” shall mean the Denbury Resources Inc. Employee Stock Purchase Plan.

(s)“Prior Year Compensation” shall mean the Compensation for the prior calendar year for each respective Eligible Employee who was employed by the Employer during the prior full calendar year. For all Eligible Employees who were not employed during the prior full calendar year by the Employer, this term shall mean the annualized Compensation of the Eligible Employee based on their most recent six months of employment with the Employer.

(t)“Stock Account” shall mean an account to hold shares of the Company's Common Stock maintained for the benefit of the Participants of this Plan.

(u)“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424) and any entity which would be a subsidiary corporation as defined in Section 424(f) of the Code if it were a corporation.

(v)“Six Months of Service” shall mean a consecutive one hundred eighty-three (183) day period, beginning the day of the year on which an Employee commences employment with an Employer or a Subsidiary, during which the Employee is in Continuous Status as an Employee. For purposes of satisfying the Six Months of Service requirement, the time during which a person worked as contract labor for the Company or any of its Subsidiaries shall be included in the calculation of the consecutive 183 day period, provided that (i) the work was performed immediately prior to becoming an Employee, (ii) the person worked without interruption or termination of service, and (iii) the person worked a minimum of 40 hours per week.

(w)“Subscription Agreement” shall mean the agreement by which the Eligible Employees elect to become Participants in this Plan substantially in the form of Exhibit A hereto, or the Eligible Employee's online completion of enrollment in the Plan through the Company's human resources information system or similar system.

3.Eligibility.

(a)General Rule. Any Employee, as defined in paragraph 2, who is employed full-time by an Employer on a given Enrollment Date shall be eligible to participate in the Plan as an “Eligible Employee,” subject to the requirements of paragraph 5.

(b)Exceptions. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option to purchase Common Stock under the Plan if the Employee has terminated their employment for any reason.

4.Offering Periods. The Plan shall be implemented by Offering Periods with the first Offering Period beginning February 1, 1996. The Board shall have the power to change the duration of the Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. The Plan shall permit Eligible Employees to elect the level of their participation in the Plan by completing a Subscription Agreement prior to each Offering Period.

5.Participation.

(a)An Eligible Employee may become a Participant in the Plan by completing a Subscription Agreement, and filing it with the Company's Payroll Department during the Election Period, unless a later time for filing the Subscription Agreement is set by the Board for all Eligible Employees with respect to a given Offering Period.

2

(b)An Eligible Employee may waive his right to participate in any Offering Period by declining to authorize a payroll deduction. Such declination must be filed in writing in the time and manner specified by the Company. The filing of a written declination shall result in the Employee's waiver of participation for only the Offering Period to which it relates and shall be irrevocable with respect to such Offering Period. Except as otherwise provided in this paragraph, an Employee's waiver of participation for a specified Offering Period shall not, in and of itself, adversely impact the right of such Employee to participate in the Plan during any subsequent Offering Periods, provided that an Affiliate must wait for a period of six months after such waiver before participating in a subsequent Offering Period.

6.Payment for Common Stock.

(a)At the time a Participant files his or her Subscription Agreement, such Participant shall either:

(i)agree to tender either cash or check to the Company at least five (5) business days prior to an Exercise Date an amount not to exceed ten percent (10%) of the Participant's Compensation during the Offering Period; or

(ii)elect to have payroll deductions made on each pay date during the Offering Period at the rate not to exceed ten percent (10%) of the Participant's Compensation each pay date during the Offering Period; or

(iii)designate the method of accumulating payment for the Common Stock by a combination of paragraphs 6(a)(i) and (ii).

(b)All payroll deductions and cash payments made by a Participant (collectively the “Participant Contribution”) shall be credited to his or her Payroll Deduction Account under the Plan. Any Subscription Agreement which attempts to elect to apply more than ten percent (10%) of the Participant's Compensation toward the purchase of Common Stock shall automatically be reduced to limit the amount purchased to not more than ten percent (10%) of that Participant's Compensation.

(c)A Participant may discontinue or change his or her payroll deductions during the Offering Period by completing and filing with the Payroll Department of the Company a new Subscription Agreement. The discontinuance or change shall be effective as soon as administratively feasible after the Company's receipt of the new Subscription Agreement. If an Affiliate changes their payroll deduction to zero percent, that Affiliate may not participate in the Plan until six months have elapsed.

7.Matching Contribution. On the Exercise Date, on behalf of each Participant the Company will contribute to the Payroll Deduction Account, an amount equal to 75% of the Participant Contribution (or $0.75 for every $1.00 contributed by the Participant) during that Offering Period (the “Matching Funds”). These combined funds (the “Total Funds”) will be used to purchase Common Stock of the Company as outlined in paragraph 8. However, if for some reason the Total Funds for that Participant are not used to purchase the Company's Common Stock, the Matching Funds, or proportional portion of the Total Funds remaining relating to the Matching Funds, will be returned to the Company. In no circumstance will a Participant receive the Matching Funds other than through the purchase of Common Stock as outlined in paragraph 8.

8.Grant of Option.

(a)On the Enrollment Date of each Offering Period each Eligible Employee shall be granted an option to purchase on the Exercise Date during such Offering Period up to a number of whole shares of the Company's Common Stock which shall be determined by dividing the total amount in their Payroll Deduction Account on the Exercise Date by the exercise price as calculated in paragraph 8(b) below subject to the limitation described in paragraph 13(a) hereof.

(b)The exercise price per share of the shares offered in a given Offering Period shall be the average of the fair market value of a share of the Common Stock on each of the ten (10) trading dates immediately preceding and including the Exercise Date. The fair market value of the Company's Common Stock on a given date shall be the closing price of such shares as reported by the New York Stock Exchange, or reported on such other national exchange as it may, from time to time, be reported on, on such date (or if there shall be no trading on such date, then on the first previous date on which there is such trading), unless the Common Stock ceases to be traded on a national exchange. If the Common Stock ceases to be traded on a national exchange, its fair market value shall be determined by the Board in its discretion.

3

(c)For any Participant whose (i) Prior Year Compensation was less than or equal to Fifty Thousand Dollars ($50,000), as adjusted from time to time by the Board, and (ii) who, in the opinion of the Board, is ineligible to receive any stock options under any other plan of the Company, the Employer shall pay the Participant additional income sufficient to pay the social security, Medicare, federal income and any state income taxes (calculated using the Participant's payroll withholding rate) which are applicable to the difference between the Participant Contribution during the applicable period and the fair market value of the Common Stock purchased for the Participant on the Exercise Date. For purposes of this subparagraph (c), the fair market value of the Common Stock shall be the exercise price as determined in paragraph 8(b).

9.Exercise of Option. The Participant's option for the purchase of Common Stock will be exercised automatically on the Exercise Date of each Offering Period, and the maximum number of full shares subject to such option will be purchased for such Participant at the applicable exercise price with the Total Funds in his or her Payroll Deduction Account, unless prior to such Exercise Date the Participant has withdrawn from the Offering Period as provided in paragraph 11. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by such Participant. A Participant may only exercise an option to purchase shares hereunder if the Participant is employed by the Employer on the Exercise Date and was in a Continuous Status as an Employee during the entire Offering Period.

10.Delivery. As promptly as practicable after each Exercise Date, the Company shall arrange the delivery to the Stock Account of shares of Common Stock purchased upon the exercise of the Participant's option. The shares of Common Stock shall be issued in the Participant's name and the Participant shall have certain rights of ownership such as voting and dividend rights, but will not be able to sell, assign or transfer any such shares in the Stock Account until the expiration of 365 days (one year) from the Exercise Date. At any time after one year from the Exercise Date, the Participant may request that their shares, or a portion thereof, in the Stock Account be sent to themselves or to their account at a brokerage firm, but only to the extent that such shares were purchased on an Exercise Date at least one year prior to such request. Notwithstanding the foregoing, in the event of a Participant's death, the one year holding period shall not apply to any shares in the Participant's Stock Account, and such shares shall be distributed immediately in accordance with paragraph 15.

Any amount remaining in the Payroll Deduction Account on behalf of a Participant after an Exercise Date shall remain in the Payroll Deduction Account on behalf of such Participant for the next Offering Period unless requested in writing by the Participant to be refunded to the Participant. The Company shall have no responsibility or liability for any fluctuations in the value of shares in the Stock Account.

11.Withdrawal; Termination of Employment.

(a)A Participant may withdraw all, but not less than all, of the funds credited to the Payroll Deduction Account on his or her behalf and not yet used toward the exercise of his or her option under the Plan at any time by giving written or electronic notice to the Company. All of the Participant's funds credited to the Payroll Deduction Account on his or her behalf will be paid to such Participant promptly after receipt of his or her notice of withdrawal. A withdrawal of a Participant's Payroll Deduction Account shall terminate the Participant's participation for the Offering Period in which the withdrawal occurs. No further payroll deductions for the purchase of shares will be made during the Offering Period. A Participant may resume payroll deductions as of the beginning of any subsequent Offering Period by delivering a new Subscription Agreement unless the Participant is an Affiliate, in which case, the Affiliate must wait for a period of six months after the date of withdrawal before they become eligible to resume participation in the Plan.

(b)Upon termination of the Participant's Continuous Status as an Employee of the Company for any reason, he or she will be deemed to have elected to withdraw from the Plan and any funds credited to the Payroll Deduction Account on his or her behalf will be returned to such Participant and his or her option will be canceled; provided, however, that a Participant who goes on a leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of such leave of absence. If such Participant is not guaranteed reemployment by contract or statute and the leave of absence exceeds ninety (90) days, such Participant shall be deemed to have terminated employment on the ninety-first (91st) day of such leave of absence. Payroll deductions for a Participant who has been on a leave of absence will resume upon return to work at the same rate as in effect prior to such leave unless changed by such Participant or unless the leave of absence begins in one Offering Period and ends in a subsequent Offering Period, in which case the Participant shall not be permitted to re-enter the Plan until a new Subscription Agreement is filed with respect to an Offering Period which commences after such Participant has returned to work from the leave of absence.

4

(c)A Participant's withdrawal from one Offering Period will not have any effect upon his or her eligibility to participate in a different Offering Period or in any similar Plan which may hereafter be adopted by the Company.

(d)Termination of the Participant's Continuous Status as an Employee of the Company for any reason will not affect when shares are deliverable from the Stock Account.

12.Interest. No interest shall accrue on the payroll deductions or cash or check payments of a Participant in the Plan.

13.Stock.

(a)The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 11,900,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 19. Either authorized and unissued shares or issued shares heretofore or hereafter reacquired by the Employer may be made subject to purchase under the Plan, in the sole and absolute discretion of the Board. Further, if for any reason any purchase of Common Stock under the Plan is not consummated, shares subject to such purchase agreement may be subjected to a new Subscription Agreement under the Plan. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares which each Employee shall be allowed to purchase. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue Common Stock hereunder if, in the opinion of counsel for the Company, such issuance would constitute a violation of federal or state securities laws.

(b)The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised and the shares purchased.

(c)Shares to be delivered under the Plan will be registered in the name of the Participant but held in the Stock Account for the period of time specified in paragraph 10. After the requisite holding period, the shares will be delivered to the Participant upon their request.

14.Administration. The Plan shall be administered by the Board or a committee appointed by the Board. If a committee is appointed by the Board, such committee shall have all of the powers of the Board with respect to the Plan except for those powers set forth in paragraph 20 hereof. Members of the Board who are Eligible Employees are permitted to participate in the Plan; provided, however, that (i) members of the Board who are Eligible Employees may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan, and (ii) if a committee is appointed by the Board to administer the Plan, no committee member will be eligible to participate in the Plan. The Board or a committee appointed hereunder shall have the following powers and duties:

(a)To direct the administration of the Plan in accordance with the provisions herein set forth;

(b)To adopt rules of procedure and regulations necessary for the administration of the Plan provided the rules are not inconsistent with the terms of the Plan;

(c)To determine all questions with regard to rights of Employees and Participants under the Plan, including, but not limited to, rights of eligibility of an Employee to participate in the Plan;

(d)To enforce the terms of the Plan and the rules and regulations it adopts;

(e)To direct the distribution of the shares of Common Stock purchased hereunder;

(f)To cause the Employer to maintain such information which the Employer may require for tax or other purposes;

(g)To engage the service of counsel (who may, if appropriate, be counsel for the Employer) and agents whom it may deem advisable to assist it with the performance of its duties;

(h)To prescribe procedures to be followed by Participants in electing to participate herein;

5

(i)To receive from each Employer and from Employees such information as shall be necessary for the proper administration of the Plan;

(j)To maintain, or cause to be maintained, separate accounts on behalf of each Participant to reflect the Participant's balance in the Payroll Deduction Account under the Plan; and

(k)To interpret and construe the Plan.

15.Designation of Beneficiary.

(a)A Participant may file a written designation of a beneficiary who is to receive all payments and shares owned by the Participant or due to the Participant under the Plan in the event of the Participant's death, including any shares in the Participant's Stock Account and any cash in the Participant's Payroll Deduction Account.

(b)Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.Transferability. Neither any monies credited to the Participant's Payroll Deduction Account nor any rights with regard to the exercise of an option to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in paragraph 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 11.

17.Use of Funds. All payroll deductions, cash or check received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

18.Reports. A Payroll Deduction Account will be maintained on behalf of each Participant in the Plan and individual Stock Accounts will be maintained for each Participant in the Plan with shares of Common Stock in the Stock Account. Statements of account will be given to Participants promptly following an Exercise Date, which statements will set forth the per share purchase price and the number of shares purchased, if any, relating to the just completed Offering Period and the number of shares and acquisition dates of all shares held for the Participant in the Stock Account.

19.Adjustments Upon Changes in Capitalization. If an option under this Plan is exercised subsequent to any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or the like, occurring after such option was granted, as a result of which shares of any class shall be issued in respect of the outstanding shares, or shares shall be changed into a different number of the same or another class or classes, the number of shares to which such option shall be applicable and the option price for such shares shall be appropriately adjusted by the Company. Any such adjustment, however, in the Common Stock shall be made without change in the total price applicable to the portion of the Common Stock purchased hereunder which has not been fully paid for, but with a corresponding adjustment, if appropriate, in the price for each share of Common Stock. A similar appropriate adjustment shall be made in the total number of shares of Common Stock available for sale under paragraph 13(a).

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock subject to the Participant's current Subscription Agreement and covered by the amount in the Payroll Deduction Account or by a check from the Participant. If the Board makes an option fully exercisable, in lieu of assumption or substitution in the event of a merger or sale of assets, the option shall be fully exercisable for such period as the Board specifies.

6

20.Amendment or Termination. The Board may at any time and for any reason terminate or amend the Plan. Except as specifically provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interest of the Company and its shareholders. Except as specifically provided in the Plan, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval in such manner and to such a degree as required.

21.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the United States Securities Act of 1933, as amended, applicable securities laws, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option and the issuance of any shares of Common Stock pursuant to the exercise, the Company will require the person exercising such option to hold such shares in the Stock Account for a period of one (1) year from the Exercise Date. Notwithstanding the foregoing, in the event of a Participant's death, the one year holding period shall not apply to any shares in the Participant's Stock Account, and such shares shall be distributed immediately in accordance with paragraph 15.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute, such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.Term of Plan. The Plan shall continue in effect until August 9, 2025 unless sooner terminated under paragraph 20.

24.No Rights Implied. Nothing contained in this Plan or any modification or amendment to the Plan or in the creation of any Payroll Deduction Account, Stock Account, or the execution of any participation election form, or the issuance of any shares of stock, shall give any Employee or Participant any right to continue employment, any legal or equitable right against the Employer or Company or any officer, director, or Employee of the Employer or Company, except as expressly provided by the Plan.

25.Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

26.Notice. Any notice required to be given herein by the Employer, the Company or the Board shall be deemed delivered, when (a) personally delivered, or (b) placed in the United States mails, in an envelope addressed to the last known address of the person to whom the notice is given.

27.Waiver of Notice. Any person entitled to notice under the Plan may waive the notice.

28.Successors and Assigns. The Plan shall be binding upon all persons entitled to purchase Common Stock under the Plan, their respective heirs, legatees, and legal representatives and upon the Employer, its successors and assigns.

29.Headings. The titles and headings of the paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

30.Law. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal statute. The obligation of the Employer to sell and deliver Common Stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock.

31.No Liability for Good Faith Determinations. Neither the members of the Board nor any member of the committee (nor their delegates) shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or

7

any right to purchase shares of Common Stock granted under it, and members of the Board and the committee (and their delegatees) shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

32.Participating Employers. This Plan shall constitute the employee stock purchase plan of each Subsidiary which shall adopt this Plan effective with respect to each such Subsidiary upon the adoption thereof by official action of its board of directors, or by other similar action.

8

IN WITNESS WHEREOF, this Employee Stock Purchase Plan has been executed this 27th day of March, 2013, effective as of May 22, 2013.

DENBURY RESOURCES INC.

By:	/s/ Mark C. Allen
Name:	Mark C. Allen
Title:	Senior Vice President and Chief Financial Officer

ATTEST:

/s/ James S. Matthews
James S. Matthews
Vice President, General Counsel and Secretary

[Signature Page]

Appendix B

2004
OMNIBUS STOCK AND INCENTIVE PLAN
FOR
DENBURY RESOURCES INC.
(Amended and Restated as of May 22, 2013)

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

1.	PURPOSE	1
2.	DEFINITIONS	1
3.	AWARD OF RESERVED SHARES	6
4.	CONDITIONS FOR GRANT OF AWARDS	6
5.	GRANT OF OPTIONS	7
6.	OPTION PRICE	7
7.	EXERCISE OF OPTIONS	7
8.	VESTING OF OPTIONS	8
9.	TERMINATION OF OPTION PERIOD	8
10.	ACCELERATION	8
11.	ADJUSTMENT OF RESERVED SHARES	9
12.	TRANSFERABILITY OF AWARDS	10
13.	ISSUANCE OF RESERVED SHRAES	10
14.	ADMINISTRATION OF THIS PLAN	11
15.	TAX WITHHOLDING	12
16.	RESTRICTED SHARE AWARDS	12
17.	PERFORMANCE AWARDS	13
18.	STOCK APPRECIATION RIGHTS	14
19.	SECTION 83(B) ELECTION	15
20.	VESTING OF RESTRICTED SHARE, OPTION AND SAR AWARDS UPON RETIREMENT VESTING DATE	15
21.	VESTING OF OTHER AWARDS IN CONNECTION WITH RETIREMENT VESTING DATE	15
22.	INTERPRETATION	15
23.	AMENDMENT AND DISCONTINUATION OF THIS PLAN	16
24.	EFFECTIVE DATE AND TERMINATION DATE	16
25.	SECTION 409A	16

i
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

2004 OMNIBUS STOCK AND INCENTIVE PLAN FOR

DENBURY RESOURCES INC.

1.Purpose. The purpose of this Plan is to advance the interests of Denbury Resources Inc., a Delaware corporation, and increase shareholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees and Directors, upon whose efforts and judgment its success is largely dependent.

2.Definitions. As used herein, the following terms shall have the meaning indicated:

(a)"Administrator" shall mean the person(s) designated by the Committee to carry out nondiscretionary administrative duties with respect to this Plan and Awards.

(b)"Agreed Price" shall relate to the grant of an Award in the form of a SAR, and shall mean the value assigned to the Award's Reserved Shares which will form the basis for calculating the Spread on the date of exercise of the SAR, which assigned value shall be the Fair Market Value of such Reserved Shares on the Date of Grant.

(c)"Applicable Laws" shall mean the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, and the Code; and the similar laws of any foreign country or jurisdiction where Options are, or will be, granted.

(d)"Award" shall mean either an Option, a SAR, a Deferred Stock Unit, a Restricted Stock Unit, a Restricted Share Award, or a Performance Award, except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award; and provided, further, that references to Award shall be deemed to be references to the written agreement evidencing such Award, and provided, finally, without limitation, that unless expressly provided to the contrary in the terms of the Award, in the event of a conflict between the terms of this Plan and the terms of an Award, the terms of this Plan are controlling.

(e)"Board" shall mean the Board of Directors of the Parent.

(f)"Broker Assisted Exercise" shall mean a special sale and remittance procedure pursuant to which the Holder of an Option shall concurrently provide irrevocable written instructions to (a) an Administrator designated brokerage firm ("Broker") to effect the immediate sale of the Reserved Shares and remit to the Administrator, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price plus all applicable federal, state and local income and employment taxes required to be withheld by the Company, and (b) the Administrator to deliver the certificates for the Shares directly to the Broker in order to complete the sale.

(g)"Cause" shall mean either (i) a final, nonappealable conviction of a Holder for commission of a felony involving moral turpitude, or (ii) Holder's willful gross misconduct that causes material economic harm to the Company or that brings substantial discredit to the Company's reputation.

(h)"Change in Control" shall mean the occurrence of any one of the following with respect to the Parent:

(1)"Continuing Directors" no longer constitute a majority of the Board; the term "Continuing Director" shall mean any individual who has served as a Director for one year or more, together with any new Directors whose election by the Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such one-year period or whose election or nomination for election was previously so approved;

(2)any person or group of persons acting together as an entity become (i) the beneficial owners (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of shares of Common Stock representing thirty percent (30%) or more of the voting power of the Parent's then outstanding securities entitled generally to vote for the election of Directors, and (ii) the largest beneficial owner, directly or indirectly, of the Parent's then outstanding securities entitled generally to vote for the election of Directors;

1
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(3)after the Effective Date, a merger or consolidation to which the Company is a party if (i) the shareholders of the Parent immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of less than forty percent (40%) of the combined voting power to vote for the election of directors of the surviving corporation, or other entity following the effective date of such merger or consolidation, or (ii) fifty percent (50%) or more of the individuals who (on the date immediately prior to the date of execution of the agreement providing for such merger or consolidation) constitute the members of Senior Management do not, as of a date six months after such merger or consolidation, hold an officer's position which would make them a member of senior management of the surviving corporation; or

(4)the sale of all, or substantially all, of the assets of the Company or the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Section 2(h), if a Holder's Separation is for a reason other than for Cause, and occurs not more than 90 days prior to the date on which a Change in Control occurs, for purposes of Awards, such termination shall be deemed to have occurred immediately following a Change in Control.

Notwithstanding anything herein to the contrary, under no circumstances will a change in the constitution of the board of directors or managers of any Subsidiary, a change in the beneficial ownership of any Subsidiary, the merger or consolidation of a Subsidiary with any other entity, the sale of all or substantially all of the assets of any Subsidiary or the liquidation or dissolution of any Subsidiary constitute a "Change in Control" under this Plan.

(i)"Change in Control Price" shall mean the higher of (i) the highest price per Share paid in any transaction reported on the New York Stock Exchange ("NYSE") or such other exchange or market as is the principal trading market for the Common Stock, or (ii) the highest price per Share paid in any bona fide transaction related to a Change in Control, at any time during the 60 day period immediately preceding such occurrence; with such occurrence date to be determined by the Committee and any payments of a change in control price to be made within the time limits established under Section 10(b) hereof.

(j)"Code" shall mean the Internal Revenue Code of 1986, as amended.

(k)"Committee" shall mean the Compensation Committee of the Board, provided, that in granting Performance Awards, Committee shall refer to only those members of the Compensation Committee who are "Outside Directors" within the meaning of Section 162(m) of the Code.

(l)"Common Stock" shall mean the common stock, $.001 par value, of the Parent.

(m)"Company" shall mean the Parent and the Subsidiaries, except that when it shall be appropriate to refer only to Denbury Resources Inc., the reference will be to "Parent".

(n)"Date of Grant" shall mean the later of the date on which the Committee takes formal action to grant an Award or the date specified as the date of grant in the Committee's formal action, provided, in either case, that it is followed, as soon as reasonably practicable, by written notice to the Eligible Person receiving the Award.

(o)"Deferred Stock Unit" ("DSU") shall mean a hypothetical or phantom Common Stock unit awarded or granted to a non-Employee Director, equal to the Fair Market Value of a single Share of Common Stock, and which may be forfeitable until Vested. Such DSUs do not include units granted to non-Employee Directors pursuant to the Director Deferred Compensation Plan (as amended and restated on December 13, 2012, and as may be further amended).

(p)"Director" shall mean a member of the Board.

(q)"Disability" shall mean an Eligible Person's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the reasonable opinion of the Administrator based on such medical evidence as it deems necessary, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; provided, however, that such Disability did not result, in whole or in part from: (i) a felonious undertaking or (ii) an intentional self-inflicted wound.

2
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(r)"Dividend Equivalent" shall mean the dollar amount of dividends (whether stock or cash) paid or distributed in respect of Common Stock.

(s)"DSU Award" shall mean each Award of Deferred Stock Units awarded or granted to an Eligible Person, pursuant to the Plan, all as described more fully in Section 16.

(t)"Effective Date" shall mean May 12, 2004.

(u)"Eligible Person(s)" shall mean those Persons or entities, as applicable, who are Employees or non-Employee Directors.

(v)"Employee(s)" shall mean each person whose customary work schedule is a minimum of thirty (30) hours per week, and who is designated as an employee on the payroll records of the Company.

(w)"Fair Market Value" per Share on the date of reference shall be the Closing Price on such date, provided, that if the actual transaction involving the Shares occurs at a time when the NYSE is closed for regular trading, then it shall be the most recent Closing Price. As used herein, "Closing Price" shall mean the closing price of the Shares on the NYSE (or such other exchange or market as the principal trading market for the Common Stock) as reported in any newspaper of general circulation.

(x)"Holder" shall mean, at each time of reference, each person with respect to whom an Award is in effect; provided, that following the death of a Holder, it shall refer to the person who succeeds to the rights of such Holder.

(y)"Incentive Stock Option" shall mean an Option that is an incentive stock option as defined in Section 422 of the Code.

(z)Purposely Omitted.

(aa)    Purposely Omitted.

(bb)    "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

(cc)    "Option" (when capitalized) shall mean the grant of the right to purchase Reserved Shares through the payment of the Option Price and taking the form of either an Incentive Stock Option or a Non-Qualified Stock Option; provided that, where it shall be appropriate to identify a specific type of Option, reference shall be made to the specific type of Option; provided, further, that a single Option may include both Incentive Stock Option and Non-Qualified Stock Option provisions.

(dd)    "Option Price" shall mean the price per Reserved Share which is required to be paid by the Holder in order to exercise such person's right to acquire the Reserved Share under the terms of the Option.

(ee)    "Parent" shall mean Denbury Resources Inc.

(ff)    "Performance Award" shall mean an award which is granted contingent upon the attainment of the Performance Measures during the Performance Period, all as described more fully in Section 17.

(gg)    "Performance Measures" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to one or more of its Subsidiaries or business segments, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or adjusted basis relative to a pre-established target, to results over a previous period or to a designated comparison group, in each case as specified by the Committee in the Award: (i) finding costs of oil and gas reserves; (ii) volumes of oil and gas reserves or adjusted reserves or changes therein; (iii) percentage of production or reserves replaced; (iv) production volumes, production per share, debt adjusted reserve or production growth per share or other production measures (including, but not limited to, adjusted production or production exit rate); (v) lease operating cost ("LOE") measures, or adjusted LOE measures; (vi) general and administrative ("G&A") expense or adjusted G&A measures or changes therein; (vii) net asset value ("NAV"), NAV per share, PV10 value or

3
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

changes therein; (viii) return on assets, return on net assets, return on investments or capital efficiency; (ix) revenues or oil and gas sales or changes therein; (x) operating cost measures or reductions; (xi) cash flow measures (including, but not limited to, operating cash flow, adjusted cash flow, cash flow before working capital changes, net cash flow or an increase in free cash flow); (xii) earnings (including net income, adjusted net income, income before interest and taxes, income before taxes, EBITDA or EBITDAX); (xiii) basic or diluted earnings or cash flow per share, or growth in earnings or earnings per share; (xiv) stock price or change in stock price; (xv) return on equity or average shareholders' equity; (xvi) total shareholder return or shareholder value and changes therein or changes relative to the average or ranking of a peer group or equity market index; (xvii) return on capital or change in working capital or return on capital employed; (xviii) operating income or net operating income; (xix) health, safety and environmental performance; or (xx) the implementation or completion of critical projects, but shall not include remaining in the employ of the Company for a specified period of time. With respect to any Award that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m), the performance criteria must be Performance Measures, and the Committee will (within the first quarter of the Performance Period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the Committee to exercise discretion to reduce payment amounts following the conclusion of the Performance Period).

(hh)    "Performance Period" shall mean the period described in Section 17 with respect to which the Performance Measures relate.

(ii)    "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(jj)    "Plan" shall mean this 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(kk)    "Plan Year" shall mean the calendar year.

(ll)    "Reserved Shares" shall mean, at each time of reference, the total number of Shares described in Section 3 with respect to which the Committee may grant an Award, all of which Reserved Shares shall be held in the Parent's treasury or shall otherwise be made available from the Parent's authorized and unissued Shares.

(mm)    "Restricted" or "Restriction(s)" and similar terms shall mean the restrictions applicable to Reserved Shares subject to an Award which constitute "a substantial risk of forfeiture" of such Reserved Shares within the meaning of Section 83(a)(1) of the Code. Such terms shall not apply to DSU Awards or RSU Awards.

(nn)    "Restricted Period" shall mean the period during which Restricted Shares are subject to Restrictions.

(oo)    "Restricted Shares" shall mean the Reserved Shares granted to an Eligible Person which are subject to Restrictions; provided that, subject to the provisions of Section 16(b), the Committee may, in its sole discretion, determine that the Restrictions which otherwise would have been imposed have been fully satisfied on the Date of Grant by reason of prior service and/or other considerations, and thus provide that such Restricted Shares shall be fully Vested on the Date of Grant. These exclude DSUs and RSUs.

(pp)    "Restricted Share Award" shall mean the award of Restricted Shares, Deferred Stock Units or Restricted Stock Units.

(qq)    "Restricted Stock Unit" ("RSUs") shall mean a hypothetical or phantom Common Stock unit awarded or granted to Employees, equal to the Fair Market Value of a single Share of Common Stock, and which may be forfeitable until Vested.

(rr)    "Restricted Share Distributions" shall mean any amounts, whether Shares, cash or other property (other than regular cash dividends) paid or distributed by the Parent with respect to Restricted Shares during a Restricted Period.

4
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(ss)    "Retirement Vesting Date" shall mean the first birthday of a Holder on which that Holder has attained the later of (i) his 60th birthday, and (ii) the birthday on which that Holder attains an age equal to (x) 65 minus (y) the number which results from multiplying (A) fifty percent (50%) times (B) that Holder's full years of service as an Employee on such birthday, with such product of (A) and (B) rounded down to the nearest whole number before being deducted from 65. For example, a Holder who has completed 60 months of service (i.e., 5 full years of service) as an Employee on such person's 62nd birthday will not have attained such person's Retirement Vesting Date, whereas a Holder who has completed 72 months of service (i.e., 6 full years of service) as an Employee on such person's 62nd birthday will have attained such person's Retirement Vesting Date.

(tt)    "RSU Award" shall mean each Award of Restricted Stock Units awarded or granted to an Eligible Person, pursuant to the Plan, all as described more fully in Section 16.

(uu)    "SAR" shall have the meaning given to such term Section 18(b) hereof.

(vv)    "Senior Management" shall mean that group composed of the Company's Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Executive Vice Presidents, Senior Vice Presidents and General Counsel, as such specific officers' positions exist and individuals are then serving in such positions at the time in question.

(ww)    "Separation" shall mean the date on which a Holder ceases to have an employment relationship with the Company for any reason, including death or Disability; and provided, further, without limitation, such employment relationship will cease, in the case of a non-Employee Director, upon his or her ceasing to be a Director; provided, however, that a Separation will not be considered to have occurred while an Employee is on sick leave, military leave, or any other leave of absence approved by the Company, if the period of such leave does not exceed 90 days, or, if longer, so long as the Employee's right to reemployment with the Company is guaranteed either by statute or by contract. If an Award is subject to Code Section 409A, "Separation" shall mean “separation from service” as defined in treasury regulations issued under Code Section 409A whenever any payment or settlement of an Award conferred under this Plan is to be made upon Separation and is subject to such Code section, with “separation from service” of an Employee to be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

(xx)    "Share(s)" shall mean a share or shares of Common Stock.

(yy)    "Spread" shall mean the difference between the Option Price, or the Agreed Price, as the case may be, of the Share(s) on the date of the Award, and the Fair Market Value of such Share(s) on the date of reference.

(zz)    "Subsidiary" shall mean, where the Award is an Incentive Stock Option, a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code, and in the case of any other Award, shall mean any entity which would be a subsidiary corporation as defined in Section 424(f) of the Code if it were a corporation.

(aaa)    "Termination Date" shall mean May 12, 2024.

(bbb)    "Vest" or "Vested" and similar terms shall mean the number of Option Shares which have become nonforfeitable, the number of Restricted Shares on which the Restrictions have lapsed, including, without limitation, the lapse of Restrictions based on the attainment of Performance Measures and the number of DSUs and RSUs which have become nonforfeitable.

(ccc)    "10% Person" shall mean a person who owns directly (or indirectly through attribution under Section 424(d) of the Code) at the Date of Grant of an Incentive Stock Option, stock possessing more than 10% of the total combined voting power of all classes of voting stock (as defined in Section 424 of the Code) of the Parent on the Date of Grant.

(ddd)    "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

5
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

3.Award of Reserved Shares.

(a)Subject to shareholder approval, as of May 22, 2013, 34,500,000, Shares automatically, and without further action, became Reserved Shares. Notwithstanding the foregoing, not more than 27,200,000 Reserved Shares may be issued under this Plan as a result of the Vesting of Restricted Stock or Performance Awards. To the extent any Award shall terminate, expire or be canceled, the Reserved Shares subject to such Award (or with respect to which the Award is measured), shall remain Reserved Shares. For purposes of this Section 3 of the Plan, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part) shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan and shall be available for future Awards granted under this Plan. As to (i) Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee, and (ii) Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee, such Shares so retained, tendered or withheld shall be available for grant under the Plan on a one-for-one basis.

(b)Notwithstanding any provision in this Plan to the contrary, no person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible for a grant during a single Plan Year of an Award with respect to, or measured by, more than 500,000 Reserved Shares. The limitation under this Section 3(b) shall be construed so as to comply with the requirements of Section 162(m) of the Code.

4.Conditions for Grant of Awards.

(a)Without limiting the generality of the provisions hereof which deal specifically with each form of Award, Awards shall only be granted to such one or more Eligible Persons as shall be selected by the Committee.

(b)In granting Awards, the Committee shall take into consideration the contribution the Eligible Person has made or may be reasonably expected to make to the success of the Company and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company with regard to these matters. The Committee may from time to time in granting Awards under this Plan prescribe such terms and conditions concerning such Awards as it deems appropriate, including, without limitation, relating an Award to achievement of specific goals established by the Committee or, subject to Section 4(d), to the continued employment of the Eligible Person for a specified period of time, provided that such terms and conditions are not inconsistent with the provisions of this Plan.

(c)Incentive Stock Options may be granted only to Employees, and all other Awards may be granted to any Eligible Person.

(d)This Plan shall not confer upon any Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment at any time.

(e)The Awards granted to Eligible Persons shall be in addition to regular salaries, pension, life insurance or other benefits (if any) related to their service to the Company, and nothing herein shall be deemed to limit the ability of the Company to enter into any other compensation arrangements with any Eligible Person.

(f)The Administrator shall determine in each case whether periods of military or government service shall constitute a continuation of employment or service for the purposes of this Plan or any Award.

(g)Notwithstanding any provision hereof to the contrary, each Award which in whole or in part involves the issuance of Reserved Shares may provide for the issuance of such Reserved Shares for consideration consisting of cash or cash equivalents, or such other consideration as the Committee may determine, including (without limitation) as compensation for past services rendered.

(h)The Committee may delegate in writing to the Administrator the authority to grant Awards to new Employees of the Company, provided that such authority contains limits on the maximum amount or number of Awards

6
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(on both an individual basis and, if the Committee so designates, on an aggregate basis) that the Administrator may grant under such authority. Such authority shall also designate the terms and conditions for these grants.

5.Grant of Options.

(a)The Committee may grant Options to Eligible Persons from time to time, alone, in addition to, or in tandem with, other Awards granted under this Plan. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option, and shall clearly state whether it is (in whole or in part) an Incentive Stock Option or a Non-Qualified Stock Option; provided, that failure of an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option will not affect its validity, and the portion which does not qualify as an Incentive Stock Option shall be a Non-Qualified Stock Option.

(b)If both Incentive Stock Options and Non-Qualified Stock Options are granted to a Holder, the right to exercise, to the full extent thereof, Options of either type shall not be contingent in whole or in part upon the exercise of, or failure to exercise, Options of the other type.

(c)The aggregate Fair Market Value (determined as of the Date of Grant) of the Reserved Shares with respect to which any Incentive Stock Option is exercisable for the first time by a Holder during any Plan Year under this Plan and all such plans of the Company (as defined in Section 424 of the Code) shall not exceed $100,000; provided, without limitation, that any portion of an Option designated as an Incentive Stock Option which exceeds such $100,000 limit will, notwithstanding such designation, be a validly granted Non-Qualified Stock Option.

(d)The Committee may at any time offer to buy out, for a payment in cash, an Option previously granted, based on such terms and conditions as the Committee shall establish and as communicated to the Holder by the Administrator at the time that such offer is made, provided that no such offer or payment may be made in a manner that would violate the prohibition of the NYSE (or other national securities exchange upon which the Company's securities are listed for trading) against the repricing of "underwater" options (options with an exercise price above the then-current price of the Common Stock on the NYSE) without shareholder approval.

6.Option Price.

(a)The Option Price shall be any price determined by the Committee which is not less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to a 10% Person the Option Price shall not be less than 110% of the Fair Market Value per Share on the Date of Grant. The Administrator shall determine the Fair Market Value per Share in accordance with the terms set forth in the definition thereof.

(b)Unless further limited by the Committee in any Option, the Option Price may be paid in cash, by certified or cashier's check, by wire transfer, by money order, through a Broker Assisted Exercise, with Shares (but with Shares only if expressly permitted by the terms of the Option and only with Shares owned by the Holder for at least 6 months prior to the exercise date), or by a combination of the above; provided, however, that the Administrator may accept a personal check in full or partial payment. If the Option Price is permitted to be, and is, paid in whole or in part with Shares, the value of the Shares surrendered shall be the Shares' Fair Market Value on the date delivered to the Administrator.

7.Exercise of Options. An Option shall be deemed exercised when (i) the Administrator has received written notice of such exercise in accordance with the terms of the Option, and (ii) full payment of the aggregate Option Price plus required withholding tax amounts, if any, described in Section 15, of the Reserved Shares as to which the Option is exercised has been made. Separate stock certificates shall be issued by the Parent for any Reserved Shares acquired as a result of exercising an Incentive Stock Option and a Non-Qualified Stock Option.

7
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

8.Vesting of Options.

(a)Without limitation, each Option shall Vest in whole or in part, and Reserved Shares subject to such Option shall become Vested Option Shares, or shall expire, according to the terms of the Option as expressly provided in such Option.

(b)The Committee, in its sole discretion, may accelerate the date on which all or any portion of an otherwise unvested Option shall Vest or restrictions on Restricted Shares will lapse.

9.Termination of Option Period.

(a)Unless the terms of an Option expressly provide for a different date of termination, the unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(1)on the 90th day following Holder's Separation for any reason except death, Disability or for Cause;

(2)immediately upon Separation as a result, in whole or in material part, of a discharge for Cause;

(3)on the first anniversary of a Separation by reason of death or Disability;

(4)in the case of a 10% Person, on the fifth (5th) anniversary of the Date of Grant; or

(5)on the tenth (10th) anniversary of the Date of Grant.

(b)Notwithstanding any provision of this Plan to the contrary, in the event of the proposed dissolution or liquidation of the Parent, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the proposed merger of the Parent with or into another corporation (each a "Transaction"), unless otherwise expressly provided (by express reference to this Section 9(b)) in the terms of an Option, after the public announcement of the Transaction, the Committee may, in its sole discretion, direct the Administrator to deliver a written notice ("Cancellation Notice") to any Holder of an Option, canceling the unexercised Vested portion (including the portion which becomes Vested by reason of acceleration or by virtue of the Transaction being proposed), if any, of such Option, effective on the date specified in the Cancellation Notice ("Cancellation Date"). Notwithstanding the foregoing, the Cancellation Date may not be earlier than the last to occur of (i) the 15th day following delivery of the Cancellation Notice, and (ii) the 60th day prior to the proposed date for the consummation of the Transaction ("Proposed Date"). Without limitation, the Cancellation Notice will provide that, unless the Holder elects in writing to waive, in whole or in part, a Conditional Exercise, that the exercise of the Option will be a Conditional Exercise, provided that the Holder will not be entitled to waive an exercise of an Option being a Conditional Exercise to the extent such exercise covers a portion of an Option which becomes Vested solely by virtue of the applicable Transaction being proposed. A "Conditional Exercise" shall mean that in the event the Transaction does not occur within 180 days of the Proposed Date, the exercising Holder shall be refunded any amounts paid to exercise such Holder's Option, such Option will be reissued, and the purported exercise of such Option shall be null and void ab intitio.

10.Acceleration.

(a)Unless otherwise expressly provided in the Award, in the event the Holder's Separation is by reason of the Holder's death or Disability, all Awards granted to the Holder shall become fully exercisable, Vested, or the Restricted Period shall terminate, as the case may be (hereafter, in this Section 10, such Award shall be "accelerated").

(b)Unless otherwise expressly provided in an Award, other than DSU Awards, in the event of a Change in Control (i) all Awards shall be accelerated, and (ii) in the sole discretion of the Committee, the value of some or all Awards may be cashed out on the basis of the Change in Control Price, at any time during the 60 day period immediately preceding any bona fide transaction constituting a Change in Control; provided, that if a date prior to such occurrence is selected for a cash out, any subsequent increase in the Change in Control Price will be paid to each Holder on the date

8
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

of such occurrence, or as soon thereafter as reasonably possible, but not later than 75 days from the occurrence of the Change in Control. Any acceleration for RSU Awards shall apply only to the extent permitted under Section 409A.

11.Adjustment of Reserved Shares.

(a)If at any time while this Plan is in effect or Awards with respect to Reserved Shares are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split‑up, combination or exchange of Shares, then and in such event:

(i)    appropriate adjustment shall be made in the maximum number of Reserved Shares which may be granted under Section 3, and equitably in the Reserved Shares which are then subject to each Award, so that the same proportion of the issued and outstanding Common Stock shall continue to be subject to grant under Section 3, and to such Award; and

(ii)    in addition, and without limitation, in the case of each Award (including, without limitation, Options) which requires the payment of consideration by the Holder in order to acquire Reserved Shares, an appropriate equitable adjustment shall be made in the consideration (including, without limitation the Option Price) required to be paid to acquire each Reserved Share, so that (A) the aggregate consideration to acquire all of the Reserved Shares subject to the Award remains the same, and (B) so far as possible, (and without disqualifying an Incentive Stock Option), the relative cost of acquiring each Reserved Share subject to such Award remains the same.

All such determinations shall be made by the Board in its sole discretion.

(b)The Committee may change, or may direct the Administrator to change, the terms of Options outstanding under this Plan, with respect to the Option Price or the number of Reserved Shares subject to the Options, or both, when, in the Committee's judgment, such adjustments become appropriate by reason of a corporate transaction (as defined in Treasury Regulation § 1.424‑1(a)(3)); provided, however, that if by reason of such corporate transaction an Incentive Stock Option is assumed or a new Incentive Stock Option is substituted therefor, the Committee, or at the direction of the Committee, the Administrator, may only change the terms of such Incentive Stock Option such that (i) the excess of the aggregate Fair Market Value of the Shares subject to the substituted Incentive Stock Option immediately after the substitution or assumption, over the aggregate Option Price of such Shares at such time, is not more than the excess of the aggregate Fair Market Value of all Reserved Shares subject to the Incentive Stock Option immediately before such substitution or assumption over the aggregate Option Price of such Reserved Shares at such time, and (ii) the substituted Incentive Stock Option, or the assumption of the original Incentive Stock Option does not give the Holder additional benefits which such Holder did not have under the original Incentive Stock Option. Without limiting the generality of any other provisions hereof, including, without limitation, Section 23, except to the minimum extent, if any, required by Section 424(a) of the Code with respect to Incentive Stock Options, no change made under the authority of this Section 11(b) in the terms of an Option shall alter such Option's material provisions in a way that makes such Option less valuable to its Holder.

(c)Except as otherwise expressly provided herein, the issuance by the Parent of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale for adequate consideration, or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Parent convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, Reserved Shares subject to Awards granted under this Plan.

(d)Without limiting the generality of the foregoing, the existence of outstanding Awards with respect to Reserved Shares granted under this Plan shall not affect in any manner the right or power of the Parent to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Parent's capital structure or its business; (2) any merger or consolidation of the Parent; (3) any issue by the Parent of debt securities, or preferred or preference stock which would rank above the Reserved Shares subject to outstanding Awards; (4) the dissolution or liquidation of the Parent; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

9
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

12.Transferability of Awards.

(a)Awards made under this Plan shall not be transferable by the Holder other than by will or the laws of descent and distribution, and so long as a Holder lives, only such Holder or his or her guardian or legal representative shall have the right to exercise any Award that is an Incentive Stock Option.

With respect to Awards made under this Plan (other than Incentive Stock Options), a Holder may file with the Administrator a written designation, on such form as may be prescribed by the Administrator, of the person(s) that in the event of the Holder's death are authorized to (i) exercise any Options or SARs awarded to the Holder and to receive Holder's rights pursuant to Holder's Awards and/or (ii) receive payment of any cash awards awarded to the Holder. To the extent that the Holder has completed such a designation for Awards made under this Plan, such designation will remain in effect and shall prevail with respect to any Award issued hereunder until changed in writing by the Holder, which Holder may do at any time by written notice to the Administrator, to the extent enforceable under Applicable Laws. In the event that the Holder has filed no such designation with respect to the Holder's Awards under this Plan, or where the person(s) designated by the Holder has dissolved or predeceases him or her (as applicable), the following rules apply:

(i)the Holder's beneficiary designation for the basic life insurance benefits provided by the Company shall then apply; and

(ii)in the absence of a valid basic life insurance beneficiary designation under Section 12(a)(i), the Company will allow the legal representative of the Holder's estate to exercise any and all rights under an Award, and the Holder's estate may receive any corresponding issuance of Reserved Shares or other payment authorized under the terms of this Plan.

(b)In order to avoid the termination of Non-Qualified Stock Options or SARs following the death of a Holder, any and all outstanding Non-Qualified Stock Options or SARs which become Vested upon the Holder's death are deemed to be exercised on the day immediately prior to the first anniversary of the Holder's Separation by death if not exercised before that date, with any subsequent transfer by the Company to the then Holder of Reserved Shares to be made as soon as practicable, but within 75 days after the deemed exercise of the Non-Qualified Stock Options or SARs. Without limitation, any exercise under this Section 12(b) of any and all Non-Qualified Stock Options shall be effectuated by the Company on behalf of the Holder through a Broker Assisted Exercise. Any and all SARs exercised under this Section 12(b) shall be deemed to comply with the exercise requirements of Section 18(c). Any Options or SARs exercised pursuant to this Section 12(b) shall be exercised only if “in the money” as determined by the Administrator.

13.Issuance of Reserved Shares. No Holder shall be, or have any of the rights or privileges of, the owner of Reserved Shares subject to an Award unless and until certificates representing the Common Stock shall have been issued and delivered to such Holder. As a condition of any issuance of Common Stock, the Administrator may obtain such agreements or undertakings, if any, as the Administrator may deem necessary or advisable to assure compliance with any law or regulation or shareholder agreement including, but not limited to, a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Administrator, necessary or appropriate to comply with the provisions of any securities law deemed by the Administrator to be applicable to the issuance of the Reserved Shares and which are endorsed upon the Share certificates.

Share certificates issued to the Holder receiving such Reserved Shares who is a party to any shareholders agreement, voting trust, or any similar agreement shall bear the legends contained in such agreements. Notwithstanding any provision hereof to the contrary, no Reserved Shares shall be required to be issued with respect to an Award unless counsel for the Parent shall be reasonably satisfied that such issuance will be in compliance with applicable federal or state securities laws.

In no event shall the Company be required to sell or issue Reserved Shares under any Award if the sale or issuance thereof would constitute a violation of applicable federal or state securities law or regulation or a violation of any other law or regulation of any governmental authority or any national securities exchange. As a condition to any sale or issuance of Reserved Shares, the Company may place legends on Reserved Shares, issue stop transfer orders, and require such agreements or undertakings as the Company may deem necessary or advisable to assure compliance with any such law or regulation.

Without limitation, the Company shall use its best efforts to register the Reserved Shares with the Securities and Exchange Commission under a Form S-8.

10
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

14.Administration of this Plan.

(a)This Plan shall be administered by the Committee and, except for the powers reserved to the Board in Section 23 hereof, the Committee shall have all of the administrative powers under this Plan. Without limitation, all members of the Committee must be independent Directors under applicable rules of the NYSE.

(b)The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan and, without limitation, may delegate all of what, in its sole discretion, it determines to be primarily administrative or ministerial duties to the Administrator. The determinations under, and the interpretations of, any provision of this Plan or an Award by the Committee (or the Administrator in the exercise of his administrative authority) shall, in all cases, be in its sole discretion, and shall be final and conclusive.

(c)Any and all determinations and interpretations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting duly called, with at least two days prior notice, or (ii) without a meeting, by the written approval of all members of the Committee.

(d)No member of the Committee, or the Administrator, shall be liable for any action taken or omitted to be taken by such member or by any other member of the Committee or by the Administrator with respect to this Plan, and to the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company does hereby indemnify and agree to defend and save harmless any member of the Committee, and the Administrator, with respect to any liabilities asserted or incurred in connection with the exercise and performance of their powers and duties hereunder, unless such liabilities are judicially determined to have arisen out of such person's gross negligence, fraud or bad faith. Such indemnification shall include attorney's fees and all other costs and expenses reasonably incurred in defense of any action arising from such act of commission or omission. Nothing herein shall be deemed to limit the Company's ability to insure itself with respect to its obligations hereunder.

(e)In particular, and without limitation, except for the authority granted to the Administrator under Section 4(h) to make determinations described in subsections (i), (ii), and (iii) below while carrying out the general delegation by the Committee with respect to the grant of Awards to new Employees, the Committee shall have the sole authority, consistent with the terms of this Plan:

(i)    to determine whether and to what extent Awards are to be granted hereunder to one or more Eligible Persons;

(ii)    to determine the number of Reserved Shares to be covered by each such Award granted hereunder;

(iii)    to determine the terms and conditions of any Award granted hereunder, and to amend or waive any such terms and conditions except to the extent, if any, expressly prohibited by this Plan;

(iv)    to determine whether and under what circumstances an Option may be settled in Restricted Shares instead of Reserved Shares;

(v)    to determine whether, to what extent, and under what circumstances Awards under this Plan are to be made, and operate, on a tandem basis with other Awards under this Plan; and

(vi)    to determine (or to delegate to the Administrator the authority to determine) whether to permit payment of tax withholding requirements in Shares.

(f)Without limitation, the Committee (and the Administrator in carrying out its responsibilities under Section 4(h)) shall have the authority to adopt, alter, and repeal any or all of its rules, guidelines, and practices with respect to this Plan, and all questions of interpretation, with respect to this Plan or any Award shall be decided by the Committee (or by the Administrator in carrying out its duties under Section 4(h)), whose decision shall be final, conclusive and binding upon the Company and each other affected party.

11
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(g)Without limitation, the Committee in its sole discretion may limit the authority granted, or previously granted, hereunder by the Committee to the Administrator by notifying the Administrator in writing of such change.

15.Tax Withholding. On or immediately prior to the date on which a payment is made to a Holder hereunder or, if earlier, the date on which an amount is required to be included in the income of the Holder as a result of an Award, the Holder shall be required to pay to the Company, in cash, or in Shares (but in Shares only if expressly permitted in the Award, or by written authorization of the Administrator, and then only in the minimum amount required to satisfy the minimum withholding requirements with respect to such Award), the amount (if any) which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding requirements, and the collection of employment or other applicable taxes; provided, further, without limitation, that the Administrator may require that such payment be made in cash.

16.Restricted Share Awards.

(a)The Committee may grant Restricted Share Awards to any Eligible Person, for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified in the grant. The terms and conditions of Restricted Share Awards shall be specified in the Award. The Committee, in its sole discretion, shall determine what rights, if any, the person to whom a Restricted Share Award is made shall have in the Restricted Shares during the Restricted Period and the Restrictions applicable to the particular Award, including, without limitation, whether the holder of the Restricted Shares shall have the right to vote the Restricted Shares and the extent, if any, of Holder's right to receive Restricted Share Distributions. Unless otherwise provided in the Restricted Share Award, upon the expiration of Restrictions, the Restricted Shares shall cease to be Restricted Shares. Notwithstanding the foregoing, Holders of DSUs and RSUs shall receive Reserved Shares as provided in any applicable agreements.

(b)Generally, the Restrictions on Restricted Share Awards shall lapse in whole, or in installments, over whatever Restricted Period shall be selected by the Committee, provided that the length of the period over which the Restrictions shall lapse on Restricted Shares awarded to corporate officers of the Company (as so designated pursuant to the Company's bylaws) is not less than (i) three (3) years for Restricted Share Awards which are not performance-based or (ii) one (1) year for Restricted Share Awards which are performance-based.

(c)Without limitations, the Committee may accelerate the date on which Restrictions lapse, are waived or are accelerated with respect to Restricted Shares which comprise five percent (5%) or less of the total number of Reserved Shares authorized for issuance under this Plan under the first sentence of Section 3(a).

(d)During the Restricted Period, the certificates representing the Restricted Shares, and any Restricted Share Distributions, shall be registered in the Holder's name and bear a restrictive legend disclosing the Restrictions, the existence of this Plan, and the existence of such Restricted Share Award. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit the transfer to the Company of all or any portion of the Restricted Shares, and any assets constituting Restricted Share Distributions, which shall be forfeited in accordance with the terms of such Restricted Share Award. Restricted Shares shall constitute issued and outstanding Common Stock for all corporate purposes and the Holder shall have all rights, powers and privileges of a holder of unrestricted Shares except those that are expressly excluded under the terms of the Restricted Share Award. The Holder will not be entitled to delivery of the stock certificates until all Restrictions shall have terminated, and the Company will retain custody of all related Restricted Share Distributions (which will be subject to the same Restrictions, terms, and conditions as the related Restricted Shares) until the conclusion of the Restricted Period with respect to the related Restricted Shares; provided, that any Restricted Share Distributions shall not bear interest or be segregated into a separate account but shall remain a general asset of the Company, subject to the claims of the Company's creditors, until the conclusion of the applicable Restricted Period; provided, further, that any material breach of any terms of the Restricted Share Award, as reasonably determined by the Administrator, will cause a forfeiture of both Restricted Shares and Restricted Share Distributions. Notwithstanding anything in this paragraph to the contrary, this Section 16(d) does not apply to DSU Awards or RSU Awards.

(e)The terms and conditions of Deferred Stock Units and Restricted Stock Units shall be reflected in an Award agreement. No shares of Common Stock shall be issued at the time a Deferred Stock Unit or Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. An Eligible Person shall have no voting rights with respect to any Deferred Stock Units or Restricted Stock Units granted hereunder.

12
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(f)Deferred Stock Units or Restricted Stock Units awarded to any Eligible Person shall be subject to (A) forfeiture until fully Vested, and satisfaction of any applicable Performance Measures during such period, to the extent provided in the applicable Award agreement, and to the extent such Deferred Stock Units or Restricted Stock Units are forfeited, all rights of the Eligible Person to such Deferred Stock Units or Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award. At any time prior to full Vesting, the Committee shall have the authority to fully Vest Deferred Stock Units or Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Deferred Stock Units or Restricted Stock Units are granted, such action is appropriate and consistent with the requirements of Section 409A.

(g)Deferred Stock Units shall have such dividend rights as specified under the Denbury Resources Inc. Director Deferred Compensation Plan (as amended and restated on December 13, 2012, and as may be further amended), and any corresponding Award. Vested Deferred Stock Units may be credited with Dividend Equivalents. With respect to any outstanding Deferred Stock Units, when payable pursuant to the terms of any Award, the Company shall deliver to the Eligible Person, or his or her beneficiary, without charge, one Reserved Share for each such outstanding Deferred Stock Unit and any Dividend Equivalents credited with respect to each such Deferred Stock Unit in accordance with Section 16(f) hereof, provided, however, that, if explicitly provided in the applicable Award, the Committee may, in its sole discretion, elect to pay cash or part cash and part Reserved Shares in lieu of delivering only Shares of Common Stock for Deferred Stock Units. If a cash payment is made in lieu of delivering Shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the payment is made with respect to each Deferred Stock Unit. Dividend Equivalents payable on Deferred Stock Units shall be subject to the same Vesting requirements as the underlying Deferred Stock Unit with respect to which the Dividend Equivalents are paid, and will be paid or distributed at the same time as the Deferred Stock Units are settled or paid. If the Deferred Stock Unit with respect to which the Dividend Equivalent is paid is forfeited, such Dividend Equivalent also shall be forfeited. Dividend Equivalents shall be settled in Common Stock or in any other manner permitted by the Committee.

(h)With respect to any outstanding Restricted Stock Units, when payable pursuant to the terms of any Award, the Company shall deliver to the Eligible Person, or his or her beneficiary, without charge, one Reserved Share for each such outstanding Restricted Stock Unit and either cash equal to any Dividend Equivalents credited with respect to each such Restricted Stock Unit in accordance with Section 16(g) hereof, or in Shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents, provided, however, that, if explicitly provided in the applicable Award, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Shares of Common Stock for Restricted Stock Units. If a cash payment is made in lieu of delivering Shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Restricted Stock Unit. Dividend Equivalents payable on Restricted Stock Units shall be subject to the same Vesting requirements as the underlying Common Stock with respect to which the Dividend Equivalents are paid, and will be paid or distributed at the same time as the Restricted Stock Units are settled or paid. If the Restricted Stock Unit with respect to which the Dividend Equivalent is paid is forfeited, such Dividend Equivalent also shall be forfeited. Dividend Equivalents shall be settled either in cash or in Common Stock, at the discretion of the Committee, subject to the terms of any Award.

17.Performance Awards.

(a)Performance Awards during a Plan Year may be granted to any member of Senior Management subject to Section 162(m) of the Code ("Covered Employees") and shall in all events be specifically designated as Performance Awards, and may also be granted to other Employees. Performance Awards shall be conditioned on the satisfaction of such criteria, including those comprising the Performance Measures, as the Committee, in its sole discretion, may select.

(b)Without limitation, the Committee's grant of Performance Awards may, in its sole discretion, be made in Reserved Shares or in cash, or in a combination of Reserved Shares and cash, but the cash portion of such Award granted during any one Plan Year to any Person may not exceed $2,000,000 in a Plan Year. Under no circumstance shall dividends or Dividend Equivalents be granted on unearned Performance Awards.

(c)The Committee shall select the Performance Measures which will be required to be satisfied during the Performance Period in order to earn the Performance Award. Such Performance Measures, and the duration of any

13
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

Performance Period (provided that such Performance Period is not less than one (1) year), may differ with respect to each Covered Employee, or with respect to separate Performance Awards issued to the same Covered Employee. The selected Performance Measures, the Performance Period(s), and any other conditions to the Company's obligation to pay a Performance Award shall be set forth in each Performance Award on or before the first to occur of (i) the 90th day of the selected Performance Period, (ii) the first date on which more than 25% of the Performance Period has elapsed, and (iii) the first date, if any, on which satisfaction of the Performance Measure(s) is no longer substantially uncertain.

(d)Performance Awards shall be paid in a single payment, but will not be paid prior to the date on which the Performance Measures are attained, except that such payment may be accelerated upon the death or Disability of the Covered Employee, or as a result of a Change in Control, it being understood that if such acceleration events occur prior to the attainment of the Performance Measures, the Performance Award will not be exempt from Section 162(m) of the Code. Any accelerated payment made upon death or Disability (as defined in Section 409A of the Code or rules or regulations thereunder) or as a result of a Change in Control (as defined in Section 409A of the Code or rules or regulations thereunder) will be paid no later than March 15th of the calendar year following the end of the taxable year in which the death or such Disability of the Covered Employee occurs or in which such Change in Control occurs.

(e)The extent to which any applicable Performance Measure has been achieved shall be conclusively determined by the Committee, but may be specifically delegated to the Administrator. Without limitation, where a Covered Employee has satisfied the Performance Measures with respect to a Performance Award, if permitted under the terms of such Performance Award, the Committee, in its sole discretion, may reduce the maximum amount payable under such Performance Award.

18.Stock Appreciation Rights.

(a)The Committee shall have authority to grant (i) a SAR with respect to Reserved Shares, including, without limitation, Reserved Shares covered by any Option ("Related Option"), or (ii) a SAR with respect to, or as to some or all of, a Performance Award ("Related Performance Award"). A SAR granted with respect to a Related Option or Related Performance Award must be granted on the Date of Grant of such Related Option or Related Performance Award.

(b)For the purposes of this Plan, the following definitions shall apply:

(i)    The term "SAR" shall mean a right granted under this Plan, including, without limitation, a right granted in tandem with an Award, that shall entitle the Holder thereof to an amount equal to the SAR Spread payable as described in this Section 18(d).

(ii)    The term "SAR Spread" shall mean with respect to each SAR an amount equal to the product of (1) the excess of (A) the Fair Market Value per Share on the date of exercise, over (B) (y) if the SAR is granted in tandem with an Option, the Option Price per Reserved Share of the Related Option, or (z) if the SAR is either granted in tandem with a Performance Award or granted by itself with respect to a designated number of Reserved Shares, the Agreed Price which, without limitation, is the Fair Market Value of the Reserved Shares on the Date of Grant, in each case multiplied by (2) the number of Reserved Shares with respect to which such SAR is being exercised; provided, however, without limitation, that with respect to any SAR granted in tandem with an Incentive Stock Option, in no event shall the SAR Spread exceed the amount permitted to be treated as the SAR Spread under applicable treasury regulations or other legal authority without disqualifying the Option as an Incentive Stock Option.

(c)To exercise the SAR, the Holder shall:

(i)    Give written notice thereof to the Company, specifying the SAR being exercised and the number of Reserved Shares with respect to which such SAR is being exercised; and

(ii)    If requested by the Company, deliver within a reasonable time the agreement evidencing the SAR being exercised and, if applicable, the Related Option agreement, or Related Performance Award agreement, to the Secretary of the Company who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Holder.

14
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(d)As soon as practicable, but within 75 days after the exercise of a SAR, the Company shall transfer to the Holder Reserved Shares having a Fair Market Value on the date the SAR is exercised equal to the SAR Spread; provided, however, without limiting the generality of Section 15, that the Company, in its sole discretion, may withhold from such transferred Reserved Shares any amount necessary to satisfy the Company's minimum obligation for federal and state withholding taxes with respect to such exercise.

(e)A SAR may be exercised only if and to the extent that it is permitted under the terms of the Award which, in the case of a Related Option, shall be only when such Related Option is eligible to be exercised.

(f)Upon the exercise or termination of a Related Option, or the payment or termination of a Related Performance Award, the SAR with respect to such Related Option or Related Performance Award shall terminate.

(g)A SAR shall be transferable (i) only to the extent, if any, provided in the agreement evidencing the SAR, or (ii) if granted with respect to a Related Option, or Related Performance Award, only to the extent, if any, that such Related Option, or Related Performance Award, is transferable, and under the same conditions.

(h)Each SAR shall be on such terms and conditions not inconsistent with this Plan as the Committee may determine, provided that the term of a SAR may not extend beyond the tenth (10th) anniversary of its Date of Grant.

(i)The Holder shall have no rights as a shareholder with respect to the related Reserved Shares as a result of the grant of a SAR.

(j)With respect to a Holder who, on the date of a proposed exercise of a SAR is an officer (as that term is used in Rule 16a-1 promulgated under the 1934 Act or any similar rule which may subsequently be in effect), such proposed exercise may only occur as permitted by Rule 16b-3, including, without limitation, paragraph (e)(3)(iii) (or any similar rule which may subsequently be in effect promulgated pursuant to Section 16(b) of the 1934 Act).

19.Section 83(b) Election. If as a result of receiving an Award, a Holder receives Restricted Shares, then such Holder may elect under Section 83(b) of the Code to include in such person's gross income, for such person's taxable year in which the Restricted Shares are transferred to such Holder, the excess of the Fair Market Value (determined without regard to any Restriction other than one which by its terms will never lapse), of such Restricted Shares at the Date of Grant, over the amount (if any) paid for the Restricted Shares. If the Holder makes the Section 83(b) election described above, the Holder shall (i) make such election in a manner that is satisfactory to the Administrator, (ii) provide the Administrator with a copy of such election, (iii) promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) pay the withholding amounts described in Section 15.

20.Vesting of Restricted Shares, Options or SARs Upon Retirement Vesting Date. The unVested portion of each outstanding Award granted to a Holder in the form of Restricted Shares (other than those granted as Performance Awards, for which Vesting in connection with a Retirement Vesting Date is provided in Section 21 below), Options or SARs will vest 100% on the Holder's Retirement Vesting Date, provided that such date must be at least one year following the Date of Grant of such Award.

21.Vesting of Performance Awards in Connection With Retirement Vesting Date. The unVested portion of each Award granted to a Holder in the form of Performance Awards (or other forms of Awards which are newly instituted) will Vest in connection with a Holder's Retirement Vesting Date based on the express terms of each such Performance Award.

22.Interpretation.

(a)If any provision of this Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead this Plan shall be construed and enforced as if such provision had never been included in this Plan.

(b)THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

15
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(c)Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

(d)Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

(e)Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

23.Amendment and Discontinuation of this Plan. The Board, or the Committee (subject to the prior written authorization of the Board), may from time to time amend this Plan or any Award; provided, however, that (except to the extent provided in Section 9(b)) no such amendment may, without approval by the shareholders of the Parent, (a) increase the number of Reserved Shares or change the class of Eligible Persons, (b) permit the granting of Awards which expire beyond the maximum 10‑year period described in Section 9(a)(5), or (c) make any change for which applicable law or regulatory authority (including the regulatory authority of the NYSE or any other market or exchange on which the Common Stock is traded) would require shareholder approval or for which shareholder approval would be required for Awards to qualify as performance based awards under Section 162(m) of the Code; and provided, further, that no amendment or suspension of this Plan or any Award issued hereunder shall, except as specifically permitted in this Plan or under the terms of such Award, substantially impair any Award previously granted to any Holder without the consent of such Holder.

24.Effective Date and Termination Date. This Plan shall be effective as of the Effective Date, and shall terminate on the Termination Date; provided, without limitation, that unless otherwise expressly provided in an Award, the termination of this Plan shall not terminate an Award which is outstanding on such date.

25.Section 409A. Notwithstanding DSU Awards and RSU Awards, it is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and this Plan and the terms and conditions of all Awards shall be interpreted accordingly.  The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including, without limitation, any rules for elective or mandatory deferral of the delivery of cash or Shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award agreement, deferral election forms and procedures, and rules established by the Committee, and shall comply in all respects with Section 409A of the Code.  The following rules will apply to Awards intended to be subject to Section 409A of the Code ("409A Awards"):

(a)If an Eligible Person is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including, without limitation, applicable transition rules thereunder.

(b)The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

(c)Any distribution of a 409A Award following a Separation that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a Separation from service of a "specified employee" as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Separation.

(d)In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in this Plan or an Award agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(e)In the case of an Award providing for distribution or settlement upon Vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or an Award agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award Vested or the risk of forfeiture lapsed.

16
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(f)(i) Any adjustments made pursuant to Section 11 of this Plan to Awards that are considered "deferred compensation" within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 11 of this Plan to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator and the Committee shall not have the authority to make any adjustments pursuant to Section 11 of this Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 10 of this Plan shall be applicable only to the extent specifically provided in the Award agreement and permitted pursuant to this Section 25 of this Plan in order to ensure that such Award complies with Code Section 409A.

DENBURY RESOURCES INC.

/s/ Mark C. Allen
Mark C. Allen
Senior Vice President and Chief Financial Officer

17
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.